Form 10-K, Exhibit 13
period 1997-12-31
TALBOT BANCSHARES INC
filed 1998-03-30
CIK 1043056

[TALBOT BANCSHARES, INC. LOGO]






                                                        1997
                                                        ANNUAL
                                                        REPORT

--------------------------------------------------------------------------------
                              FINANCIAL HIGHLIGHTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                             Percent
                                                                                            Increase
Years ended December 31,                                             1997        1996      (Decrease)
-------------------------------------------------------------------------------------------------------
FOR THE YEAR
Interest income                                                   $ 19,672     $ 19,019         3.4%
Interest expense                                                     8,596        8,448         1.8%
Net interest income                                                 11,076       10,571         4.8%
Net income                                                           3,674        3,220        14.1%
Cash dividends                                                       1,010          829        21.8%
-------------------------------------------------------------------------------------------------------

AVERAGE
Total assets                                                      $255,650     $247,384         3.3%
Total deposits                                                     214,298      207,026         3.5%
Total loans                                                        174,865      168,607         3.7%
Stockholders' equity                                                29,349       26,527        10.6%
-------------------------------------------------------------------------------------------------------

AT YEAR END
Total assets                                                      $267,029     $253,184         5.5%
Total deposits                                                     224,914      215,101         4.6%
Total loans, net of unearned income                                185,293      171,701         7.9%
Stockholders' equity                                                30,972       27,920        10.9%
-------------------------------------------------------------------------------------------------------

PER SHARE
Diluted net income                                                $   3.06     $   2.72        12.5%
Cash dividends                                                         .85          .70        21.4%
Book value at year-end                                               26.04        23.54        10.6%
-------------------------------------------------------------------------------------------------------


TABLE OF CONTENTS
--------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS                                               PAGE  1
LETTER TO SHAREHOLDERS                                             PAGE  2
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS                 PAGE  3
SELECTED FINANCIAL DATA                                            PAGE 13
CONSOLIDATED FINANCIAL STATEMENTS                                  PAGE 14
INDEPENDENT AUDITORS' REPORT                                       PAGE 34
DIRECTORS AND OFFICERS                                             PAGE 35
DESCRIPTION OF BUSINESS AND EMPLOYEES                              PAGE 36

[TALBOT BANCSHARES, INC. LOGO]--------------------------------------------------


                             LETTER TO SHAREHOLDERS

Dear Shareholder,

Nineteen ninety seven was another year of record earnings for Talbot Bancshares, Inc. I am pleased to report a 14.1% increase in earnings for the year. Net income for 1997 totalled $3,674,012 compared to $3,220,317 for 1996. Diluted earnings per share were $3.06 for 1997 compared to $2.72 one year ago. This increased profitability resulted in an increase in the Company's return on average assets to 1.44% and return on stockholders' equity to 12.52% for the year. Return on average assets and return on average stockholders' equity were 1.30% and 12.14%, respectively for 1996.

Growth in loans and deposits continued in 1997, but at slower rates than we have experienced in recent years. Total loans and deposits as of December 31, 1997 were $185,293,432 and $224,913,659, respectively. As a percentage loans increased 7.9% and deposits increased 4.6%. The average yield on earning assets and rate paid on interest bearing liabilities remained unchanged from 1996 to 1997. The net interest margin increased 5 basis points to 4.58%. Net interest income increased 4.8% as a result of increased volume of loans and deposits.

Several other factors contributing to the Company's good performance in 1997 were the improvements in asset quality which resulted in a decline in the necessary provision for loan losses and an increase in noninterest income due to revised policies relating to the assessment of fees for services and the addition of new fee generating products. As expected, overhead expense increased significantly in 1997 due to the first full year of operation of our in-store branch at the Metro Supermarket in Cambridge. We also added a new full service ATM in Cambridge and incurred a variety of expenses in connection with the introduction of new products and services.

The formation of Talbot Bancshares, Inc. during 1997 was the beginning of a year of exceptional growth in shareholder value. The approval of the two for one share exchange between The Talbot Bank and Talbot Bancshares, Inc., was the beginning of a trend which resulted in the price of your stock increasing 78% for the year. In addition, the Board of Directors voted to increase cash dividends over 21% resulting in dividends of 85 cents per share being paid for the year. Capital ratios remain very strong in comparison with regulatory capital guidelines. At the end of the year our capital to asset ratio was 18.39% and our Tier 1 capital ratio was 17.13%, well above the regulatory guidelines of 8.0% and 4.0%, respectively.

While we are pleased with our performance in 1997 we remain aware of the need to continue to identify opportunities for growth and enhanced shareholder value. We look forward to those challenges again in 1998. On behalf of the Board of Directors, management and staff we wish to thank you for your continued support of The Talbot Bank and Talbot Bancshares, Inc.


                                                       /s/ W. Moorhead Vermilye
                                                       ________________________
                                                       W. MOORHEAD VERMILYE

                                                       President

--------------------------------------------------------------------------------
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                    --------
                                    OVERVIEW

The Company's net income for 1997 was $3.67 million compared to $3.22 million in 1996 and $2.68 million in 1995. Diluted earnings per share for 1997 were $3.06 compared to $2.72 and $2.27 for 1996 and 1995, respectively. All per share items have been adjusted to reflect the two for one exchange effective May 1, 1997.

The Company experienced growth in total assets of 5.5% and in total deposits of 4.6% in 1997. Loan growth of 7.9% was the primary component of total asset growth for the year. The return on average assets increased to 1.44% in 1997 from 1.30% in 1996. In addition, the return on average stockholders' equity increased to 12.52% in 1997 from 12.14% in 1996.

                              ---------------------
                              RESULTS OF OPERATIONS

NET INTEREST INCOME

Net interest income is the excess of interest and fees earned on loans and the investment portfolio, over interest paid to depositors. It is the most significant component of the Company's earnings. Net interest income for 1997 was $11,076,000 compared to $10,571,000 for 1996 and $9,228,000 for 1995. This
represents an increase of 4.8% and 14.6% for 1997 and 1996, respectively.

The following table sets forth the major components of net interest income, on a tax equivalent basis, as of December 31, 1997, 1996 and 1995.

------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                   1997                         1996                        1995
------------------------------------------------------------------------------------------------------------------
                              AVERAGE             YIELD/     Average           Yield/    Average            Yield/
                              BALANCE  INTEREST    RATE      Balance  Interest  Rate     Balance  Interest   Rate
------------------------------------------------------------------------------------------------------------------
Earning Assets
   Investment Securities:
   Taxable                    $ 53,900   $ 3,189   5.92%   $ 54,325   $ 3,086   5.68%   $ 59,110   $ 3,121    5.28%
   Non-taxable                   7,287       443   6.08       6,352       384   6.05       5,172       300    5.80
   Loans                       174,865    15,681   8.97     168,607    15,287   9.07     151,292    13,787    9.11
   Federal Funds Sold            9,590       531   5.54       8,650       463   5.36       5,838       342    5.86
                              --------   -------   ----    --------   -------   ----    --------   -------    -----
   Total earning assets       $245,642   $19,844   8.08%   $237,934   $19,220   8.08%   $221,412   $17,550    7.93%
                                         -------                      -------                      -------
Non-interest earning
   assets                     $ 10,008                     $  9,450                     $  8,747
                              --------                     --------                     --------
Total assets                  $255,650                     $247,384                     $230,159
                              ========                     ========                     ========

Interest bearing liabilities:
   Demand                     $ 42,945   $ 1,334   3.11%   $ 41,003   $ 1,250   3.05%   $ 39,607   $ 1,363    3.44%
   Savings                      62,908     1,939   3.08      64,570     1,999   3.10      66,328     2,348    3.54
   Time                         88,326     4,859   5.50      83,226     4,661   5.60      67,206     3,807    5.66
                              --------   -------   ----    --------   -------   ----    --------   -------    -----
   Interest bearing deposits   194,179   $ 8,132   4.19    $188,799   $ 7,910   4.19     173,141     7,518    4.34
   Borrowings                   10,862       464   4.29      12,675       538   4.25      14,605       689    4.65
                              --------   -------   ----    --------   -------   ----    --------   -------    -----
   Total interest bearing
     liabilities              $205,041   $ 8,596   4.19%   $201,474   $ 8,448   4.19%   $187,746   $ 8,207    4.37%
                                         -------                      -------                      -------
Non-interest bearing
   liabilities                 $20,119                     $ 19,383                     $ 18,549
Stockholders' equity            30,490                       26,527                       23,864
                              --------                     --------                     --------
Total liabilities and
   stockholders' equity       $255,650                     $247,384                     $230,159
                              ========                     ========                     ========

Net interest spread                      $11,248   3.89%              $10,772    3.89%             $ 9,343    3.56%
                                         =======                      =======                      =======
Net interest margin                                4.58%                         4.53%                        4.22%

[TALBOT BANCSHARES, INC. LOGO]--------------------------------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Net interest income on a tax equivalent basis increased $476 thousand or 4.4% in 1997 due to growth in loans. The average balance of earning assets increased $7.7 million or 3.2% in 1997. Average loans accounted for $6.3 million of this increase and represented 71% of average earning assets in 1997 compared to 71% and 68% in 1996 and 1995, respectively.

The overall yield on earning assets remained unchanged at 8.08%. Increases in the yield on investment securities and Federal funds sold were absorbed by a slight decline in loan yields. Even though interest rates were stable during 1997, the competition for quality loans resulted in lower overall yields. The average yield on earning assets increased 13 basis points to 8.08% in 1996 compared to 1995.

Overall interest expense increased due to growth in interest bearing deposits. The average rate paid on those deposits remained unchanged at 4.19% for 1997 and 1996. The rate paid on interest bearing liabilities decreased 18 basis points to 4.19% in 1996 compared to 1995. The Company's net interest margin for 1997 was 4.58% compared to 4.53% and 4.22% for 1996 and 1995, respectively.

The following Rate/Volume Variance Analysis identifies the portion of the changes in net interest income which are attributable to changes in volume of average balances or to changes in the yield on earning assets and rates paid on interest bearing liabilities.

                                                  1997 OVER(UNDER) 1996                 1996 over(under) 1995
                                               --------------------------          ------------------------------
                                                TOTAL          CAUSED BY            Total          Caused By
                                                               ---------                           ---------
(dollars in thousands)                         VARIANCE     RATE      VOLUME       Variance     Rate       Volume
-----------------------------------------------------------------------------------------------------------------
Interest income from earning assets:
    Federal funds sold                           $ 68       $ 15       $ 53        $  122      $ (29)     $  151
    Taxable investment securities                 165        130         35           (35)       235        (270)
    Non-taxable investment securities              (4)        --         (4)           84         13          71
    Loans                                         395       (166)       561         1,500        (70)      1,570
-----------------------------------------------------------------------------------------------------------------
Total interest income                             624        (21)       645         1,671        149       1,522
-----------------------------------------------------------------------------------------------------------------

Interest expense on deposits and borrowed funds:
    Interest bearing demand                        84         32         52          (113)      (178)         65
    Savings deposits                              (60)        (8)       (52)         (349)      (295)        (54)
    Time deposits                                 198        (83)       281           854        (24)        878
    Securities sold under
      agreements to repurchase                    (74)         5        (79)         (147)       (68)        (79)
    Short term borrowings                          --         --         --            (4)        --          (4)
-----------------------------------------------------------------------------------------------------------------
Total interest expense                            148        (54)       202           241       (565)        806
-----------------------------------------------------------------------------------------------------------------
Net interest income                              $476       $ 33       $443        $1,430      $ 714      $  716
-----------------------------------------------------------------------------------------------------------------

PROVISION FOR CREDIT LOSSES

The provision for credit losses is the amount necessary to maintain the allowance for credit losses at a level sufficient to absorb potential losses in the loan portfolio. Management's analysis of the adequacy of the allowance for credit losses is based on a risk rating system which is updated quarterly. Reviews of individual problem loans or loan relationships are performed to assess the potential loss exposure to the Company and a specific reserve is established. Past credit loss experience and local economic trends are considered in determining a loss percentage inherent in smaller balance loans and homogenous loan pools.

The provision for credit losses was $225,000 in 1997 compared to $955,000 in 1996 and $540,000 in 1995. Net charge-offs in 1997 totalled $415,400 compared to $303,995 in 1996 and $330,350 in 1995. Net charge-offs as a percentage of average loans outstanding increased to .24% in 1997 compared to .18% and .22% in 1996 and 1995, respectively. Past due loans at December 31, 1997 included $1,024,000 of mortgages which were well secured and in the process of collection. Management feels the allowance for credit losses of $2,537,920 is adequate at December 31, 1997.

--------------------------------------------------------------------------------
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

NONINTEREST INCOME

The components of noninterest income are service charges and fees, gain on sale of securities, income or loss from unconsolidated subsidiary and other miscellaneous items. Total noninterest income increased approximately $139,000 or 24% in 1997 from the previous year. Changes in the Company's policies relating to the assessment of service charges resulted in significant increases for 1997. Gains on sales of securities totaled $5,519 in 1997 compared to losses of $22,732 and gains of $22,070 in 1996 and 1995, respectively. Earnings of the Company's unconsolidated subsidiary, Eastern Shore Mortgage Corporation improved in 1997 as the result of a reorganization of the Company. In 1997 the bank recorded a loss on it's investment in Eastern Shore Mortgage Corporation of $8,681 compared to a loss of $32,699 in 1996 and $7,050 in 1995.

                                                 Years Ended                       Change from Prior Year
                                         --------------------------       ----------------------------------------
                                                                                1997/96               1996/95
                                                                          ------------------     -----------------
                                         1997       1996       1995       AMOUNT     PERCENT     Amount    Percent
------------------------------------------------------------------------------------------------------------------
Service charges on deposit accounts    $536,801   $504,746  $485,514     $ 32,055       6.4%   $ 19,232       4.0%
Other service charges and fees          120,700     77,072    79,767       43,628      56.6%     (2,695)     (3.4)
Gain on sale of securities                5,519    (22,732)   22,070       28,251     124.3%    (44,802)   (203.0)
Income(Loss) from unconsolidated
  subsidiary                             (8,681)   (32,700)   (7,050)      24,019     73.51%    (25,650)   (363.8)
Other noninterest income                 59,023     47,827    36,700       11,196      23.4%     11,127      30.3
------------------------------------------------------------------------------------------------------------------
Total                                  $713,362   $574,213  $617,001     $139,149      24.2%   $(42,788)     (6.9)%
------------------------------------------------------------------------------------------------------------------

NONINTEREST EXPENSES

Total noninterest expense increased approximately $610,000 or 11.7% in 1997. The primary factor contributing to this increase was the full year operating expenses associated with the Metro Market branch which opened in September 1996. As a percentage salaries and employee benefits increased 8.7%. Without the expense of the Metro branch the increase was approximately 5.5%. The development and introduction of new products such as Debit and Credit Cards, Telephone Banking and PC Banking also contributed to increased overhead. In 1996, the Bank experienced a decline in FDIC insurance premiums of $225,000. During 1997, premiums increased $25,000.

                                                 Years Ended                       Change from Prior Year
                                         --------------------------       ----------------------------------------
                                                                                1997/96               1996/95
                                                                          ------------------     -----------------
                                         1997       1996       1995       AMOUNT     PERCENT     Amount    Percent
------------------------------------------------------------------------------------------------------------------
Salaries and Employee benefits       $3,381,687 $3,111,577 $2,880,724    $270,110       8.7%  $ 230,853       8.0%
Occupancy expense                       396,753    332,039    310,275      64,714      19.5%     21,764       7.0
Furniture and equipment expense         285,208    280,133    257,766       5,075       1.8%     22,367       8.7
Data processing                         320,430    272,899    266,376      47,531      17.4%      6,523       2.4
FDIC Insurance                           26,408      1,500    226,447      24,908        --    (224,947)    (99.3)
Other operating expenses              1,417,938  1,220,629  1,141,910     197,309      16.2%     78,719       6.9
------------------------------------------------------------------------------------------------------------------
Total                                $5,828,424 $5,218,777 $5,083,498    $609,647      11.7%  $ 135,279       2.7%
------------------------------------------------------------------------------------------------------------------

[TALBOT BANCSHARES, INC. LOGO]--------------------------------------------------


                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INCOME TAXES

In 1997, 1996 and 1995 the Bank's effective tax rates on earnings were 35.9%, 35.2% and 36.4%, respectively. These effective rates differ from statutory rates due to levels of tax-exempt income and non-deductibility of some interest expense.

                               -------------------
                               FINANCIAL CONDITION

Asset and liability composition, asset quality, capital resources, liquidity and sensitivity to changes in interest rates are all factors which are used to measure the Company's financial condition.

ASSETS

Asset growth slowed in 1997 when compared to growth rates experienced in 1996 and consisted primarily of loan growth. Total assets increased 5.5% to $267,029,000 at December 31, 1997 compared to an increase of 8.0% for 1996. Average total assets increased 3.3% for 1997 compared to an increase of 7.5% for 1996. The loan portfolio represents 71% of earning assets and is the primary source of income for the Company. Funding for loans is primarily provided by core deposits and short term borrowings.

The following table sets forth the average balance of the components of average earning assets as a percentage of total average earning assets as of December 31:

                                             1997            1996            1995            1994            1993
                                             ----            ----            ----            ----            ----
Investment Securities                        24.91%          25.50%          29.03%          30.61%          25.31%
Loans                                        71.18           70.86           68.33           65.57           69.26
Federal funds sold                            3.91            3.64            2.64            3.82            5.43
                                            ------          ------          ------          ------          ------
                                            100.00%         100.00%         100.00%         100.00%         100.00%
                                            ======          ======          ======          ======          ======

LOANS

Average loans increased 3.7% in 1997 compared to 11.4% growth experienced in 1996. Total loans, net of unearned income totaled $185,293,000 on December 31, 1997 an increase of $13,593,000 or 7.9% when compared to 1996.

Real estate construction loans increased $2,729,000 totalling $9,537,000 at December 31, 1997. Mortgage loans increased $14,470,000 or 11.8% during 1997. These increases were attributable primarily to increased activity in the local real estate market. Because the Company's loans are predominantly real estate secured weaknesses in the local real estate market may have an adverse effect on collateral values. The Company does not have any concentrations of loans in any particular industry, nor does it engage in foreign lending activities.

The table below sets forth the composition of the loan portfolio at December 31.

                                                        1997          1996         1995         1994         1993
                                                        ----          ----         ----         ----         ----
                                                                          (Dollars in thousands)
Commercial, financial and agricultural                $ 31,348     $ 32,662     $ 28,054     $ 22,034      $ 27,339
Real Estate - Construction                               9,537        6,808        6,631        3,890         4,550
Real Estate - Mortgage                                 137,193      122,723      118,798      105,110       101,640
Consumer                                                 7,215        9,508        8,801       12,191        14,486
                                                      --------     --------     --------     --------      --------
  Total Loans                                         $185,293     $171,701     $162,284     $143,225      $148,015
                                                      ========     ========     ========     ========      ========

--------------------------------------------------------------------------------
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The Company maintains an allowance for credit losses based upon its analysis of non-performing and problem loans, as well as historical credit loss experience and local economic trends. Total non-performing assets of the Company decreased and represented .75% of total loans, net of unearned income at December 31, 1997 compared to 1.08% one year earlier. Past due loans increased at December 31, 1997, however, they consisted primarily of well secured real estate loans.

The following table summarizes the past due and non-performing assets of the Company as of December 31.

                                                                        1997                1996              1995
                                                                        ----                ----              ----
                                                                                   (Dollars in thousands)
Non-performing assets:
  Non-accrual loans                                                    $1,282             $1,551            $2,539
  Other real estate and other assets owned                                114                299               147
                                                                       ------             ------            ------
Total non-performing assets                                             1,396              1,850             2,686
Past due loans                                                          1,422                654               356
                                                                       ------             ------            ------
  Total non-performing assets and past due loans                       $2,818             $2,504            $3,042
                                                                       ======             ======            ======
Non-performing assets to total loans,
  net of unearned income, at period end                                   .75%              1.08%             1.68%
Non-performing assets and past due loans,
  to total loans, net of unearned income, at period end                  1.52%              1.46%             1.90%


The allowance for credit losses as a percentage of average loans was 1.45% at December 31, 1997 compared to 1.62% at December 31, 1996 and 1.37% at December 31, 1995. During 1996 the Company increased its provision for credit losses due to the growth in loans and other relevant factors. Management feels the allowance is adequate at December 31, 1997.

The following table sets forth a summary of the Company's loan loss experience for the years ended December 31.

                                                1997            1996          1995           1994           1993
                                                ----            ----          ----           ----           ----
                                                      (Dollars in thousands)
Balance, beginning of year                     $  2,728       $  2,077      $  1,868       $  1,750       $  1,525
                                               --------       --------      --------       --------       --------
   Recoveries:
     Real estate loans                                5             11             5             33              9
     Installment loans                               34             48            34             57             44
     Commercial and other                            20             48            44             69            118
                                               --------       --------      --------       --------       --------
                                                     59            107            83            159            171
                                               --------       --------      --------       --------       --------

   Provision                                        225            955           540            525          2,911
                                               --------       --------      --------       --------       --------
   Loans charged-off:
     Real estate loans                             (137)          (107)         (120)          (169)          (383)
     Installment loans                              (69)           (67)          (58)          (104)          (118)
     Commercial and other                          (268)          (237)         (236)          (293)        (2,356)
                                               --------       --------      --------       --------       --------
                                                   (474)          (411)         (414)          (566)        (2,857)
                                               --------       --------      --------       --------       --------

Balance, end of year                           $  2,538       $  2,728      $  2,077       $  1,868       $  1,750
                                               --------       --------      --------       --------       --------
     Average loans outstanding                 $174,865       $168,607      $151,292       $144,039       $145,082
                                               ========       ========      ========       ========       ========
     Percentage of net charge-offs to average
        loans outstanding during the year           .24%           .18%          .22%           .28%          1.85%
     Percentage of allowance for loan losses
       at year-end to average loans                1.45%          1.62%         1.37%          1.30%          1.21%

[TALBOT BANCSHARES, INC. LOGO]--------------------------------------------------


                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INVESTMENT SECURITIES

The investment portfolio is structured to provide liquidity for the Company and also plays an important role in the overall management of interest rate risk. In accordance with Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, the securities in the investment portfolio are classified as Held to Maturity or Available for Sale. Investment securities held to maturity are stated at cost adjusted for amortization of premiums and accretion of discounts. The Company has the intent and ability to hold such securities until maturity. Investment securities available for sale are stated at estimated fair value based on quoted market prices. They represent securities which may be sold as part of the Company's asset/liability strategy or which may be sold in response to changing interest rates. Net unrealized holding gains and losses on these securities are reported as a separate component of stockholders' equity, net of related income taxes. At December 31, 1997 the Company had classified 61% of the portfolio as available for sale and 39% as held to maturity compared to 51% and 49% one year ago. The percentage of securities designated as available for sale have increased since 1996 to support the anticipated growth and liquidity needs of the Company.

The average balance of the investment portfolio increased $510,000 in 1997 after declining $3,605,000 during 1996. Growth in loans during 1997 was funded through increased deposits, while in 1996 loan growth exceeded deposit growth and maturities in the investment portfolio were used to fund loans. During 1997 maturities of mortgage backed securities and collateralized mortgage obligations were reinvested in U.S. Government agency securities to provide a higher average yield to the Company without affecting the overall safety of the portfolio. The Company does not generally invest in structured notes or other derivative securities.

FEDERAL FUNDS SOLD

The Company invests excess cash balances in overnight investments, or federal funds sold, with its correspondent banks. Federal funds sold are maintained at a level necessary to meet the immediate liquidity needs of the Company. The average balance of federal funds sold increased $940,000 to $9,590,000 for 1997 representing a 10.9% increase over 1996.

DEPOSITS

The Company utilizes core deposits to fund its earning assets. At December 31, 1997 and 1996 deposits provided funding for 87% of average earning assets. For 1995 the ratio was 86%. Average deposits increased 3.5% in 1997 and 8.6% in 1996. Rates paid on interest-bearing liabilities remained essentially unchanged from 1996 to 1997 resulting in an overall cost of funds for both years of 4.19%. The Company lowered rates paid on interest-bearing deposits in 1996 resulting in a decline in the cost of funds of 18 basis points from 4.37% to 4.19%. The overall mix of deposits did not change significantly from 1996 to 1997. Average demand deposits increased 10.4% in 1997 compared to 4.2% in 1996. Average NOW and SuperNOW deposits increased 4.7% compared to 3.5% in 1996. Demand deposits and interest-bearing transaction accounts comprised 29.4% and 28.6% of total average deposits for 1997 and 1996 respectively.

The following table sets forth the average balances of deposits and the percentage of each category to total deposits for the years ended December 31.

                                                                        Average Balances
                                          -----------------------------------------------------------------------
                                                   1997                       1996                     1995
                                          ---------------------      --------------------     -------------------
                                                                    (Dollars in thousands)
Non interest-bearing demand               $ 20,119         9.39%     $ 18,227        8.80%    $ 17,487       9.17%
Interest-bearing deposits
   NOW and SuperNOW                         42,945        20.04%       41,003       19.81%      39,607      20.78%
   Savings                                  12,931         6.03%       12,874        6.22%      13,870       7.27%
   Money Management                         49,977        23.32%       51,696       24.97%      52,458      27.52%
   CD's and other Time deposits
     less than $100,000                     60,508        28.24%       57,014       27.54%      50,605      26.55%
   CD's $100,000 or more                    27,818        12.98%       26,212       12.66%      16,601       8.71%
                                          --------       ------      --------      ------     --------     ------
                                          $214,298       100.00%     $207,026      100.00%    $190,628     100.00%
                                          ========       ======      ========      ======     ========     ======

--------------------------------------------------------------------------------
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The average balance of certificates of deposit with balances of $100,000 or more increased $1,606,000 or 6.1% in 1997 compared to an increase of $9,611,000 or 57.9% in 1996. The growth in 1996 was primarily attributable to growth in the deposits of counties and municipalities in the Company's market area. The Company does not accept brokered deposits, nor does it rely on purchased deposits as a funding source for loans.

The following table sets forth the maturity ranges of certificates of deposit with balances of $100,000 or more on December 31, 1997 (in thousands):

           Three months or less         $14,772
           Three through six months       3,857
           Six through twelve months      5,622
           Over twelve months             1,512
                                        -------
                                        $25,763
                                        =======

OTHER INTEREST-BEARING LIABILITIES

Short term borrowings consist primarily of securities sold under agreement to repurchase. These short term obligations are issued in conjunction with cash management services for deposit customers. The average balance of these borrowings decreased $1,813,000 or 14.3% in 1997 and $1,930,000 or 13.2% in
1996. From time to time in order to meet short term liquidity needs the Company may borrow from a correspondent bank under a federal funds line of credit arrangement. There were no borrowings under this arrangement during 1997 or 1996.

The following table sets forth the Company's position with respect to short term borrowings:

                                                         1997                   1996                  1995
                                                   -----------------       ----------------      ----------------
                                                            INTEREST               Interest              Interest
                                                   BALANCE    RATE         Balance   Rate        Balance   Rate
-----------------------------------------------------------------------------------------------------------------
                                                                       (Dollars in thousands)
FEDERAL FUNDS PURCHASED AND SECURITIES SOLD
 UNDER AGREEMENTS TO REPURCHASE:
     Outstanding at year end                       $10,264     4.41%      $ 9,268     5.03%     $12,946     4.36%
     Average outstanding for the year               10,862     4.29        12,675     4.25       14,605     4.72
     Maximum outstanding at any month end           14,301       --        16,724       --       17,556       --


The Company does not have any long term debt.

                                -----------------
                                CAPITAL RESOURCES

The Company continues to maintain capital at levels in excess of those required by the federal banking agencies. Total stockholders' equity was $30,972,000 at December 31, 1997, 10.9% higher than the previous year. Average stockholders' equity was $29,349,000 for 1997, an increase of 10.6% compared to 1996. The Board of Directors increased dividends paid to shareholders 21% during 1997 without any negative impact on capital ratios.

Statement of Financial Accounting Standards No. 115 requires the Bank to record unrealized holding gains (losses) on investment securities available-for-sale as a separate component of stockholder's equity. As of December 31, 1997, the portion of the Bank's investment portfolio designated as "available-for-sale" had unrealized holding gains of $131,231, net of tax. Management has established policies to monitor the investment portfolio in order to prevent any material negative affect on capital.

[TALBOT BANCSHARES, INC. LOGO]--------------------------------------------------


                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following table compares the Company's capital ratios to the regulatory requirements:

                                                                                                        Regulatory
December 31,                                                         1997                1996          Requirements
---------------------------------------------------------------------------------------------------------------------------
                                                                                   ($ in thousands)
Tier 1 capital                                                     $ 30,841            $ 28,063
Tier 2 capital                                                        2,253               1,939
---------------------------------------------------------------------------------------------------------------------------

Total capital, less deductions                                     $ 33,094            $ 30,002
Risk-adjusted assets                                               $179,993            $169,043
Risk-based capital ratios:
   Tier 1                                                             17.13%              16.60%               4.0%
   Total capital                                                      18.39%              17.75%               8.0%
---------------------------------------------------------------------------------------------------------------------------

Total capital                                                      $ 30,841            $ 28,063
Total adjusted assets                                              $266,271            $254,267
Leverage capital ratio                                                11.58%              11.04%               4.0%
---------------------------------------------------------------------------------------------------------------------------

Management knows of no trends or demands, commitments, events or uncertainties which may materially affect capital.

                                    ---------
                                    LIQUIDITY

Liquidity describes the ability of the Company to meet financial obligations that arise during the normal course of business. Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of customers and to fund current and planned expenditures. Liquidity is derived through increased customer deposits, maturities in the investment portfolio, loan repayments and income from earning assets. To the extent that deposits are not adequate to fund customer loan demand, liquidity needs can be met in the short-term funds markets. The Company has an arrangement with a correspondent bank whereby it has a $10,000,000 line of credit available to meet any short-term needs (30 days) which may not be funded by its large portfolio of readily marketable investments that can be converted to cash if needed. There are no known trends or demands, commitments, events or uncertainties that management is aware of which will materially affect the Company's ability to maintain liquidity at satisfactory levels.

                            -------------------------
                            INTEREST RATE SENSITIVITY

The earnings of the Company are dependent on the net interest income of the Bank. Interest rate sensitivity is an important factor in the management of the composition and maturity configurations of the Bank's earning assets and funding sources. The Bank's interest rate sensitivity position is managed to maintain an appropriate balance between the maturity and repricing characteristics of assets and liabilities that is consistent with the Bank's liquidity analysis, growth and capital adequacy goals. It is the objective of Bank management to maximize net interest margins during periods of volatile as well as stable interest rates, to attain earnings growth and to maintain sufficient liquidity to satisfy depositors' requirements and meet credit needs of customers. The Board of Directors has adopted an asset liability management policy which requires management and the asset liability committee to closely monitor the Bank's exposure to changes in interest rates.

Management's primary tool for monitoring interest rate sensitivity is "gap" analysis which summarizes the amount of interest sensitive assets and liabilities which will reprice over various time intervals. The difference between the volume of assets and liabilities repricing in each interval is the interest sensitivity "gap". "Positive gap" occurs when more assets reprice in a given time interval, while "negative gap" occurs when more liabili-

--------------------------------------------------------------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


ties reprice. The Company had a positive gap position within the one year repricing interval. Management has classified money management, savings and NOW accounts primarily in the over 1 year interval because they have not historically repriced in accordance with general changes in interest rates. The following table summarizes the Company's interest sensitivity at December 31, 1997 based upon contractual maturity if fixed rate or earliest repricing date if variable rate.

---------------------------------------------------------------------------------------------------------------------
                                                                        3 Months    Total    Over 1 Year
                                                           3 Months     Through     Within    and not
December 31, 1997                              Immediate   or Less      12 Months  One Year  Classified     Total
---------------------------------------------------------------------------------------------------------------------
                                                                      (Dollars in Thousands)
EARNING ASSETS:
   Loans - net of unearned income              $41,014     $ 15,593   $ 28,140    $ 84,747    $100,546    $185,293
   Investment securities                            --        2,543     13,638      16,181      45,297      61,478
   Federal Funds Sold                            8,057           --         --       8,057          --       8,057
---------------------------------------------------------------------------------------------------------------------
     TOTAL EARNING ASSETS                       49,071       18,136     41,778     108,985     145,843     254,828
---------------------------------------------------------------------------------------------------------------------
INTEREST-BEARING LIABILITIES:
   Money management, Savings and NOW's              --           --     11,574      11,574     102,088     113,662
   Certificates of deposit $100,000 and over        --       14,772      9,479      24,251       1,512      25,763
   All other time deposits                         224       21,148     35,429      56,801       4,992      61,793
   Short-term borrowings                        10,264           --         --      10,264          --      10,264
---------------------------------------------------------------------------------------------------------------------
     TOTAL INTEREST-BEARING LIABILITIES         10,488       35,920     56,482     102,890     108,592     211,482
---------------------------------------------------------------------------------------------------------------------
NET NONINTEREST BEARING LIABILITIES AND
   OTHERFUNDINGSOURCES                              --           --         --          --      43,346      43,346
---------------------------------------------------------------------------------------------------------------------
INTEREST SENSITIVITY GAP
   ASSET SENSITIVE (LIABILITY SENSITIVE)       $38,583     $(17,784)  $(14,704)   $  6,095    $ (6,095)   $     --
---------------------------------------------------------------------------------------------------------------------

In addition to gap analysis, the Bank utilizes a simulation model to quantify the effect a hypothetical plus or minus 200 basis point change in rates would have on net interest income and the fair value of capital. The model takes into consideration the effect of call features of investments as well as prepayments of loans in periods of declining rates. When actual changes in interest rates occur the changes in interest earning assets and interest bearing liabilities may differ from the assumptions used in the model. As of December 31, 1997 the model produced the following sensitivity profile for net interest income and the fair value of capital:


                                                                          Immediate Change in Rates
                                                          -------------------------------------------------------
                                                          +200 Basis Points    -200 Basis Points     Policy Limit
-----------------------------------------------------------------------------------------------------------------
% Change in Net Interest Income                                 9.95%              (11.76)%              + 25%
                                                                                                         -
% Change in Fair Value of Capital                               1.46%               (5.03)%              + 15%
                                                                                                         -

[TALBOT BANCSHARES, INC. LOGO]--------------------------------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

YEAR 2000

Since the earliest days of electronic computers programmers have used two digits to represent the year in date fields. The year 2000 problem exists because a two digit representation of the year will be interpreted in many applications to be the year 1900, not 2000, unless date or program logic is modified. Left uncorrected the improper recognition of dates in computer applications would result in disruptions to operations, miscalculations and possible system failures.

The Company began preparing for the year 2000 in 1996 with the formation of a special Y2K committee. Management recently completed its formal Year 2000 Compliance Plan which calls for all operating systems to be Year 2000 compliant by December 31, 1998. The committee members each have responsibility for different aspects of the Year 2000 ranging from in-house systems, to service bureaus, vendors, customers and suppliers. The company utilizes a service bureau for the processing of customer accounts and transactions, and other accounting records. The service bureau has provided the company with a copy of its Year 2000 compliance plan which has been reviewed and is incorporated in the Company's plan. The largest cost for Year 2000 compliance will consist of computer hardware and software costs. These costs will be capitalized and expensed over their useful lives in accordance with Company policy. Personnel costs associated with the Year 2000 are being expensed as incurred. The cost of Year 2000 compliance is not expected to have a material impact on the Company's results of operations.

                        ---------------------------------
                        RECENT STOCK PRICES AND DIVIDENDS

The Company's stock is quoted on the OTC Bulletin Board (OTCBB) under the symbol TABS and is traded infrequently. Price information listed on the OTCBB is based upon the participation of market makers for the Company's stock. The following table indicates cash dividends paid per share for each quarter of 1997, 1996 and 1995 and the ranges of representative sales prices for the stated periods, based on actual transfers recorded by the transfer agent.

                                        1997                          1996                         1995
                              Price Range      Dividends     Price Range     Dividends    Price Range   Dividends
                            High       Low       Paid        High    Low       Paid       High    Low     Paid
-----------------------------------------------------------------------------------------------------------------
First Quarter               $26.00 - 25.00       $.15     $22.50 - 22.00      $.125    $20.00 - 19.00    $ .10
Second Quarter               33.75 - 27.25        .15      23.00 - 22.00       .125     20.00 - 19.00     .125
Third Quarter                40.00 - 40.00        .15      25.00 - 23.50       .125     21.00 - 19.50     .125
                                                 ----                         -----                      -----
Fourth Quarter               44.50 - 40.00        .40      25.00 - 24.50       .325     22.50 - 20.00     .275
                                                 ====                         =====                      =====
                                                 $.85                         $ .70                      $.625

--------------------------------------------------------------------------------
                             SELECTED FINANCIAL DATA

The following table sets forth certain selected financial data for the five years ended December 31, 1997 and is qualified in its entirety by the detailed information and financial statements, including notes thereto, included elsewhere or incorporated by reference in this annual report. This data should be read in conjunction with the financial statements and related notes thereto, included elsewhere in this annual report and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                        Years Ended December 31,
                                                            1997           1996           1995          1994          1993
---------------------------------------------------------------------------------------------------------------------------
                                                                     ($ in thousands, except per share data)
SUMMARY OF OPERATING RESULTS:
  Total interest income                                $   19,672     $   19,019     $   17,435    $   15,452   $   14,781
  Total interest expense                                    8,596          8,448          8,207         7,178        6,911
                                                       ----------     ----------     ----------    ----------   ----------
  Net interest income                                      11,076         10,571          9,228         8,274        7,870
  Provision for credit losses                                 225            955            540           525        2,911
                                                       ----------     ----------     ----------    ----------   ----------
  Net interest income after provision for credit losses    10,851          9,616          8,688         7,749        4,959
  Noninterest income                                          713            574            617           633          982
  Noninterest expense                                       5,828          5,219          5,083         4,887        4,540
                                                       ----------     ----------     ----------    ----------   ----------
  Income before income taxes                                5,736          4,971          4,222         3,495        1,401
  Provision for income taxes                                2,062          1,751          1,538         1,232          483
                                                       ----------     ----------     ----------    ----------   ----------
    NET INCOME                                         $    3,674     $    3,220     $    2,684    $    2,263   $      918
                                                       ==========     ==========     ==========    ==========   ==========

PER SHARE DATA:
  Diluted Net income                                   $     3.06     $     2.72     $     2.27    $     1.93         $.79
  Dividends paid                                              .85            .70           .625           .50         .475
  Book value at end of period                               26.04          23.54          21.32         18.86        18.60
  Weighted average common shares(1)                     1,199,130      1,185,410      1,180,154     1,175,958    1,168,002

OTHER DATA (AT YEAR END):
  Total assets                                         $  267,029     $  253,184     $  234,406    $  231,700   $  226,622
  Total deposits                                          224,914        215,101        195,447       193,364      199,143
  Total loans, net of unearned income
    and allowance for credit losses                       182,756        168,972        160,207       141,358      146,265
  Total stockholders' equity                               30,972         27,920         25,193        22,204       21,798

RETURN ON EQUITY AND ASSETS:
  Return on average total assets                             1.44%          1.30%          1.17%          .99%         .46%
  Return on average stockholders' equity                    12.52%         12.14%         11.25%        10.32%        4.18%
  Average stockholders' equity to average total assets      11.93%         10.72%         10.37%         9.59%        9.99%

(1) The weighted average common shares includes the effect of dilution of stock options outstanding at period end.

[TALBOT BANCSHARES, INC. LOGO]--------------------------------------------------


                           CONSOLIDATED BALANCE SHEETS
                           December 31, 1997 and 1996

                                                                                            1997           1996
-----------------------------------------------------------------------------------------------------------------
ASSETS
   Cash and due from banks (Note 3)                                                   $   8,108,370  $  7,013,605
   Federal funds sold                                                                     8,056,873     7,572,840
   Investments in debt securities: (Notes 1 and 4)
     Available for sale - at fair value                                                  37,329,801    32,201,161
     Held to maturity - at amortized cost - fair value of
        $24,256,659 (1997) and $30,743,571 (1996)                                        24,148,612    30,608,360
   Loans, less allowance for credit losses (1997) $2,537,920
     (1996) $2,728,320 (Note 5)                                                         182,755,512   168,972,240
   Premises and equipment (Notes 1 and 6)                                                 3,144,436     3,187,665
   Accrued interest receivable on loans and investment securities                         1,948,608     1,828,130
   Deferred income tax benefits (Notes 1 and 12)                                            455,070       736,619
   Other real estate (Note 1)                                                               113,579       298,513
   Other assets (Notes 7 and 11)                                                            968,278       764,873
                                                                                      -------------  ------------
        Total assets                                                                   $267,029,139  $253,184,006
                                                                                       ============  ============
LIABILITIES
   Deposits: (Notes 4 and 8)
     Noninterest-bearing demand                                                        $ 23,695,553  $ 22,140,586
     NOW and Super NOW                                                                   51,159,113    43,038,382
     Certificates of deposit, $100,000 or more                                           25,762,804    28,351,993
     Other time and savings                                                             124,296,189   121,570,479
                                                                                      -------------  ------------
                                                                                        224,913,659   215,101,440

   Securities sold under agreements to repurchase (Note 4)                               10,263,528     9,267,693
   Accrued interest payable on deposits                                                     388,199       393,089
   Other liabilities (Note 9)                                                               492,139       501,779
                                                                                      -------------  ------------
        Total liabilities                                                               236,057,525   225,264,001
                                                                                      -------------  ------------

COMMITMENTS (Notes 6 and 9)

STOCKHOLDERS' EQUITY (Notes 9, 10 and 13)
   Common stock, par value $.01, authorized 25,000,000 shares;
     issued and outstanding (1997) 1,189,610 shares;
     (1996) 1,186,242 shares                                                                 11,896        11,862
   Surplus                                                                               12,548,111    12,435,292
   Retained earnings                                                                     18,280,376    15,616,264
   Net unrealized holding gains(losses) on securities
     available for sale (Notes 1 and 4)                                                     131,231      (143,413)
                                                                                      -------------  ------------
        Total stockholders' equity                                                       30,971,614    27,920,005
                                                                                      -------------  ------------
        Total liabilities and stockholders' equity                                     $267,029,139  $253,184,006
                                                                                       ============  ============

             The notes to consolidated financial statements are an
                       integral part of these statements.

--------------------------------------------------------------------------------
                        CONSOLIDATED STATEMENTS OF INCOME
              For the Years Ended December 31, 1997, 1996 and 1995

                                                                            1997            1996           1995
-----------------------------------------------------------------------------------------------------------------
INTEREST INCOME
   Loans, including fees (Notes 1 and 5)                                 $15,659,584    $15,215,968   $13,774,563
   Interest and dividends on investment securities
     Taxable                                                               3,189,376      3,085,546     3,120,445
     Tax-exempt                                                              292,467        253,733       198,047
   Federal funds sold                                                        530,721        463,549       341,966
                                                                         -----------    -----------   -----------
        Total interest income                                             19,672,148     19,018,796    17,435,021
                                                                         -----------    -----------   -----------
INTEREST EXPENSE
   NOW and Super NOW accounts                                              1,333,672      1,249,532     1,363,038
   Certificates of deposit, $100,000 or more                               1,463,450      1,388,908       916,659
   Other time and savings                                                  5,334,401      5,271,092     5,237,936
   Securities sold under agreements to repurchase                            464,496        538,199       688,960
                                                                         -----------    -----------   -----------
        Total interest expense                                             8,596,019      8,447,731     8,206,593
                                                                         -----------    -----------   -----------

NET INTEREST INCOME                                                       11,076,129     10,571,065     9,228,428

PROVISION FOR CREDIT LOSSES (Notes 1 and 5)                                  225,000        955,000       540,000
                                                                         -----------    -----------   -----------
NET INTEREST INCOME AFTER PROVISION
     FOR CREDIT LOSSES                                                    10,851,129      9,616,065     8,688,428
                                                                         -----------    -----------   -----------
NONINTEREST INCOME
   Service charges on deposit accounts                                       536,801        504,746       485,514
   Other service charges, commissions and fees                               120,700         77,072        79,767
   Gain (loss) on sale of securities (Note 4)                                  5,519        (22,732)       22,070
   Other operating income, net (Note 7)                                       50,342         15,127        29,650
                                                                         -----------    -----------   -----------
                                                                             713,362        574,213       617,001
                                                                         -----------    -----------   -----------
NONINTEREST EXPENSES
   Salaries and wages                                                      2,490,013      2,313,247     2,126,071
   Employee benefits (Notes 9, 10 and 11)                                    891,674        798,330       754,653
   Occupancy expense (Note 6)                                                396,753        332,039       310,275
   Furniture and equipment expense                                           285,208        280,133       257,766
   Data processing                                                           320,430        272,899       266,376
   Other operating expenses                                                1,444,346      1,222,129     1,368,357
                                                                         -----------    -----------   -----------
                                                                           5,828,424      5,218,777     5,083,498
                                                                         -----------    -----------   -----------

INCOME BEFORE INCOME TAXES                                                 5,736,067      4,971,501     4,221,931

Federal and State income taxes (Note 12)                                   2,062,055      1,751,184     1,537,586
                                                                         -----------    -----------   -----------

NET INCOME                                                               $ 3,674,012    $ 3,220,317   $ 2,684,345
                                                                         ===========    ===========   ===========
Basic earnings per common share (Note 1)                                 $      3.09    $      2.72   $      2.28
                                                                         ===========    ===========   ===========

Diluted earnings per common share                                        $      3.06    $      2.72   $      2.27
                                                                         ===========    ===========   ===========


             The notes to consolidated financial statements are an
                       integral part of these statements.

[TALBOT BANCSHARES, INC. LOGO]--------------------------------------------------

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              For the Years Ended December 31, 1997, 1996 and 1995

                                                                                                            Net
                                                                                                        Unrealized
                                                                                                      Holding Gains
                                                                                                         (Losses)
                                                                                                          on Debt
                                                                                                        Securities
                                                              Common                     Retained       Available-
                                                               Stock       Surplus       Earnings        for Sale
                                                              ------       -------       --------     -------------
Balances, January 1, 1995                                    $ 11,772    $12,236,808    $11,290,673    $(1,335,018)
   4,568 shares issued under 401(k) plan                           46         93,944             --             --
   Net income                                                      --             --      2,684,345             --
   Cash dividends paid, $.625 per share                            --             --       (737,036)            --
   Change, net of income taxes, in unrealized
     losses on securities available for sale                       --             --             --        961,274
   Adjustment related to Treasury stock purchase
     of unconsolidated subsidiary                                  --             --        (13,353)            --
                                                              -------    -----------    -----------      ---------

Balances, December 31, 1995                                    11,818     12,330,752     13,224,629       (373,744)
   4,092 shares issued under 401(k) plan                           40         96,744             --             --
   Exercise of stock options                                        4          7,796             --             --
   Net income                                                      --             --      3,220,317             --
   Cash dividends paid, $.70 per share                             --             --       (828,682)            --
   Change, net of income taxes, in unrealized
     losses on securities available for sale                       --             --             --        230,331
                                                              -------    -----------    -----------      ---------

Balances, December 31, 1996                                    11,862     12,435,292     15,616,264       (143,413)
   2,968 shares issued under 401(k) plan                           30        105,023             --             --
   Exercise of stock options                                        4          7,796             --             --
   Net income                                                      --             --      3,674,012             --
   Cash dividends paid, $.85 per share                             --             --     (1,009,900)            --
   Change, net of income taxes, in unrealized
     gains on securities available for sale                        --             --             --        274,644
                                                              -------    -----------    -----------      ---------

Balances, December 31, 1997                                   $11,896    $12,548,111    $18,280,376      $ 131,231
                                                              =======    ===========    ===========      =========

             The notes to consolidated financial statements are an
                       integral part of these statements.

--------------------------------------------------------------------------------
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              For the Years Ended December 31, 1997, 1996 and 1995

                                                                            1997            1996           1995
-----------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                           $  3,674,012   $  3,220,317  $  2,684,345
   Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization                                           453,830        472,441       278,967
     Discount accretion on debt securities                                  (119,149)       (88,246)        9,678
     Discount accretion on matured debt securities                            79,100         30,815       218,133
     (Gain) loss on sale of securities                                        (5,519)        22,732       (22,070)
     Provision for credit losses, net                                       (190,400)       651,005       209,650
     Deferred income taxes                                                   108,745        (92,784)     (107,065)
     Loss on disposal of premises and equipment                                  (15)         6,482         3,385
     Loss on other real estate owned                                          19,061         13,500         --
     Net changes in:

        Accrued interest receivable                                         (120,478)       (74,152)      191,833
        Other assets                                                        (143,405)      (132,464)      (99,280)
        Accrued interest payable on deposits                                  (4,890)        34,199        82,109
        Other liabilities                                                     (9,640)        41,836      (196,651)
                                                                        ------------   ------------  ------------
          Net cash provided by operating activities                        3,741,252      4,105,681     3,253,034
                                                                        ------------   ------------  ------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Proceeds from sales of securities available for sale                    5,954,000      4,976,911     9,008,719
   Proceeds from maturities and principal payments
     of securities available for sale                                      5,981,895     10,682,736    11,707,931
   Purchases of securities available for sale                            (16,911,099)   (17,056,224)  (15,583,542)
   Proceeds from maturities and principal payments
     of securities held to maturity                                        8,329,268     10,841,694     9,106,982
   Purchases of securities held to maturity                               (1,709,507)   (11,153,089)     (489,498)
   Net increase in loans                                                 (14,823,887)   (11,843,709)  (19,068,969)
   Purchase of loans                                                        (700,000)      (198,000)     (199,613)
   Proceeds from sale of loans                                             1,728,508      2,460,604       342,979
   Purchase of premises and equipment                                       (251,019)      (582,088)     (247,480)
   Redemption of stockholder in unconsolidated subsidiary                         --             --       (13,353)
   Proceeds from sale of other real estate owned                             308,380             --            --
   Proceeds from sale of premises and equipment                               20,000             --        26,600
                                                                        ------------   ------------  ------------

          Net cash used in investing activities                          (12,073,461)   (11,871,165)   (5,409,244)
                                                                        ------------   ------------  ------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase (decrease) in demand, NOW,
     money market, and savings deposits                                    8,153,158      9,923,185   (14,529,451)
   Net increase in certificates of deposit                                 1,659,061      9,731,264    16,612,648
   Net (decrease) increase in securities sold
     under agreement to repurchase                                           995,835     (3,678,554)   (2,252,625)
   Proceeds from issuance of common stock                                    112,853        104,584        93,990
   Dividends paid                                                         (1,009,900)      (828,682)     (737,036)
                                                                        ------------   ------------  ------------

          Net cash provided (used) by financing activities                 9,911,007     15,251,797      (812,474)
                                                                        ------------   ------------  ------------

             The notes to consolidated financial statements are an
                       integral part of these statements.

[TALBOT BANCSHARES, INC. LOGO]--------------------------------------------------

              For the Years Ended December 31, 1997, 1996 and 1995

                                                                            1997            1996           1995
-----------------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH
   AND CASH EQUIVALENTS                                                    1,578,798      7,486,313    (2,968,684)

CASH AND CASH EQUIVALENTS AT
   BEGINNING OF YEAR                                                      14,586,445      7,100,132    10,068,816
                                                                         -----------    -----------   -----------
CASH AND CASH EQUIVALENTS AT
   END OF YEAR                                                           $16,165,243    $14,586,445   $ 7,100,132
                                                                         ===========    ===========   ===========
Supplemental cash flows information:

   Interest paid                                                         $ 8,600,909    $ 8,413,532   $ 8,124,484
                                                                         ===========    ===========   ===========

   Income taxes paid                                                     $ 1,956,219    $ 1,830,877   $ 1,885,326
                                                                         ===========    ===========   ===========

     Transfers from loans to other real estate owned                     $   202,507    $   165,000   $        --
                                                                         ===========    ===========   ===========

             The notes to consolidated financial statements are an
                       integral part of these statements.

--------------------------------------------------------------------------------
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              For the Years Ended December 31, 1997, 1996 and 1995

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements include the accounts of Talbot Bancshares, Inc. (the "Company") and its subsidiary, The Talbot Bank of Easton, Maryland (the "Bank") with all significant intercompany transactions eliminated. The investment in subsidiary is recorded on the Company's books on the basis of it's equity in the net assets of the subsidiary. The accounting and reporting policies of the Company conform to generally accepted accounting principles and to prevailing practices within the banking industry. Certain reclassifications have been made to amounts previously reported to conform with the classifications made in 1997.

NATURE OF OPERATIONS
The Company, through its bank subsidiary, provides commercial banking services from its locations in Talbot and Dorchester Counties, Maryland. Its primary source of revenue is from providing commercial and real estate loans to customers who are predominately small businesses, professionals and middle income individuals located in the general Talbot County area of Maryland's eastern shore.

USE OF ESTIMATES
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INVESTMENT SECURITIES AVAILABLE FOR SALE
Investment securities available for sale are stated at estimated fair value based on quoted market prices. They represent those securities which management may sell as part of its asset/liability strategy or which may be sold in response to changing interest rates, changes in prepayment risk or other similar factors. The cost of securities sold is determined by the specific identification method. Net unrealized holding gains and losses on these securities are reported as a separate component of stockholders' equity, net of related income taxes.

INVESTMENT SECURITIES HELD TO MATURITY
Investment securities held to maturity are stated at cost adjusted for amortization of premiums and accretion of discounts. The Company intends and has the ability to hold such securities until maturity. When securities are transferred into the held to maturity category from available for sale, they are accounted for at estimated fair value with any unrealized holding gain or loss at the date of the transfer reported as a separate component of stockholders' equity and amortized over the remaining life of the security as an adjustment of yield.

LOANS
Loans are stated at their principal amount outstanding net of any deferred fees and costs. Interest income on loans is accrued at the contractual rate based on the principal amount outstanding. Fees charged and costs capitalized for originating loans are being amortized primarily on the interest method over the term of the loan. A loan is placed on nonaccrual when it is specifically determined to be impaired or when principal or interest is delinquent for 90 days or more. Any unpaid interest previously accrued on those loans is reversed from income. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

The Company adopted the provisions of Statements of Financial Accounting Standards (SFAS) Nos. 114 and 118, ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN on January 1, 1995. SFAS Nos. 114 and 118 apply to loans for which it is probable that the creditor will not collect all principal and interest payments according to the loan's contractual terms. The impairment of a loan is measured at the present value of expected future cash flows using the loan's effective interest rate, or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Interest income on impaired loans is recognized on a cash basis.

Impaired loans do not include groups of smaller balance homogeneous loans such as residential mortgage and consumer installment loans that are evaluated collectively for impairment. Reserves for probable future credit losses related to these loans are based upon historical loss ratios and are included in the allowance for credit losses.

[TALBOT BANCSHARES, INC. LOGO]--------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ALLOWANCE FOR CREDIT LOSSES
The allowance for credit losses is established through a provision for credit losses charged to expense. Loans are charged against the allowance for credit losses when management believes that the collectibility of the principal is unlikely. The allowance, based on evaluations of the collectibility of loans and prior loan loss experience, is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions and trends that may affect the borrowers' ability to pay.

LONG-LIVED ASSETS
Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed under the straight-line and accelerated methods over the estimated useful lives of the assets.

Long-lived assets are evaluated regularly for other-than-temporary impairment. If circumstances suggest that their value may be impaired and the write-down would be material, an assessment of recoverability is performed prior to any write-down of the asset. Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG- LIVED ASSETS TO BE DISPOSED OF, was adopted on January 1, 1996. Implementation of this standard did not have a significant impact on the financial condition or results of operations of the Company.

OTHER REAL ESTATE
Other real estate represents assets acquired in satisfaction of loans either by foreclosure or deeds taken in lieu of foreclosure. Properties acquired are recorded at the lower of cost or fair value less estimated selling costs at the time of acquisition with any deficiency charged to the allowance for credit losses. Thereafter, cost incurred to operate or carry the properties as well as reductions in value as determined by periodic appraisals are charged to operating expense. Gains and losses resulting from the final disposition of the properties are included in noninterest expense.

INCOME TAXES
Deferred income taxes are provided under the liability method based on the difference between the financial statement and tax bases of assets and liabilities and are measured at the current statutory tax rates.

FINANCIAL ASSETS AND LIABILITIES
On January 1, 1997, the Company adopted the provisions of Statement of Financial Accounting Standards No. 125, ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES. This statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The adoption of this pronouncement did not have a material impact on the financial position of the Company.

CASH AND CASH EQUIVALENTS
For purposes of the statements of cash flows, the Company considers cash and due from banks, and federal funds sold to be cash and cash equivalents.

STOCK-BASED COMPENSATION
Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION (SFAS 123), establishes a fair value based method of accounting for employee stock options and expands disclosure requirements, including a description of the plan. SFAS 123 permits a company to continue to measure compensation cost for its stock option plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES. The Company adopted SFAS 123 on January 1, 1996 as presented in Note 10.

--------------------------------------------------------------------------------
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PROSPECTIVE ACCOUNTING STANDARDS
In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (SFAS 125), which provides new accounting and reporting standards for sales, securitizations, and servicing of receivables and other financial assets and extinguishments of liabilities. SFAS 125 is effective for transactions occurring after December 31, 1996, except for the provisions relating to repurchase agreements, securities lending and other similar transactions and pledged collateral, which have been delayed until after December 31, 1997 by SFAS 127, "Deferral of the Effective Date of Certain Provisions of SFAS Statement No. 125, an amendment of SFAS Statement No. 125." Adoption of SFAS 125 was not material; SFAS 127 will be adopted as required in 1998 and is not exptected to be material.

In February 1997, Statement of Financial Accounting Standards No. 128, "Earnings per Share" (SFAS 128), was issued and establishes new standards for computing and presenting earnings per share. SFAS 128 is effective for the corporation's December 31, 1997 financial statements, and is presented in Note 18. The effect of the new standard did not have material effect on previously reported earnings per share.

In June 1997, Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130), was issued and establishes standards for reporting and displaying comprehensive income and its components. SFAS 130 requires comprehensive income and its components, as recognized under the accounting standards, to be displayed in a financial statement with the same prominence as other financial statements. The corporation plans to adopt the standard, as required, beginning in 1998; adoption of this disclosure requirement will not have a material impact on the corporation.

Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (FASB 131), also issued in June 1997, establishes new standards for reporting information about operating segments in annual and interim financial Statements. The standard also requires descriptive information about the way the operating segments are determined, the products and services provided by the segments and the nature of differences between reportable segment measurements and those used for the consolidated enterprise. This standard is effective for years beginning after December 15, 1997. Adoption in interim financial statements is not required until the year after initial adoption, however, comparative prior period information is required. The corporation is evaluating the standard and plans adoption as required in 1998; adoption of this disclosure requirement will not have a significant financial impact on the corporation.

NOTE 2. FORMATION OF HOLDING COMPANY

Talbot Bancshares, Inc., a one-bank holding company, commenced operations on May 1, 1997 pursuant to a Plan of Reorganization and Share Exchange proposed by management and approved by the stockholders on April 23, 1997. Under the plan each outstanding share of Bank common stock was exchanged for two shares of holding company common stock. The Bank continues its banking business under its same name as a wholly owned subsidiary of the holding company.

Comparative data in the accompanying consolidated financial statements for 1996 and 1995 are those of the Bank, the sole subsidiary and predecessor of the Company, restated to reflect the exchange of shares.

NOTE 3. CASH AND DUE FROM BANKS

The Federal Reserve requires banks to maintain certain minimum cash balances consisting of vault cash and deposits in the Federal Reserve Bank or in other commercial banks. Such balances averaged approximately $2,399,000 and $1,854,000 during 1997 and 1996, respectively.

[TALBOT BANCSHARES, INC. LOGO]--------------------------------------------------


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. INVESTMENT IN DEBT SECURITIES

The amortized cost and estimated fair values of investment securities are as follows:

                                                                            Gross        Gross         Estimated
                                                            Amortized     Unrealized   Unrealized        Fair
                                                              Cost          Gains        Losses          Value
                                                            ---------     ----------   ----------      ---------
Available for sale securities:
   DECEMBER 31, 1997:
   U.S. Treasury securities                               $26,082,044      $308,276      $    --      $26,390,320
   Obligations of U.S. Government agencies
     and corporations                                       6,987,628        34,342        5,620        7,016,350
   Obligations of states and political subdivisions         1,468,767            --        1,736        1,467,031
   Federal Home Loan Bank Stock                               791,800            --           --          791,800
   Federal National Mortgage Association Cumulative
     Preferred Stock                                        1,057,721            --           --        1,057,721
                                                          -----------      --------      -------      -----------
                                                           36,387,960       342,618        7,356       36,723,222
   Mortgage-backed securities                                 606,834           439          694          606,579
                                                          -----------      --------      -------      -----------
                                                          $36,994,794      $343,057      $ 8,050      $37,329,801
                                                          ===========      ========      =======      ===========

   December 31, 1996:
     U.S. Treasury securities                             $24,920,534      $167,519      $15,993      $25,072,060
     Obligations of U.S. Government agencies
        and corporations                                    3,001,152         4,773        5,485        3,000,440
     Obligations of states and political subdivisions       1,568,628            --       24,465        1,544,163
                                                          -----------      --------      -------      -----------
                                                           29,490,314       172,292       45,943       29,616,663
     Mortgage-backed securities                             2,580,092         7,229        2,823        2,584,498
                                                          -----------      --------      -------      -----------
                                                          $32,070,406      $179,521      $48,766      $32,201,161
                                                          ===========      ========      =======      ===========

Held to maturity securities:
   DECEMBER 31, 1997:
     U.S. Treasury securities                             $ 9,974,130      $ 55,880      $    --      $10,030,010
     Obligations of U.S. Government agencies
        and corporations                                    7,022,192        21,593       13,193        7,030,592
     Obligations of states and political subdivisions       4,950,894        38,621        7,038        4,982,477
                                                          -----------      --------      -------      -----------
                                                           21,947,216       116,094       20,231       22,043,079
     Mortgage-backed securities                             2,201,396        15,251        3,067        2,213,580
                                                          -----------      --------      -------      -----------
                                                          $24,148,612      $131,345      $23,298      $24,256,659
                                                          ===========      ========      =======      ===========

   December 31, 1996:
     U.S. Treasury securities                             $10,868,672      $123,368      $    --      $10,992,040
     Obligations of U.S. Government agencies
        and corporations                                    8,012,868        14,308       36,506        7,990,670
     Obligations of states and political subdivisions       6,265,205        61,514       55,075        6,271,644
                                                          -----------      --------      -------      -----------
                                                           25,146,745       199,190       91,581       25,254,354
     Mortgage-backed securities                             5,461,615        27,602           --        5,489,217
                                                          -----------      --------      -------      -----------
                                                          $30,608,360      $226,792      $91,581      $30,743,571
                                                          ===========      ========      =======      ===========

--------------------------------------------------------------------------------
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The amortized cost and estimated fair values of investment securities by contractual maturity at December 31, 1997 are as follows:

                                                               Available for Sale            Held to Maturity
                                                            ------------------------      -----------------------
                                                                           Estimated                    Estimated
                                                            Amortized        Fair         Amortized       Fair
                                                              Cost           Value          Cost          Value
                                                            ---------      ---------      ---------     ---------
Due in one year or less                                   $ 4,088,197   $  4,095,604    $12,093,008   $12,150,664
Due after one year through five years                      27,912,895     28,225,872     11,021,490    11,078,826
Due after five years through ten years                      3,144,181      3,158,804        207,192       205,668
Due after ten years                                                --             --        826,922       821,501
                                                          -----------    -----------    -----------   -----------
                                                           35,145,273     35,480,280     24,148,612    24,256,659
Investments in equity securities                            1,849,521      1,849,521             --            --
                                                          -----------    -----------    -----------   -----------
                                                          $36,994,794    $37,329,801    $24,148,612   $24,256,659
                                                          ===========    ===========    ===========   ===========

The Company has pledged certain securities as collateral for obligations to federal, state and local government agencies as follows:

                                                                December 31, 1997            December 31, 1996
                                                           --------------------------      ----------------------
                                                                            Estimated                   Estimated
                                                           Amortized          Fair         Amortized      Fair
                                                             Cost             Value          Cost         Value
                                                           ---------        ---------      ---------    ---------
Available for sale                                        $29,575,313      $29,911,985   $26,921,137  $27,069,490
Held to maturity                                           17,475,118       17,544,705    17,911,554   17,987,021
                                                          -----------      -----------   -----------  -----------
                                                          $47,050,431      $47,456,690   $44,832,691  $45,056,511
                                                          ===========      ===========   ===========  ===========

There were no obligations of states and political subdivisions whose carrying value, as to any issuer, exceeded 10% of stockholders' equity at December 31, 1997 or 1996.

NOTE 5. LOANS AND ALLOWANCE FOR CREDIT LOSSES

The Company grants residential mortgage, consumer and commercial loans to customers primarily in Talbot County, Maryland. The principal categories of the loan portfolio of the Bank at December 31 are summarized as follows:

                                                                                          1997            1996
                                                                                          ----            ----
Real estate loans:
   Construction and land development                                                   $  9,536,900  $  6,807,545
   Secured by farmland                                                                    3,979,047     2,400,251
   Secured by residential properties                                                     72,730,359    58,332,796
   Secured by nonfarm, nonresidential properties                                         64,568,138    64,498,241
Loans to farmers (loans to finance agricultural production and other loans)                 310,439       197,112
Commercial and industrial loans                                                          26,139,229    29,135,660
Loans to individuals for household, family, and other personal expenditures               7,215,452     9,507,532
Obligations of States and political subdivisions in the United States, tax-exempt           869,364       877,263
All other loans                                                                              49,162        52,002
                                                                                       ------------  ------------
                                                                                        185,398,090   171,808,402
   Less: Unearned income on loans                                                          (104,658)     (107,842)
                                                                                       ------------  ------------
                                                                                        185,293,432   171,700,560
   Less: Allowance for credit losses                                                     (2,537,920)   (2,728,320)
                                                                                       ------------  ------------
                                                                                       $182,755,512  $168,972,240
                                                                                       ============  ============

In the normal course of banking business, loans are made to officers and directors and their affiliated interests. These loans are made on substantially the same terms and conditions as those prevailing at the time for comparable transactions with outsiders and are not considered to involve more than the normal risk of collectibility. As of December 31, 1997 and 1996, such loans outstanding, both direct and indirect (including guarantees), to directors, their associates and policy making officers, totaled approximately $5,012,000 and $6,091,000, respectively. During 1997 and 1996, loan additions were approximately $3,590,000 and $3,872,000, and loan deletions were approximately $4,669,000 and $1,083,000, respectively.

[TALBOT BANCSHARES, INC. LOGO]--------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The allowance for credit losses at December 31 is summarized as follows:

                                          1997             1996          1995
                                          ----             ----          ----

Balance, beginning of year              $2,728,320     $2,077,315    $1,867,665
                                        ----------     ----------    ----------
   Recoveries:
     Real estate loans                       4,603         11,442         5,420
     Installment loans                      34,290         48,226        34,135
     Commercial and other                   20,274         47,568        43,525
                                        ----------     ----------    ----------
                                            59,167        107,236        83,080
                                        ----------     ----------    ----------
   Provision                               225,000        955,000       540,000
                                        ----------     ----------    ----------

   Loans charged-off:
     Real estate loans                    (136,946)      (106,538)     (119,836)
     Installment loans                     (69,625)       (67,345)      (57,970)
     Commercial and other                 (267,996)      (237,348)     (235,624)
                                        ----------     ----------    ----------
                                          (474,567)      (411,231)     (413,430)
                                        ==========     ==========    ==========
   Balance, end of year                 $2,537,920     $2,728,320    $2,077,315
                                        ==========     ==========    ==========

Information with respect to impaired loans and the related valuation allowance as of December 31 is as follows:

                                                                                           1997            1996
                                                                                           ----            ----
   Impaired loans with valuation allowance                                               $  587,315    $  302,053
   Impaired loans with no valuation allowance                                               694,721     1,249,352
                                                                                         ----------    ----------
     Total impaired loans                                                                $1,282,036    $1,551,405
                                                                                         ==========    ==========

   Allowance for loan losses related to impaired loans                                   $  122,000     $  77,000
   Allowance for loan losses related to other than impaired loans                         2,415,920     2,651,320
                                                                                         ----------    ----------
     Total allowance for loan losses                                                     $2,537,920    $2,728,320
                                                                                         ==========    ==========

   Interest income on impaired loans recorded on the cash basis                          $   18,988    $   71,421
                                                                                         ==========    ==========

   Average recorded investment in impaired loans for the year                            $1,234,686    $4,107,775
                                                                                         ==========    ==========

--------------------------------------------------------------------------------
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. PREMISES AND EQUIPMENT

A summary of premises and equipment, at cost, and accumulated depreciation at December 31 is as follows:

                                                  1997           1996
                                                  ----           ----
Land:
   Dover Street                               $   189,734   $   189,734
   Tred Avon                                       90,000        90,000
   Elliott Road                                   172,905       172,905
   Edgar Building                                 150,000       150,000
Premises:
   Dover Street                                   911,628       902,758
   Tred Avon                                      467,949       467,949
   St. Michaels                                    70,875        70,875
   Edgar Building                                 502,248       502,248
   Elliott Road                                   435,532       435,532
   Cambridge Metro                                213,445       204,589
Equipment:
   Dover Street                                 1,030,781       928,404
   Tred Avon                                      290,219       274,133
   St. Michaels                                   217,903       215,773
   Elliott Road                                   280,195       269,738
   Cambridge Metro                                141,037        90,316
                                              -----------   -----------
                                                5,164,451     4,964,954
Accumulated depreciation                       (2,020,015)   (1,777,289)
                                              -----------   -----------
                                              $ 3,144,436   $ 3,187,665
                                              ===========   ===========

Depreciation expense totaled $274,262, $272,767 and $241,332 for the years ended December 31, 1997, 1996 and 1995, respectively.

The Bank leases a branch under an operating lease expiring in 2001. The lease provides the Bank with a renewal option. Future minimum annual rental payments are approximately as follows:

                          1998  $ 32,400
                          1999    32,400
                          2000    32,400
                          2001    18,900
                                --------
                                $116,100
                                ========

Rental expense for the years ended December 31, 1997, 1996 and 1995 was $32,400, $27,900 and $27,000, respectively.

NOTE 7. INVESTMENT IN UNCONSOLIDATED SUBSIDIARY

During 1995, Eastern Shore Mortgage Corporation reacquired the common stock of one of its 25% owners, thereby increasing the Company's ownership interest to 33%. This investment is carried on the Company's books at cost, adjusted for its equity in the net earnings as follows:

                                                      December 31,
                                           -----------------------------------
                                           1997            1996           1995
                                           ----            ----           ----

   Balance, beginning of year             $182,217       $199,916      $220,319
   Additional paid-in capital                   --         15,000            --
   Equity interest redemption                   --             --       (13,353)
   Equity in loss for the year              (8,681)       (32,699)       (7,050)
                                          --------       --------      --------
   Balance, end of year                   $173,536       $182,217      $199,916
                                          ========       ========      ========

The Company had $977,254 in outstanding loans to Eastern Shore Mortgage Corporation at December 31, 1997. Interest income on loans to Eastern Shore Mortgage Corporation totaled approximately $47,800, $27,700 and $9,000 for 1997, 1996 and 1995, respectively.

[TALBOT BANCSHARES, INC. LOGO]--------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. SIGNIFICANT DEPOSITS

The approximate maturities or earliest repricing interval of certificates of deposit of $100,000 or more at December 31 are as follows:

                                              1997            1996
                                              ----            ----

Three months or less                       $14,772,000    $18,465,000
Three through six months                     3,857,000      3,382,000
Six through twelve months                    5,622,000      6,196,000
Over twelve months                           1,512,000        309,000
                                           -----------    -----------
                                           $25,763,000    $28,352,000
                                           ===========    ===========

NOTE 9. BENEFIT PLANS

401(K) PLAN
The Company has a 401(k) Plan into which employees may direct up to 15% of their compensation. Several investment options are available to Plan participants. The Company makes matching contributions to the Plan in the form of its common stock. These matching contributions amount to 100% of the first 3% of participants' compensation and 50% of the next 2% and vest at the rate of 20%, per year from the second to the sixth year of the employees' service. Company contributions included in expense totaled $76,117 (1997), $69,915 (1996) and $68,651 (1995).

DEFINED BENEFIT PENSION PLAN
Effective January 1, 1995, the Company froze its defined benefit pension plan so that no future benefits will accrue after that date. The Plan covers substantially all full-time employees with more than six months of service. Projected benefits are based on the participants' compensation, years of service and age at retirement and vest at the rate of 20% per year from the participants' second to sixth year of service. The Company's policy has been to fund the actuarially determined minimum annual required amount.

The following table sets forth the Plan's funded status and amounts recognized in the Company's balance sheets at December 31:

                                                                                           1997          1996
                                                                                           ----          ----
Actuarial present value of accumulated benefit obligation, including
   vested benefits of $1,030,414 and $1,039,729 for 1997 and 1996, respectively          $1,031,994    $1,042,433
                                                                                         ==========    ==========

Projected Benefits                                                                        1,031,994    $1,042,433
Plan assets at fair value                                                                   940,765       934,380
                                                                                         ----------    ----------
Projected benefit obligations in excess of Plan assets                                       91,229       108,053
Unrecognized transition obligation                                                           53,297        68,547
Unrecognized net loss                                                                       (53,297)      (68,547)
                                                                                         ----------    ----------
Accrued pension cost included in other liabilities                                       $   91,229    $  108,053
                                                                                         ==========    ==========
Net pension cost includes the following components:

                                                                              1997           1996           1995
                                                                              ----           ----           ----
   Service cost - benefits earned during the year                          $      --       $     --     $      --
   Interest cost on projected benefit obligation                              69,304         73,728        77,178
   Actual return on Plan assets                                             (140,628)       (86,101)     (178,430)
   Net amortization and deferral                                              80,999         23,304       115,964
                                                                           ---------       --------     ---------
   Net pension cost                                                        $   9,675       $ 10,931     $  14,712
                                                                           =========       ========     =========

--------------------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Assumptions used in the determination of pension information consisted of the following:

                                                                               1997           1996          1995
                                                                               ----           ----          ----
Discount rate                                                                  7.25%          7.50%         7.50%
Rate of increase in compensation levels                                         N/A            N/A           N/A
Expected long-term rate of return on Plan assets                               7.50           7.50          7.50

PROFIT SHARING PLAN
Effective January 1, 1995, the Company adopted The Talbot Bank Profit Sharing and Retirement Plan which covers substantially all full-time employees with more than six months of service. The Bank makes discretionary contributions to the Plan based on profits. Contributions included in expense totaled $100,000
(1997), $80,000 (1996) and $80,000 (1995).

NOTE 10. STOCK OPTION PLAN

During 1995, the Company adopted the Employee Stock Option Plan (the "1995 Plan"). Options granted under the 1995 Plan may be either incentive stock options or nonqualified options. The terms of the options granted are at the sole discretion of a Company's Board of Directors, and are not to exceed ten years. The 1995 Plan provides that the Company may grant options for not more than 40,000 shares of common stock to certain key employees of the Company. Options which have been granted are immediately exercisable and were granted at exercise prices not less than the fair market value of the stock at the date of grant.

Following is a summary of changes in shares under option for the 1995 Plan for the years indicated:

                                                                          Year Ended December 31,
                                                       ---------------------------------------------------------------
                                                                   1997                                  1996
                                                       -----------------------------      ----------------------------
                                                        Number      Weighted Average       Number     Weighted Average
                                                       of Shares     Exercise Price       of Shares    Exercise Price
                                                       ---------    ----------------      --------    ----------------
Outstanding at beginning of year                         38,800        $22.08              21,000          19.50
Granted                                                      --            --              18,200          25.00
Exercised                                                  (400)        19.50                (400)         19.50
Expired                                                    (400)           --                  --             --
                                                         ------        ------             -------          -----
Outstanding at end of year                               38,000        $22.08             $38,800          22.08
                                                         ======        ======             =======          =====
Weighted average fair value of options
 granted during the year                                               $   --                             $ 8.30
                                                                       ======                             ======


The following summarizes information about options outstanding at December 31, 1997:

                                                                 Options Outstanding and Exercisable
                                                                 -----------------------------------
                                                                          Weighted Average
                                                                             Remaining        Weighted Average
         Range of Exercise Prices                          Number           Contract Life      Exercise Price
         ------------------------                          ------         ---------------     ----------------
               19.50 - 25.00                               38,000               8.26                22.08

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model. The Black-Scholes option pricing model was originally developed for use in estimating the fair value of traded options which have different characteristics than the Company's employee stock options. The model is also sensitive to changes in the subjective assumptions which can materially affect the fair value estimate. As a result, management believes that the Black-Scholes model may not necessarily provide a reliable single measure of the fair value of employee stock options. No options were granted during 1997. The following weighted-average assumption used for grants during the year ended December 31, 1996:

                                         1997        1996
                                         ----        ----
Dividend yield                            --            3.0%
Expected volatility                       --           30.0%
Risk-free interest rate                   --            6.3%
Expected lives                            --      8.6 years

[TALBOT BANCSHARES, INC. LOGO]--------------------------------------------------


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION (SFAS
123), but applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its Plan. No compensation expense related to the Plan was recorded during the year ended December 31, 1996. If the Company had elected to recognize compensation cost based on fair value at the grant dates for awards under the Plan consistent with the method prescribed by SFAS 123, net income and earnings per share would have been changed to the pro forma amounts as follows for the years ended December 31:

                                    1997           1996           1995
                                    ----           ----           ----

Net income                      $3,674,012     $3,069,348     $2,555,615
Earnings per share                    3.06           2.59           2.17

NOTE 11. DEFERRED COMPENSATION

During 1996, the Company adopted a supplemental deferred compensation plan to provide retirement benefits to its President and Chief Executive Officer. The plan calls for fixed annual payments of $20,000 to be credited to the participant's account. The participant is 100% vested in amounts credited to his account. Contributions to the plan were $20,000 in both 1997 and 1996.

NOTE 12. INCOME TAXES

Income taxes included in the balance sheets as of December 31 are as follows:

                                                       1997          1996
                                                       ----          ----

Federal income taxes currently payable               $126,198      $ 80,490
State income taxes currently receivable               (68,476)      (18,263)
Deferred income tax benefits                          455,070       736,619

Components of income tax expense for each of the three years ended December 31 are as follows:

                                                                             1997           1996           1995
                                                                             ----           ----           ----
Currently payable:
   Federal                                                                $1,729,786     $1,560,516    $1,331,237
   State                                                                     223,524        283,452       313,414
                                                                          ----------     ----------    ----------
                                                                           1,953,310      1,843,968     1,644,651
                                                                          ----------     ----------    ----------
Deferred income taxes (benefits):
   Federal                                                                    89,035        (75,966)      (87,659)
   State                                                                      19,710        (16,818)      (19,406)
                                                                          ----------     ----------    ----------
                                                                             108,745        (92,784)     (107,065)
                                                                          ----------     ----------    ----------
                                                                          $2,062,055     $1,751,184    $1,537,586
                                                                          ==========     ==========    ==========

A reconciliation of tax computed at the statutory federal tax rates of 34% to the actual tax expense for the three years ended December 31 follows:

                                                                                  1997          1996           1995
                                                                                  ----          ----           ----
Tax at federal statutory rate                                                     34.0%          34.0%         34.0%
   Tax effect of:
     Tax-exempt income                                                            (1.6)          (2.8)         (2.2)
     Non-deductible expenses                                                        .1             .5            .5
     Other                                                                          .6             .0           (.7)
     State income taxes, net of federal benefit                                    2.8            3.5           4.8
                                                                                  ----           ----          ----

   Income tax expense                                                             35.9%          35.2%         36.4%
                                                                                  ====           ====          ====

--------------------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The sources of deferred income taxes (benefits) and the tax effects of each for the years ended December 31 are as follows:

                                           1997          1996           1995
                                           ----          ----           ----
Depreciation                             $ 17,322      $  15,288     $  27,415
Provision for credit losses                59,755       (250,788)      (47,720)
Income on loans                            17,555        106,673       (67,420)
Other                                      14,113         36,043       (19,340)
                                         --------      ---------     ---------
                                         $108,745      $ (92,784)    $(107,065)
                                         ========      =========     =========

Significant components of the Company's deferred tax assets and liabilities as of December 31 are as follows:

                                                           1997           1996
                                                           ----           ----
Deferred tax assets:
   Provision for credit losses                            $593,702      $653,457
   Loan interest                                            28,867        40,179
   Provision for loss on other real estate                  45,478        41,562
   Pension expense                                          35,233        41,730
   Loan fees                                                40,414        41,649
   Deferred compensation                                    37,218        40,260
   Unrealized losses on available for sale securities           --        90,236
                                                          --------      --------
     Total deferred tax assets                             780,912       949,073
                                                          --------      --------

Deferred tax liabilities:

   Depreciation                                            175,577       158,255
   Other                                                    67,697        54,199
   Unrealized gains on available for sale securities        82,568            --
                                                          --------      --------
     Total deferred tax liabilities                        325,842       212,454
                                                          --------      --------

     Net deferred tax assets                              $455,070      $736,619
                                                          ========      ========

NOTE 13. REGULATORY CAPITAL REQUIREMENTS

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators, that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitive measures of the Company's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

Quantitive measures established by regulation to ensure capital adequacy require the Company to maintain amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes as of December 31, 1997, that the Company meets all capital adequacy requirements to which it is subject.

As of December 31, 1997, the most recent notification from the Federal Deposit Insurance Corporation categorized the Company as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Company must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Company's category.

[TALBOT BANCSHARES, INC. LOGO]--------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As a result of the formation of the holding company, ratios for the Company and the Bank are presented for December 31, 1997.

A comparison of the Company's capital as of December 31, 1997 and 1996 with the minimum requirements is presented below:

                                                                                                    To Be Well
                                                                                                Capitalized Under
                                                                         For Capital            Prompt Corrective
                                                   Actual              Adequacy Purposes        Action Provisions
                                              ----------------         -----------------        -----------------
                                              Amount     Ratio         Amount      Ratio        Amount      Ratio
                                              ------     -----         ------      -----        ------      -----
As of December 31, 1997:
   Total Capital (to Risk Weighted Assets):
     Company                                $33,094,000   18.39%    $14,399,000     8.00%     $17,999,000   10.00%
     The Talbot Bank                         32,962,000   18.32      14,397,000     8.00       17,997,000   10.00
   Tier 1 Capital (to Risk Weighted Assets):
     Company                                 30,841,000   17.13       7,200,000     4.00       10,800,000    6.00
     The Talbot Bank                         30,709,000   17.06       7,200,000     4.00       10,798,000    6.00
   Tier 1 Capital (to Average Assets):
     Company                                 30,841,000   11.58      10,650,000     4.00       13,314,000    5.00
     The Talbot Bank                         30,709,000   11.53      10,650,000     4.00       13,313,000    5.00

                                                                                                    To Be Well
                                                                                                Capitalized Under
                                                                         For Capital            Prompt Corrective
                                                   Actual              Adequacy Purposes        Action Provisions
                                              ----------------         -----------------        -----------------
                                              Amount     Ratio         Amount      Ratio        Amount      Ratio
                                              ------     -----         ------      -----        ------      -----
As of December 31, 1996:
   Total Capital (to Risk Weighted Assets)  $30,002,000  17.75%     $13,523,000    8.00%      $16,904,000   10.00%
   Tier 1 Capital (to Risk Weighted Assets)  28,063,000  16.60        6,762,000    4.00        10,143,000    6.00
   Tier 1 Capital (to Average Assets)        28,063,000  11.04       10,170,000    4.00        12,713,000    5.00

Under Maryland banking law, the Board of Directors may declare cash dividends from undivided profits with the prior consent and approval of the Commissioner of Financial Regulation, from surplus in excess of $5,937,740 after providing for expenses, losses, interest and taxes accrued or due.

NOTE 14. LINE OF CREDIT

The Bank has a $10,000,000 unsecured federal funds line of credit which is available on a short-term basis.

NOTE 15. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

   Cash and Cash Equivalents
   -------------------------
     For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

   Investments in Debt Securities
   ------------------------------
     For all investments in debt securities, fair values are based on quoted market prices. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

   Loan Receivables
   ----------------
     The fair value of categories of fixed rate loans, such as commercial loans, residential mortgage, and other consumer loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Other loans, including variable rates loans, are adjusted for differences in loan characteristics.

--------------------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   Financial Liabilities
   ---------------------
     The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities. These estimates do not take into consideration the value of core deposit intangibles. The fair value of securities sold under agreements to repurchase is estimated using the rates offered for similar borrowings.

   Commitments to Extend Credit and Standby Letters of Credit
   ----------------------------------------------------------
     The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties.

The estimated fair values of the Bank's financial instruments, excluding goodwill, as of December 31 are as follows:

                                                                  1997                             1996
                                                       ---------------------------       ------------------------
                                                                         Estimated                      Estimated
                                                       Carrying            Fair          Carrying         Fair
                                                        Amount            Value           Amount         Value
                                                       --------          ---------       --------       ---------
Financial assets:
   Cash and cash equivalents                          $ 16,165,243      $ 16,165,000   $ 14,586,445  $ 14,586,000
   Investments in debt securities                       61,478,413        61,586,000     62,809,521    62,945,000
   Loans                                               185,293,432       182,819,000    171,700,560   168,185,000
     Less: allowance for loan losses                    (2,537,920)               --     (2,728,320)           --
                                                      ------------      ------------   ------------  ------------
                                                      $260,399,168      $260,570,000   $246,368,206  $245,716,000
                                                      ============      ============   ============  ============
Financial liabilities:
   Deposits                                           $224,913,659      $224,863,000   $215,101,440  $215,202,000
   Securities sold under agreements to repurchase       10,263,528        10,264,000      9,267,693     9,268,000
                                                      ------------      ------------   ------------  ------------
                                                      $235,177,187      $235,127,000   $224,369,133  $224,470,000
                                                      ============      ============   ============  ============
Unrecognized financial instruments:
   Commitments to extend credit                       $ 48,301,000      $ 48,301,000   $ 32,293,000  $ 32,293,000
   Standby letters of credit                             5,497,000         5,497,000      4,225,000     4,225,000
                                                      ------------      ------------   ------------  ------------
                                                      $ 53,798,000      $ 53,798,000   $ 36,518,000  $ 36,518,000
                                                      ============      ============   ============  ============

NOTE 16. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

In the normal course of business, to meet the financial needs of its customers, the Company is a party to financial instruments with off-balance sheet risk. These financial instruments include commitments to extend credit and standby letters of credit.

The Company's exposure to credit loss in the event of nonperformance by the other party to these financial instruments is represented by the contractual amount of the instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

The Company generally requires collateral or other security to support the financial instruments with credit risk. The amount of collateral or other security is determined based on management's credit evaluation of the counterparty. The Company evaluates each customer's creditworthiness on a case-by-case basis.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements.

[TALBOT BANCSHARES, INC. LOGO]--------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Commitments outstanding as of December 31 are as follows:

                                                 1997            1996
                                                 ----            ----

Commitments to extend credit                  $48,301,000    $32,293,000
Letters of credit                               5,497,000      4,225,000
                                              -----------    -----------
                                              $53,798,000    $36,518,000
                                              ===========    ===========

NOTE 17. PARENT COMPANY FINANCIAL INFORMATION

Condensed financial information for Talbot Bancshares, Inc. (Parent Company
Only) is as follows:

                            Condensed Balance Sheet
                               December 31, 1997

     Assets
        Cash                                                         $   106,060
        Investment in Subsidiary                                      30,839,566
        Other Assets                                                      25,988
                                                                     -----------
          Total Assets                                               $30,971,614
                                                                     ===========

     Liabilities                                                              --

     Stockholders' Equity                                            $    11,896
        Common Stock                                                  12,548,111
        Surplus                                                       18,280,376
        Retained Earnings
          Net unrealized gain on securities available for sale           131,231
                                                                     -----------
        Total Stockholders' Equity                                    30,971,614
                                                                     -----------

          Total Liabilities and Stockholders' Equity                 $30,971,614
                                                                     ===========

                         Condensed Statement of Income
                      For the year ended December 31, 1997

     Dividends from Subsidiary                                       $   891,283
     Interest Income                                                       1,104
                                                                     -----------
                                                                         892,387

     Operating Expenses                                                   12,986
                                                                     -----------
     Income before Income Tax
        Benefit and equity in undistributed income of subsidiary         879,401

     Income Tax Benefit                                                    3,055
                                                                     -----------
     Income before equity in undistributed income of subsidiary          882,456

     Equity in undistributed income of subsidiary                      2,791,556
                                                                     -----------
     Net Income                                                      $ 3,674,012
                                                                     ===========

--------------------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       Condensed Statement of Cash Flows
                      For the year ended December 31, 1997

     Net Income                                                  $ 3,674,012
     Adjustments to reconcile net income to cash provided
        by operating activities:
        Equity in undistributed income of subsidiary              (2,791,556)
        Net increase in other assets                                 (25,988)
                                                                 -----------

     Net Cash provided by operating activities                       856,468
                                                                 -----------

     Cash Flows from financing activities:
        Proceeds from issuance of common stock                        81,497
        Dividends paid                                              (831,905)
                                                                 -----------
        Net cash used by financing activities                       (750,408)
                                                                 -----------

     Net increase in cash                                            106,060
     Cash, beginning of year                                              --
                                                                 -----------
     Cash, end of year                                           $   106,060
                                                                 ===========

NOTE 18. EARNINGS PER COMMON SHARE

In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, Earnings Per Share, which became effective for the Company for reporting periods ending after December 15, 1997. Under the provisions of SFAS No. 128, primary and fully-diluted earnings per share were replaced with basic and diluted earnings per share in an effort to simplify the computation of these measures and align them more closely with the methodology used internationally. Basic earnings per share is arrived at by dividing net income available to common stockholders by the weighted-average number of common shares outstanding and does not include the impact of any potentially dilutive common stock equivalents. The diluted earnings per share calculation method is arrived at by dividing net income by the weighted-average number of shares outstanding, adjusted for the dilutive effect of outstanding stock options and warrants. For purposes of comparability, all prior-period earnings per share data has been restated.

                                                                            1997             1996          1995
                                                                            ----             ----          ----
Basic:
   Net income (applicable to common stock)                                $3,674,012     $3,220,317    $2,684,345
   Average common shares outstanding                                       1,187,814      1,183,252     1,179,366
   Basic net income per share                                             $     3.09     $     2.72    $     2.28

Diluted:
   Net income (applicable to common stock)                                $3,674,012     $3,220,317    $2,684,345
   Average common shares outstanding                                       1,187,814      1,183,252     1,179,366
   Dilutive effect of stock options                                           11,316          2,158           788
                                                                          ----------     ----------    ----------
Average common shares outstanding - diluted                                1,199,130      1,185,410     1,180,154
Diluted net income per share                                              $     3.06     $     2.72    $     2.27

[TALBOT BANCSHARES, INC. LOGO]--------------------------------------------------


                           [STEGMAN & COMPANY LOGO]
                           ------------------------
                           CERTIFIED PUBLIC ACCOUNTANTS AND
                           MANAGEMENT CONSULTANTS SINCE 1915


                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders
Talbot Bancshares, Inc.
Easton, Maryland

We have audited the accompanying consolidated balance sheets of Talbot Bancshares, Inc. as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Talbot Bancshares, Inc. as of December 31, 1997 and 1996, and the consolidated results of its operations and cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.



                                           /s/ Stegman & Company
                                           _____________________



Baltimore, Maryland
January 16, 1998

--------------------------------------------------------------------------------
                               BOARD OF DIRECTORS

                             TALBOT BANCSHARES, INC.
                       THE TALBOT BANK OF EASTON, MARYLAND

            HERBERT L. ANDREW, III                                 JEROME M. MCCONNELL
         Farmer and County Councilman                    Vice President, Talbot Bancshares, Inc.
                                                        Executive Vice President, The Talbot Bank
              BLENDA W. ARMISTEAD
    County Manager, Talbot County, Maryland                          SHARI L. MCCORD
                                                         Owner, Chesapeake Travel Services, Inc.
             LLOYD L. BEATTY, JR.
          Certified Public Accountant                               WILLIAM H. MYERS
        Beatty, Satchell & Company, LLC                           Chairman of the Board
                                                                          Farmer
               DONALD D. CASSON
Certified Public Accountant &Real Estate Broker                      DAVID L. PYLES
                                                                        Investor
               GARY L. FAIRBANK
            Owner, Fairbank Tackle                                CHRISTOPHER F. SPURRY
                                                          President, Spurry & Associates, Inc.
                 RONALD N. FOX
                   Investor                                       W. MOORHEAD VERMILYE
                                                           President, Talbot Bancshares, Inc.
             RICHARD C. GRANVILLE                          President and CEO, The Talbot Bank
   President, Celeste Industries Corporation

--------------------------------------------------------------------------------
                                    OFFICERS

                             TALBOT BANCSHARES, INC.

            W. Moorhead Vermilye                             President
            Jerome M. McConnell                         Vice President
            Susan E. Leaverton                     Secretary/Treasurer

                       THE TALBOT BANK OF EASTON MARYLAND

            W. Moorhead Vermilye                       President & CEO
            Jerome M. McConnell               Executive Vice President
            G. Rodney Taylor                     Senior Vice President
            Susan E. Leaverton                  Vice President Finance
            Robert J. Meade             Vice President Human Resources
            Bruce M. Burkhardt               Vice President Operations
            Linda S. Cheezum                    Vice President Lending
            Robyn K. Gannon                Vice President New Accounts
            Mildred C. Bullock              Vice President Bookkeeping
            Nancy B. Chance                   Assistant Vice President
            Deborah L. Danenmann              Assistant Vice President
            Valerie C. Pelkey                 Assistant Vice President
            Laura P. Heikes                   Assistant Vice President
            Dawn D. Henckel                   Assistant Vice President
            Wanda W. Hutchison                Assistant Vice President
            J. Michael Lawrence               Assistant Vice President
            Jennifer W. Lister                Assistant Vice President
            Bonnie R. Meade                   Assistant Vice President
            W. David Morse                    Assistant Vice President
            Robin B. O'Brien                  Assistant Vice President
            John C. Pattillo                Commercial Banking Officer
            Charles J. Selby                  Assistant Vice President
            Parker K. Spurry                  Assistant Vice President

[TALBOT BANCSHARES, INC. LOGO]--------------------------------------------------

                             DESCRIPTION OF BUSINESS

Talbot Bancshares, Inc. (the "Company") is a bank holding company formed in 1997 and is based in Easton, Maryland. The Talbot Bank of Easton, Maryland (the "Bank") is a commercial bank whose service areas are Talbot and Dorchester Counties inMaryland. The Bank is the sole subsidiary of the Company. The Bank commenced operations in 1885 and is chartered under the laws of the State of Maryland. The Bank has three locations in Easton, one in St. Michaels and one in Cambridge. As of December 31, 1997 the Company had total assets of $267 million, total loans of $185 million and total deposits of $225 million.

Services provided to businesses include commercial checking, savings and related depository services. The bank offers all forms of commercial lending, including lines of credit, term loans, accounts receivable financing, commercial and construction real estate, and other forms of secured financing.

Services provided to individuals include checking accounts, various savings programs, mortgage loans, home improvement loans, installment and other personal loans, credit cards, personal lines of credit, automobile and other consumer financing, safe deposit services, debit cards and 24 hour automated teller machines. During 1996 the Bank opened an in-store branch in Cambridge, Maryland offering full service banking 7 days a week.

                          ----------------------------

                                    EMPLOYEES

Billie J. Ball               Amy L. Hutchison             N. Melissa Riggins
Nancy L. Bartlett            Suzanne S. Jefferson         Jacqueline D. Ruark
Barbara A. Bell              Tunisia C. Johns             Christie D. Rush
Bevlee A. Burks              Pauline V. Johnson           Kellee K. Russ
Amy H. Butler                Linda N. Jones               Maryilyn Russell
Lori A. Cain                 Patricia A. Jones            Kay Schaar-Wagenblatt
Carol J.C. Callahan          Beatrice T. Juliano          Kristin Shaw
Elizabeth H. Dise            Sandra A. Kenton             David W. Snow
Melissa Doyle                Kathryn O. Larrimore         Terri M.Tarr
Stacey L. Dulin              Stephanie D. Layton          Paula I. Taylor
Jennifer Eason               Kathryn V. Lister            Nancy J. Urbanczk
Laura L. Edwards             LaVonne D. Medford           Margaret B. Voshell
Ryan E. Ewing                Sherri L. Messix             Daphne L. Wagner
Dale E. Fike                 Stephanie L. Miller          Deborah C. Watson
Penny A. Fontana             Deborah H. Morton            Karen L. Whitby
Beverly A. Fort              Donna L. Neal                Kendall B. Williams
Michaele A. Graves           Donna D. Parks               Sandra G. Wilson
Robin L. Haddaway            Dawn A. Patrick              Brenda L. Wooden
Kelly L. Haga-Hill           Yvonne W. Quimby
Rose M. Hurst                Rose R. Rice

--------------------------------------------------------------------------------








The notes to consolidated statements are an integral part of these statements.

                              TALBOT BANK LOCATIONS

                                   MAIN OFFICE
                              18 East Dover Street
                                Easton, MD 21601

                             TRED AVON SQUARE BRANCH
                                210 Marlboro Road
                                Easton, MD 21601

                               ELLIOTT ROAD BRANCH
                                8275 Elliott Road
                                Easton, MD 21601

                               ST. MICHAELS BRANCH
                              1013 S. Talbot Street
                             St. Michaels, MD 21663

                               METRO MARKET BRANCH
                             2737 Dorchester Square
                               Cambridge, MD 21613



                                  ATM LOCATIONS

                           MEMORIAL HOSPITAL AT EASTON
                            219 S. Washington Street
                                Easton, MD 21601

                                 SAILWINDS AMOCO
                               511 Maryland Avenue
                               Cambridge, MD 21613



Phone (410) 822-1400   Fax (410) 820-7180
E-Mail: talbotbank@interconnection.com
Website: http://talbot-bank.com