Form 10-K405, Exhibit 13
period 1998-12-31
TALBOT BANCSHARES INC
filed 1999-03-31
CIK 1043056

[TALBOT BANCSHARES LOGO]



                                                                        1998
                                                                        ANNUAL
                                                                        REPORT

                              FINANCIAL HIGHLIGHTS
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                    Percent
                                                                                                   Increase
Years ended December 31,                        1998                      1997                    (Decrease)
----------------------------------------------------------------------------------------------------------------
For the Year
Interest income                               $ 21,048                  $  19,672                      7.0%
Interest expense                                 9,463                      8,596                     10.1%
Net interest income                             11,585                     11,076                      4.6%
Net income                                       4,015                      3,674                      9.3%
Cash dividends                                   1,131                      1,010                     12.0%
----------------------------------------------------------------------------------------------------------------

Average
Total assets                                  $279,177                   $255,650                      9.2%
Total deposits                                 230,944                    214,298                      7.8%
Total loans                                    189,606                    174,865                      8.4%
Stockholders' equity                            32,857                     29,349                     12.0%
----------------------------------------------------------------------------------------------------------------

At Year End
Total assets                                  $302,254                   $267,029                     13.2%
Total deposits                                 249,929                    224,914                     11.1%
Total loans, net of unearned income            194,363                    185,293                      4.9%
Stockholders' equity                            34,284                     30,972                     10.7%
----------------------------------------------------------------------------------------------------------------

Per Share
Diluted earnings                                 $3.33                      $3.06                      8.8%
Cash dividends                                     .95                        .85                     11.8%
Book value at year-end                           28.76                      26.04                     10.4%
----------------------------------------------------------------------------------------------------------------



TABLE OF CONTENTS
------------------------------------------------------------------------

FINANCIAL HIGHLIGHTS                                             PAGE  1
LETTER TO SHAREHOLDERS                                           PAGE  2
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS               PAGE  3
SELECTED FINANCIAL DATA                                          PAGE 15
CONSOLIDATED FINANCIAL STATEMENTS                                PAGE 16
INDEPENDENT AUDITORS' REPORT                                     PAGE 37
DIRECTORS AND OFFICERS                                           PAGE 38
DESCRIPTION OF BUSINESS AND EMPLOYEES                            PAGE 39

                             LETTER TO SHAREHOLDERS

Dear Shareholder,

Record earnings and exceptional growth are once again the highlight of this 1998 annual report. Talbot Bancshares, Inc. reported earnings for 1998 of $4,014,686 or $3.33 per share compared to $3,674,012 or $3.06 per share for 1997. This represents an increase of 9.3% for the year. The company's return on average assets was 1.44% for the second consecutive year and the return on stockholders' equity was 12.22%.

Total assets were $302 million at December 31, 1998 an increase of 13.2% over last year. This increase was the result of deposit growth of 11.1%. Deposits totalled $250 million at year end. Loan growth continued at a rate of 4.9% for the year, with total loans at December 31, 1998 equalling $194 million. Although falling interest rates during the second half of 1998 caused a decline in the overall yield on earning assets, volume increases enabled the Company to increase net interest income.

Another source of increased income for the Company in 1998 was noninterest income. Increasing 10.3% for the year, despite a $50,000 loss from an unconsolidated subsidiary, we anticipate continued growth in this area. Additionally, the Company's ability to control the growth of noninterest expense in 1998 contributed to positive earnings. The Bank's efficiency ratio, which is the measure of its noninterest expenses to net interest income plus noninterest income, stood at 48.26% for 1998.

As I look back on 1998 I am reminded of the ever changing technological environment in which we operate, its many benefits and complexities. Telephone and PC Banking became a hit in 1998 as customers overwhelmingly accepted these alternative delivery systems. During 1998 Tele-Bank received over 103,000 calls providing customers immediate access to their accounts 24 hours per day. PC Banking services introduced later in the year are gaining popularity with over 236 customers currently using the service. And of course the complexities can be summed up in two words - "Year 2000". No discussion of technology would be complete without mentioning the Year 2000. Much of our time and energy was devoted to this issue in 1998 and we will continue our efforts in 1999 as we complete the testing and validation phases of this complex project.

It is exciting to see the growth of this company year after year. In the last ten years alone total assets have increased $140 million, or 86% and total deposits have increased $106 million, or 74%. It is also gratifying that the Talbot Bank remains the dominant financial institution in Talbot County. At June 30, 1998, based on FDIC deposit data, the Talbot Bank accounted for 39% of all FDIC insured deposits in Talbot County. Our continuing reputation of providing the highest level of customer service has enabled us to achieve this extraordinary market position.

We look forward to 1999 and the new challenges it will present as we prepare your company for the next millennium. Thank you for your continued support and on behalf of the Board of Directors, management and staff we wish you well.







                                      /s/  W. MOORHEAD VERMILYE
                                      __________________________
                                       W. MOORHEAD VERMILYE
                                       President

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                    --------
                                    OVERVIEW

The Company's net income for 1998 was $4.02 million compared to $3.67 million in 1997 and $3.22 million in 1996. Diluted earnings per share for 1998 were $3.33 compared to $3.06 and $2.72 for 1997 and 1996, respectively. All per share items have been adjusted to reflect the two for one exchange effective May 1, 1997.

The Company experienced growth in total assets of 13.2% in 1998. Total asset growth was comprised of growth in loans of 4.9% or $9.1 million, and growth in investment securities of 35.6% or $21.9 million. Asset growth was funded through increased deposits, primarily certificates of deposit. Growth in deposits totalled 11.1% or $25 million. The return on average assets remained unchanged at 1.44% for 1998 when compared to 1997. The return on average assets for 1996 was 1.30%. Return on average stockholders' equity declined from 12.52% one year ago to 12.22% at December 31, 1998.

                             ---------------------
                             RESULTS OF OPERATIONS

NET INTEREST INCOME

Net interest income is the excess of interest and fees earned on loans and the investment portfolio, over interest paid to depositors. It is the most significant component of the Company's earnings. Net interest income for 1998 was $11,585,000 compared to $11,076,000 for 1997 and $10,571,000 for 1996. This
represents an increase of 4.6% and 4.8% for 1998 and 1997, respectively.

The following table sets forth the major components of net interest income, on a tax equivalent basis, as of December 31, 1998, 1997 and 1996.

----------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                         1998                            1997                            1996
----------------------------------------------------------------------------------------------------------------------------------
                                 Average                 Yield/      Average               Yield/    Average              Yield/
                                 Balance     Interest     Rate       Balance   Interest     Rate     Balance   Interest    Rate
----------------------------------------------------------------------------------------------------------------------------------
Earning Assets
     Investment Securities:
     Taxable                     $ 60,352     $ 3,564     5.91%      $ 53,900    $ 3,189    5.92%   $ 54,325   $ 3,086      5.68%
     Non-taxable                    5,321         332     6.24          7,287        443    6.08       6,352       384      6.05
     Loans                        189,606      16,596     8.75        174,865     15,681    8.97     168,607    15,287      9.07
     Federal Funds Sold            12,899         693     5.37          9,590        531    5.54       8,650       463      5.36
                                 --------    --------     ----       --------    -------    ----   ---------   -------      ----
     Total earning assets         268,178      21,185     7.90%       245,642     19,844    8.08%    237,934    19,220      8.08%
                                            ---------                          ---------                      --------
Non-interest earning assets        10,999                              10,008                          9,450
                                ---------                           ---------                      ---------
Total assets                     $279,177                            $255,650                       $247,384
                                =========                           =========                      =========

Interest bearing liabilities:
     Demand                      $ 46,865     $ 1,468     3.13%      $ 42,945    $ 1,334    3.11%   $ 41,003   $ 1,250      3.05%
     Savings                       62,578       1,918     3.06         62,908      1,939    3.08      64,570     1,999      3.10
     Time                          99,617       5,474     5.50         88,326      4,859    5.50      83,226     4,661      5.60
                                ---------   ---------  ---------    ---------  --------- --------- ---------  --------   ---------
     Interest bearing deposits    209,060       8,860     4.24        194,179      8,132    4.19     188,799     7,910      4.19
     Borrowings                    14,559         603     4.14         10,862        464    4.29      12,675       538      4.25
                                ---------   ---------  ---------    ---------  --------- --------- ---------  --------   ---------
     Total interest bearing
     liabilities                  223,619       9,463     4.23%       205,041      8,596    4.19%    201,474     8,448      4.19%
                                            ---------                          ---------                      --------
Non-interest bearing
     liabilities                   22,701                              21,260                         19,383
Stockholders' equity               32,857                              29,349                         26,527
                                ---------                           ---------                      ---------
Total liabilities and
     stockholders' equity        $279,177                            $255,650                       $247,384
                                =========                           =========                      =========
Net interest spread                           $11,722     3.67%                  $11,248    3.89%              $10,772      3.89%
                                            =========                          =========                      ========
Net interest margin                                       4.37%                             4.58%                           4.53%

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Net interest income on a fully tax equivalent basis increased $474 thousand or 4.2% in 1998. The increase is attributable to growth in the average balance of interest earning assets of approximately $22.5 million or 9.2%. Growth in average loans was $14.7 million or 65% of earning asset growth for the year. In 1998, 1997 and 1996 average loans represented approximately 71% of the Company's average earning assets.

Declining interest rates and a competitive loan pricing environment in 1998 caused an overall decline in the yield on earning assets for the year. The average yield on earning assets for 1998 was 7.90% compared to 8.08% for both 1997 and 1996. The average loan yield declined 22 basis points from 8.97% in 1997 to 8.75% in 1998 contributing a net decrease to net interest income of $376,000 for 1998. Despite lower yields, increased volume of loans generated additional interest income contributing a net increase to net interest income of $1,291,000.

The average rate paid on interest bearing liabilities increased only 4 basis points from 4.19% to 4.23% at December 31,1998. Overall interest expense increased due to an increase in the average balances of interest bearing deposits of $14,881,000 or 7.7%. The most significant deposit growth was in certificates of deposits which accounted for $11,889,000 or 80% of the growth. Jumbo certificates of deposit increased $8,384,000 which is attributable to a municipal depositor. This increased volume in certificates of deposit resulted in a net decrease in net interest income of $643,000. The average balance of securities sold under agreements to repurchase increased $3,659,000 contributing a net decrease in net interest income of $150,000.

The Company's net interest margin represents the tax equivalent net yield on earning assets. For 1998 the net interest margin was 4.37% compared to 4.58% and 4.53% for 1997 and 1996, respectively.

The following Rate/Volume Variance Analysis identifies the portion of the changes in net interest income which are attributable to changes in volume of average balances or to changes in the yield on earning assets and rates paid on interest bearing liabilities.

                                                         1998 over(under) 1997                 1997 over(under) 1996
                                                   ----------------------------------      ---------------------------------
                                                    Total            Caused By           Total              Caused By
                                                                  ----------------                        ---------------
(dollars in thousands)                             Variance        Rate     Volume      Variance          Rate     Volume
-------------------------------------------------------------------------------------------------------------------------
Interest income from earning assets:
         Federal funds sold                         $ 162         $ (15)    $ 177      $ 68          $ 15        $ 53
         Taxable investment securities                375            (6)      381       165           130          35
         Non-taxable investment securities           (111)           11      (122)       (4)           --          (4)
         Loans                                        915          (376)    1,291       395          (166)        561
-------------------------------------------------------------------------------------------------------------------------
Total interest income                               1,341          (386)    1,727       624           (21)        645
-------------------------------------------------------------------------------------------------------------------------

Interest expense on deposits and borrowed funds:
         Interest bearing demand                      134           (35)      169        84            32          52
         Savings deposits                             (40)          (12)      (28)      (60)           (8)        (52)
         Time deposits                                634           ( 9)      643       198           (83)        281
         Securities sold under
           agreements to repurchase                   137           (13)      150       (74)            5         (79)
         Short term borrowings                          2            --         2       --             --         --
-------------------------------------------------------------------------------------------------------------------------
Total interest expense                                867           (69)      936       148           (54)        202
-------------------------------------------------------------------------------------------------------------------------
Net interest income                                 $ 474         $(317)    $ 791      $476         $  33        $443
-------------------------------------------------------------------------------------------------------------------------

PROVISION AND ALLOWANCE FOR CREDIT LOSSES

The provision for credit losses is the amount management feels is necessary to maintain the allowance for credit losses at a level sufficient to absorb potential losses in the loan portfolio. Management's analysis of the adequacy of the allowance for credit losses is based on a risk rating system further impacted by general economic conditions, the year 2000 issue, loan performance measures and historical trends. Reviews of individual problem loans or loan relationships are performed to assess the potential loss exposure to the Company and a specific reserve is established. Past credit loss experience and local economic trends are considered in determining a loss percentage inherent in smaller balance loans and homogenous loan

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

pools. Management's evaluation of the adequacy of the allowance for credit losses and the resulting provision are reviewed by the Board of Directors on a quarterly basis.

The provision for credit losses was $240,000 in 1998 compared to $225,000 in 1997 and $955,000 in 1996. Net charge-offs in 1998 totalled $196,000 compared to $415,000 in 1997 and $304,000 in 1996. Net charge-offs as a percentage of average loans outstanding decreased to .10% in 1998 compared to .24% and .18% in 1997 and 1996, respectively. The allowance for credit losses as a percentage of average loans was 1.36% at December 31, 1998 compared to 1.45% at December 31, 1997 and 1.62% at December 31, 1996. Management feels the allowance for credit losses of $2,582,433 was adequate at December 31, 1998.

The following table sets forth a summary of the Company's loan loss experience for the years ended December 31.

                                                 1998            1997              1996                 1995              1994
                                               --------        --------          --------             --------          --------
                                                                          (Dollars in thousands)
 Balance, beginning of year                     $ 2,538         $ 2,728           $ 2,077              $ 1,868           $ 1,750
                                               --------        --------          --------             --------          --------
     Recoveries:
         Real estate loans                           27               5                11                    5                33
         Installment loans                           33              34                48                   34                57
         Commercial and other                        24              20                48                   44                69
                                               --------        --------          --------             --------          --------
                                                     84              59               107                   83               159
                                               --------        --------          --------             --------          --------
     Provision                                      240             225               955                  540               525
                                               --------        --------          --------             --------          --------
     Loans charged-off:

         Real estate loans                          (55)           (137)             (107)                (120)             (169)
         Installment loans                          (32)            (69)              (67)                 (58)             (104)
         Commercial and other                      (193)           (268)             (237)                (236)             (293)
                                               --------        --------          --------             --------          --------
                                                   (280)           (474)             (411)                (414)             (566)
                                               --------        --------          --------             --------          --------
Balance, end of year                            $ 2,582         $ 2,538           $ 2,728              $ 2,077           $ 1,868
                                               --------        --------          --------             --------          --------
     Average loans outstanding                 $189,606        $174,865          $168,607             $151,292          $144,039
                                               ========        ========          ========             ========          ========
     Percentage of net charge-offs to average
         loans outstanding during the year         .10%            .24%              .18%                 .22%              .28%
     Percentage of allowance for loan losses
         at year-end to average loans             1.36%           1.45%             1.62%                1.37%             1.30%


Total non-performing assets of the Company decreased and represented .51% of total loans, net of unearned income at December 31, 1998 compared to .75% one year earlier. Past due loans also decreased at December 31, 1998, and consisted primarily of well secured real estate loans.

The following table summarizes the past due and non-performing assets of the Company as of December 31.

                                                                   1998                   1997                  1996
                                                                  ------                  -----                -----
Non-performing assets:                                                         (Dollars in thousands)
  Non-accrual loans                                                $ 827                 $1,282                $1,551
  Other real estate and other assets owned                           164                    114                   299
                                                                  ------                  -----                 -----
Total non-performing assets                                          991                  1,396                 1,850
Past due loans                                                       671                  1,422                   654
                                                                  ------                  -----                 -----
  Total non-performing assets and past due loans                  $1,662                 $2,818                $2,504
                                                                  ======                  =====                 =====
Non-performing assets to total loans,

  net of unearned income, at period end                             .51%                   .75%                 1.08%
Non-performing assets and past due loans,
  to total loans, net of unearned income, at period end             .86%                  1.52%                 1.46%

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

NONINTEREST INCOME

Noninterest income increased approximately $74,000 or 10.3% in 1998 compared to an increase of $139,000 or 24.2% in 1997. Excluding securities losses and losses from an unconsolidated subsidiary, noninterest income in 1998 increased $129,762 or 18.1% over 1997. Sources of growth in noninterest income for the year were increases in direct service charges assessed on deposit accounts ($88,000), Automated Teller Machine (ATM) fees assessed on non-bank customers ($20,000), and fees on sales of mutual funds, annuities and brokerage services ($18,000). Losses from the Company's unconsolidated subsidiary, Eastern Shore Mortgage Corporation, resulted from a decision to dissolve the subsidiary after continuing operating losses. Operating expenses in excess of income and the write down of the Company's investment based on the net realizable assets of the subsidiary resulted in the loss for the year of approximately $50,000.

                                                           Years Ended                             Change from Prior Year
                                                           ------------                         ----------------------------
                                                                                           1998/97                 1997/96
                                                                                      ----------------          --------------
                                                   1998       1997        1996       Amount     Percent       Amount     Percent
---------------------------------------------------------------------------------------------------------------------------------
Service charges on deposit  accounts             $623,698   $536,801    $504,746     $86,897       16.2%     $ 32,055       6.4%
Other service charges and fees                    151,266    120,700      77,072      30,566       25.3%       43,628      56.6%
Gain (loss) on sale of securities                  (9,692)     5,519     (22,732)    (15,211)   (275.6)%       28,251     124.3%
Loss from unconsolidated
  subsidiary                                      (49,723)    (8,681)    (32,700)    (41,042)   (472.8)%       24,019      73.51%
Other noninterest income                           71,322     59,023      47,827      12,299       20.8%       11,196      23.4%
---------------------------------------------------------------------------------------------------------------------------------
Total                                            $786,871   $713,362    $574,213     $73,509       10.3%     $139,149      24.2%
---------------------------------------------------------------------------------------------------------------------------------


NONINTEREST EXPENSES

Total noninterest expense increased approximately $143,000 or 2.4% in 1998 compared to an increase of $610,000 or 11.7% in 1997. The primary factor responsible for the increase in 1997 was the full year operating expenses associated with the Cambridge branch which was opened in 1996. The increased cost of salaries and benefits of $39,718 or 1.2% was approximately $85,000 less than expected due to a reduction in the Company's liability under the frozen defined benefit plan. Without this reduction salaries and benefits would have increased approximately $125,000 or 3.7%. Furniture and equipment expense increased approximately $22,000 or 7.6% due to increased depreciation expense and maintenance cost of equipment. The Company made capital expenditures of $151,678, $251,019 and $582,088 in 1998, 1997 and 1996, respectively. Data processing and other operating expenses continued to increase due to the growth of the Company.


                                                           Years Ended                             Change from Prior Year
                                                           ------------                         ----------------------------
                                                                                           1998/97                 1997/96
                                                                                      ----------------          --------------
                                                   1998       1997        1996       Amount     Percent       Amount     Percent
----------------------------------------------------------------------------------------------------------------------------------
Salaries and Employee benefits                 $3,421,405   $3,381,687  $3,111,577  $ 39,718      1.2%        $270,110    8.7%
Occupancy expense                                 394,101      396,753     332,039    (2,652)   (0.7)%          64,714   19.5
Furniture and equipment expense                   306,890      285,208     280,133    21,682      7.6%           5,075    1.8
Data processing                                   331,979      320,430     272,899    11,549      3.6%          47,531   17.4
Other operating expenses                        1,516,655    1,444,346   1,222,129    72,309      5.0%         222,217   18.2
----------------------------------------------------------------------------------------------------------------------------------
Total                                          $5,971,030   $5,828,424  $5,218,777  $142,606      2.4%        $609,647   11.7%
----------------------------------------------------------------------------------------------------------------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INCOME TAXES

Income tax expense was $2,146,309 for 1998 compared to $2,062,055 for 1997 and $1,751,184 for 1996. The effective tax rates on earnings were 34.8%, 35.9% and 35.2% respectively. The decline in the Company's overall effective tax rate in 1998 is primarily attributable to lower state income taxes resulting from a change in the taxation of interest on U.S. Government and certain U.S. Government Agency securities and bank qualified Maryland municipal securities.

Deferred tax assets and liabilities are recognized based on the differences between financial statement and tax bases of assets and liabilities measured using current tax rates. If it is likely that deferred tax assets will not be fully realized a valuation allowance is provided against deferred tax assets. Management feels that no such valuation allowance is necessary at December 31, 1998 and 1997. Deferred tax expense is measured by the change in net deferred tax assets or liabilities for the period.

                               -------------------
                               FINANCIAL CONDITION

Asset and liability composition, asset quality, capital resources, liquidity and market risk and interest sensitivity are all factors which are used to measure the Company's financial condition.

ASSETS

Total assets increased 13.2% to $302,254,000 December 31, 1998 compared to an increase of 5.5% for 1997. Average total assets increased 9.2% for 1998 compared to an increase of 3.3% for 1997. The loan portfolio represents 71% of earning assets and is the primary source of income for the Company. Funding for loans is primarily provided by core deposits and short term borrowings. Total deposits increased 11.1% to $249,929,000 at December 31, 1998 compared to a 4.6% increase for 1997.

The following table sets forth the average balance of the components of average earning assets as a percentage of total average earning assets as of December 31:

                               1998                 1997              1996                 1995             1994
                              ------               ------            ------               ------           ------
Investment Securities          24.49%               24.91%            25.50%               29.03%            30.61%
Loans                          70.70                71.18             70.86                68.33             65.57
Federal funds sold              4.81                 3.91              3.64                 2.64              3.82
                              ------               ------            ------               ------           ------
                              100.00%              100.00%           100.00%              100.00%           100.00%
                              ======               ======            ======               ======           ======

LOANS

Average loans increased 8.4% in 1998 compared to 3.7% growth experienced in 1997. Total loans, net of unearned income were $194,363,000 on December 31, 1998 an increase of $ 9,070,000 or 4.9% when compared to 1997.

The most significant component of loan growth in 1998 was commercial loans. Commercial loans increased 23.21% or $7,276,000 totalling $38,624,000 at December 31, 1998. A strong local economy and low interest rates were the basis of this healthy lending environment for the year. Real estate construction loans declined 8.36% for the year totalling $8,740,000 compared to $9,537,000 one year ago. The decline in long term rates put pressure on real estate lending since most borrowers were seeking long term fixed rate products. This made it difficult to grow the residential loan portfolio. Real estate mortgage loans grew a modest $2,731,000 or 1.99% for the year. In 1997 real estate loans increased $14,470,000 or 11.8% when compared to 1996.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The table below sets forth the composition of the loan portfolio at December 31.

                                              1998                  1997             1996             1995               1994
                                            ---------            ---------        ---------         ---------         ---------
                                                                            (Dollars in thousands)
Commercial, financial and agricultural       $ 38,624             $ 31,348         $ 32,662          $ 28,054          $ 22,034
Real Estate--Construction                       8,740                9,537            6,808             6,631             3,890
Real Estate--Mortgage                         139,924              137,193          122,723           118,798           105,110
Consumer                                        7,075                7,215            9,508             8,801            12,191
                                            ---------            ---------        ---------         ---------         ---------
Total Loans                                  $194,363             $185,293         $171,701          $162,284          $143,225
                                            =========            =========        =========         =========         =========

INVESTMENT SECURITIES

The investment portfolio is structured to provide liquidity for the Company and also plays an important role in the overall management of interest rate risk. The securities in the investment portfolio are classified as either held to maturity or available for sale. Investment securities held to maturity are stated at cost adjusted for amortization of premiums and accretion of discounts. The Company has the intent and ability to hold such securities until maturity. Investment securities available for sale are stated at estimated fair value based on quoted market prices. They represent securities which may be sold as part of the Company's asset/liability strategy or which may be sold in response to changing interest rates. Net unrealized holding gains and losses on these securities are reported as a separate component of stockholders' equity, net of related income taxes. At December 31, 1998 the Company had classified 83% of the portfolio as available for sale and 17% as held to maturity compared to 61% and 39% one year ago. The percentage of securities designated as available for sale has increased since 1996 to support the anticipated growth and liquidity needs of the Company.

The average balance of the investment portfolio increased $4,486,000 or 7.33% for 1998 as result of strong deposit growth for the year. The increase in the average balance of investment securities for 1997 was $510,000. Reinvestment of maturities in the investment portfolio and new investments resulting from growth were concentrated in U.S. Government Agency bonds whose earnings are exempt from state income tax, resulting in higher after tax yields without affecting the overall safety and liquidity of the portfolio. The Company does not generally invest in structured notes or other derivative securities.

FEDERAL FUNDS SOLD

The Company invests excess cash balances in overnight investments, or federal funds sold, with its correspondent banks. Federal funds sold are maintained at a level necessary to meet the immediate liquidity needs of the Company. The average balance of federal funds sold increased $3,309,000 to $12,899,000 for 1998 representing a 34.5% increase over 1997. In 1997 the average balance of Federal Funds sold increased $940,000 to $9,590,000 an increase of 10.9% over 1996.

DEPOSITS

The Company utilizes core deposits to fund its earning assets. At December 31, 1998 and 1997 deposits provided funding for 86% and 87% of average earning assets, respectively. Average deposits increased 7.8% in 1998 and 3.5% in 1997. The average rate paid on interest bearing deposits increased 5 basis points to 4.24% for 1998 compared to 4.19% for 1997. This increase is the result of growth in time deposits which have the highest overall rate. Rates paid on interest bearing liabilities, as well as the overall deposit mix, remained essentially unchanged from 1996 to 1997. During 1998 the average balance of certificates of deposit $100,000 or more increased $8,384,000 or 30% compared to 1,606,000 or 6.1% in 1997 and $9,611,000 or 57.9% in 1996. The growth from 1996 through 1998 is primarily attributable to growth in deposits of counties and municipalities in the Company's market area. Other certificates of deposit increased $2,907,000 or 4.8% while other interest and noninterest bearing deposits fluctuations were not significant during the year. The Company does not accept brokered deposits, nor does it rely on purchased deposits as a funding source for loans.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following table sets forth the average balances of deposits and the percentage of each category to total deposits for the years ended December 31.

                                                                    Average Balances
                                           ---------------------------------------------------------------------
                                               1998                        1997                        1996
                                           -----------             -------------------          ----------------
                                                                  (Dollars in thousands)
Non interest-bearing demand           $ 21,884         9.48%     $ 20,119        9.39%       $ 18,227          8.80%
Interest-bearing deposits
     NOW and SuperNOW                   46,865        20.29%       42,945       20.04%         41,003         19.81%
     Savings                            13,340         5.78%       12,931        6.03%         12,874          6.22%
     Money Management                   49,238        21.32%       49,977       23.32%         51,696         24.97%
     CD's and other Time deposits
         less than $100,000             63,415        27.46%       60,508       28.24%         57,014         27.54%
     CD's $100,000 or more              36,202        15.67%       27,818       12.98%         26,212         12.66%
                                      --------     --------      --------    --------        --------      ---------
                                      $230,944       100.00%     $214,298      100.00%       $207,026        100.00%
                                      ========     ========      ========    ========        ========      =========

The following table sets forth the maturity ranges of certificates of deposit with balances of $100,000 or more on December 31, 1998 (in thousands):

                Three months or less            $26,702
                Three through twelve months       6,162
                Over twelve months               12,869
                                                 ------
                                                $45,733
                                                 ======

OTHER INTEREST-BEARING LIABILITIES

Short term borrowings consist primarily of securities sold under agreement to repurchase. These short term obligations are issued in conjunction with cash management services for deposit customers. The average balance of these borrowings increased $3,697,000 or 34% in 1998 following a decrease of $1,813,000 or 14.3% in 1997. From time to time in order to meet short term liquidity needs the Company may borrow from a correspondent bank under a federal funds line of credit arrangement. The average borrowings for the year were $2,300. There were no borrowings under this arrangement during 1997 or 1996.

The following table sets forth the Company's position with respect to short term borrowings:

                                                                  1998                     1997                   1996
                                                              ------------             -------------       ----------------
                                                                    Interest                 Interest              Interest
                                                            Balance    Rate          Balance   Rate         Balance  Rate
---------------------------------------------------------------------------------------------------------------------------
                                                                                 (Dollars in thousands)
Federal funds purchased and securities sold
    under agreements to repurchase:
         Outstanding at year end                            $17,111     3.99%       $10,264     4.41%     $ 9,268     5.03%
         Average outstanding for the year                    14,559     4.17         10,862     4.29       12,675     4.25
         Maximum outstanding at any month end                19,879       --         14,301       --       16,724       --


The Company does not have any long term debt.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                -----------------
                                CAPITAL RESOURCES

The Company continues to maintain capital at levels in excess of those required by the federal banking agencies. Total stockholders' equity was $34,284,000 at December 31, 1998, 10.7% higher than the previous year. Average stockholders' equity was $32,857,000 for 1998, an increase of 12.0% compared to 1997.

The Bank records unrealized holding gains(losses) on investment securities available-for-sale as a separate component of stockholder's equity. As of December 31, 1998, the portion of the Bank's investment portfolio designated as "available-for-sale" had unrealized holding gains of $445,000, net of tax. Management has established policies to monitor the investment portfolio in order to prevent any material negative effect on capital.

The following table compares the Company's capital ratios to the regulatory requirements:

                                                                                              Regulatory
December 31,                                            1998                  1997            Requirements
--------------------------------------------------------------------------------------------------------------
                                                                         ($ in thousands)
Tier 1 capital                                         $ 33,839              $ 30,841
Tier 2 capital                                            2,405                 2,253
--------------------------------------------------------------------------------------------------------------

Total capital, less deductions                         $ 36,244              $ 33,094
Risk-adjusted assets                                    192,214              $179,993
Risk-based capital ratios:
     Tier 1                                              17.60%                17.13%              4.0%
     Total capital                                       18.86%                18.39%              8.0%
--------------------------------------------------------------------------------------------------------------

Total capital                                          $ 33,839              $ 30,841
Total adjusted assets                                  $302,724              $266,271
Leverage capital ratio                                   11.18%                11.58%              4.0%
--------------------------------------------------------------------------------------------------------------


Management knows of no trends or demands, commitments, events or uncertainties which may materially affect capital.

                 -----------------------------------------------
                 LIQUIDITY, MARKET RISK AND INTEREST SENSITIVITY

Liquidity describes the ability of the Company to meet financial obligations that arise during the normal course of business. Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of customers and to fund current and planned expenditures. Liquidity is derived through increased customer deposits, maturities in the investment portfolio,loan repayments and income from earning assets. To the extent that deposits are not adequate to fund customer loan demand, liquidity needs can be met in the short-term funds markets. The Company has an arrangement with a correspondent bank whereby it has a $10,000,000 line of credit available to meet any short-term needs (30 days) which may not be funded by its large portfolio of readily marketable investments that can be converted to cash if needed. The Bank is also a member of the Federal Home Loan Bank of Atlanta which provides another source of liquidity. There are no known trends or demands, commitments, events or uncertainties that management is aware of which will materially affect the Company's ability to maintain liquidity at satisfactory levels.

Market risk is the risk of loss arising from adverse changes in the fair value of financial instruments due to changes in interest rates, exchange rates or equity pricing. The Company's principal market risk is interest rate risk. The Bank's interest rate sensitivity position is managed to maintain an appropriate balance between the maturity and repricing characteristics of assets and liabilities consistent with the Bank's liquidity analysis, growth and capital adequacy goals. The board of directors has adopted an asset liability management policy which requires management and the asset liability committee to closely monitor the Bank's exposure to changes in interest rates. Actions which can be taken to manage interest rate risk include changing the mix of floating and fixed rate earning assets and funding sources, restructuring the investment portfolio, Federal Home Loan Bank advances with appropriate rate/gap match, and product marketing and development to attract new loans and deposits.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management's primary tool for monitoring interest rate sensitivity is "gap" analysis which summarizes the amount of interest sensitive assets and liabilities which will reprice over various time intervals. The difference between the volume of assets and liabilities repricing in each interval is the interest sensitivity "gap". "Positive gap" occurs when more assets reprice in a given time interval, while "negative gap" occurs when more liabilities reprice. The Company had a positive gap position within the one year repricing interval. Management has classified money management, savings and NOW accounts primarily in the over 1 year interval because they have not historically repriced in accordance with general changes in interest rates. The following table summarizes the Company's interest sensitivity at December 31, 1998 based upon contractual maturity if fixed rate or earliest repricing date if variable rate.

----------------------------------------------------------------------------------------------------------------------------------
                                                                                     3 Months      Total    Over 1 Year
                                                                      3 Months       Through       Within    and not
December 31, 1998                                      Immediate      or Less        12 Months    One Year  Classified   Total
----------------------------------------------------------------------------------------------------------------------------------
                                                                                      (Dollars in Thousands)
EARNING ASSETS:
     Loans--net of unearned income                       $36,446       $18,898       $33,325      $88,669    $105,694    $194,363
     Investment securities                                  --           8,475        19,321       27,796      55,575      83,371
     Federal Funds Sold                                   12,403           --            --        12,403         --       12,403
----------------------------------------------------------------------------------------------------------------------------------
         TOTAL EARNING ASSETS                             48,849        27,373        52,646      128,868     161,269     290,137
----------------------------------------------------------------------------------------------------------------------------------

INTEREST-BEARING LIABILITIES:

     Money management, Savings and NOW's                    --             --         10,865       10,865     101,112     111,977
     Certificates of deposit $100,000 and over              --          26,702         6,162       32,864      12,869      45,733
     All other time deposits                                --          11,774        15,496       27,270      39,466      66,736
     Short-term borrowings                                17,111           --           --         17,111         --       17,111
----------------------------------------------------------------------------------------------------------------------------------
         TOTAL INTEREST-BEARING LIABILITIES               17,111        38,476        32,523       88,110     153,447     241,557
----------------------------------------------------------------------------------------------------------------------------------
NET NON-INTEREST BEARING LIABILITIES AND
     AND OTHER FUNDING SOURCES                              --             --           --           --        48,580      48,580
----------------------------------------------------------------------------------------------------------------------------------
NTEREST SENSITIVITY GAP
     ASSET SENSITIVE (LIABILITY SENSITIVE)               $31,738      $(11,103)      $20,123      $40,758    $(40,758)   $    --
----------------------------------------------------------------------------------------------------------------------------------

In addition to gap analysis, the Bank utilizes a simulation model to quantify the effect a hypothetical plus or minus 200 basis point change in rates would have on net interest income and the fair value of capital. The model takes into consideration the effect of call features of investments as well as prepayments of loans in periods of declining rates. When actual changes in interest rates occur the changes in interest earning assets and interest bearing liabilities may differ from the assumptions used in the model. As of December 31, 1998 the model produced the following sensitivity profile for net interest income and the fair value of capital:

                                                                  Immediate Change in Rates
                                         ------------------------------------------------------------------------------
                                          +200 Basis Points           -200 Basis Points           Policy Limit
-----------------------------------------------------------------------------------------------------------------------
% Change in Net Interest Income                 8.67%                     (11.46)%                  +/- 25%
% Change in Fair Value of Capital              10.01%                     (12.28)%                  +/- 15%

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                    ---------
                                    Year 2000

This is a year 2000 readiness disclosure under the Year 2000 Information and Readiness Disclosure Act of 1998.

The "Year 2000 Issue", which is common to most corporations, including banks, is a general term used to describe the problems that may result from the improper processing of dates and date-sensitive calculations as the Year 2000 approaches. This issue is caused by the fact that many of the world's existing computer programs use only two digits to identify the year in the date field of a program. These programs could experience serious malfunctions when the last two digits of the year change to "00" as a result of identifying a year designated "00" as the year 1900 rather than the Year 2000.

The Company formed a Year 2000 Committee, which is comprised of a cross-section of the Company's employees, in 1996. This Committee is leading the Company's Year 2000 efforts to ensure that the Company is properly prepared for the Year 2000. The Company's Board of Directors has approved a plan submitted by the year 2000 Committee that was developed in accordance with guidelines set forth by the Federal Financial Institutions Examination Council. This plan has five primary phases related to internal Year 2000 compliance:

1. Awareness--this phase is ongoing and is designed to inform the Company's Board of Directors (the "Board") and Executive management ("Management"), employees, customers and vendors of the impact of the Year 2000 Issue. Since September 1997, the Board has been apprised of the Company's efforts at their regular meetings. In addition, all customers were updated with respect to the Company's Year 2000 efforts through several mailings sent in 1998.

2. Assessment--during this phase an inventory was conducted of all known Company processes that could reasonably be expected to be impacted by the Year 2000 Issue and their related vendors, if applicable. The identification process included information technology and communication systems such as personal computers, local area networks and servers, ATM modems, printers, copy machines, facsimile machines, telephones and the operating systems and software for these systems. It also included non-information technology systems, such as heating, air conditioning and vault controls, alarm systems, surveillance systems, time clocks, coin and currency counters, and postage meters. The Company inventoried all the systems listed above in October 1997 and performed an initial assessment of potential risks from either under or nonperformance arising from incorrect processing and usage of dates after December 31, 1999. All outside services and major vendor were contacted to ascertain their individual levels of Year 2000 compliance. From vendor responses and/or certifications of Year 2000 compliance the Company determined that all vendors are aware of the issue and are working toward compliance. The Company expects all vendors to be Year 2000 compliant prior to December 31, 1999.The assessment phase is complete, although it is updated periodically as necessary.

3. Renovation and/or replacement--this phase includes programming code enhancements, hardware and software upgrades, system replacements, vendor certification and any other changes necessary to make any hardware, software and other equipment Year 2000 compliant. The Company does not perform in-house programming, and thus is dependent on external vendors to ensure and modify, if needed, the hardware, software or other services it provides to the Company for Year 2000 compliance. The Company's data processing for its core services (deposit, loan and related support processing) is performed by Delmarva Bank Data Processing Center, Inc.("Delmarva"). Delmarva reports its Year 2000 compliance progress to the Company on a regular basis. These reports indicate that they are on or ahead of schedule in all areas and the Company expects Delmarva to be Year 2000 compliant prior to December 31, 1999.

4. Validation--The next phase for the Company under the plan is to complete a comprehensive testing of all known processes. Testing with Delmarva was completed in August, 1998. All core systems tested compliant. The Company has performed Year 2000 testing of all employee computer work stations, and all were either upgraded or replaced with compliant systems. The testing of the Company's mission critical processes was substantially complete at December 31, 1998. The testing of the remainder of the Company's processes is expected to be substantially completed by March 31, 1999.

5. Implementation--this phase will occur when Year 2000 processing commences. On some applications the Company is already entering dates greater than December 31, 1999 into its systems. In these situations no adverse events have been noted. The significant part of the implementation phase will occur after December 31, 1999.

                             SELECTED FINANCIAL DATA

The Company has developed contingency plans for processes that do not process information reliably and accurately after December 31, 1999, including a contingency plan to provide operating alternatives for continuation of services to the Bank's customers in the event of systems or communication failures at the beginning of the Year 2000. The contingency plan was completed at December 31, 1998. Based on preliminary planning during development of the contingency plan, management believes that the Company will be able to continue to operate in the Year 2000 even if some systems fail. At the end of December 1999, we will generate paper and spreadsheet backup of all customer and general ledger accounts. Due to the size of the Bank, we believe that we would be able to operate with all transactions processed manually until normal operations can be restored. This procedure could require changing of schedules and hiring of temporary staff. We expect this procedure, if necessary, to be short term and not to materially increase our operating cost, however, if this procedure were to continue for any extended period of time, or if we ultimately had to change data service providers, the cost could be material.

Ultimately, the success of the Company's efforts to address the Year 2000 issue depends to a large extent not only on the corrective measures that the Company undertakes, but also on the efforts undertaken by businesses and other independent entities who provide data to, or receive data from, the Company such as borrowers, vendors or customers. In particular, the Company's credit risk associated with its borrowers may increase as a result of problems such borrowers may have resolving their own Year 2000 issues. The Company is also in the process of assessing the Year 2000 readiness of significant borrowers and depositors. Significant borrowers and depositors are commercial customers with individual non-mortgage loans in excess of $300,000 or loan relationships in excess of $750,000 if secured, $500,000 if unsecured. Surveys of each significant borrower and depositor's awareness of the Year 2000 issue and their ability to become compliant are being performed. This step is not expected to require a significant amount of time or resources. Based on the survey responses, Management is not aware of any material risks posed by the Year 2000 status of significant borrowers and depositors. From now until 2000, the Company will endeavor to monitor the Year 2000 efforts of its borrowers and will implement a course of action and procedures designed to reduce any increased potential risk as a result of Year 2000 issues.

As of February 28, 1998 the following chart shows the current and projected status of the Bank's Year 2000 compliance efforts:

                                                   Projected     Projected
        Phase                      12/31/98         3/31/99       6/30/99
------------------------------------------------------------------------------
        Awareness                   100%               --            --
        Assessment                  100%               --            --
        Renovation                   95%              100%           --
        Validation                   85%               90%          100%

The Company expensed $101,088 on Year 2000 costs for the year ended December 31, 1998 and $57,986 in 1997. Based on an analysis of projected expenses, the total cost of the Year 2000 project is currently estimated at $280,000. Funding of the Year 2000 project costs will come from normal operating cash flow, however, the majority of expenses associated with the Year 2000 Issue are the cost of existing personnel and will not have a material effect on the reported net income for the Company. Should the Company have to resort to alternative operating procedures due to major systems or communication failures at the beginning of the Year 2000, the extra costs could be material. Other projects have been delayed due to time spent on the Year 2000 project, however, these have not had a material effect on the Company's financial condition or results of operations.

Management of the Company believes that the potential effects on the Company's internal operations of the Year 2000 Issue can and will be addressed prior to the Year 2000. However, if required modifications or conversions are not made or are not completed on a timely basis prior to the Year 2000, the Year 2000 scenarios foreseeable at this time would include the Company temporarily not being able to process, in some combination, various types of customer transactions. This could affect the ability of the Company to, among other things, originate new loans, post loan payments, accept deposits or allow immediate withdrawals, and, depending on the amount of time such a scenario lasted, could have a material adverse effect on the Company.

Because of the serious implications of these scenarios, the primary emphasis of the Company's Year 2000 efforts is to correct, with complete replacement if necessary, any systems or processes whose Year 2000 test results are not satisfactory prior to the Year 2000. Nevertheless, should one of the most reasonably likely worst case scenarios occur in the Year 2000, the Company, as noted above, has formalized a contingency plan that would allow for limited transactions until the Year 2000 problems are fixed.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The costs of the Year 2000 project and the date on which the Company plans to complete Year 2000 compliance are based on management's best estimates, which were derived using numerous assumptions of future events such as the availability of certain resources (including internal and external resources), third party vendor plans and other factors. However, there can be no guarantee that these estimates will be achieved at the cost disclosed or within the time frame indicated, and actual results could differ materially from these plans. Factors that might affect the timely and efficient completion of the Company's Year 2000 project include, but are not limited to, vendors' abilities to adequately correct or convert software and the effect on the Company's ability to test its systems, the availability and cost of personnel trained in the Year 2000 area, the ability to identify and correct all relevant computer programs and similar uncertainties.

Bank regulatory agencies have issued guidance under which they are assessing Year 2000 readiness. The failure of a financial institution to take appropriate action to address deficiencies in the Year 2000 project management process may result in enforcement actions which could have a material adverse effect on such institution, result in the imposition of civil money penalties or result in the delay (or receipt of an unfavorable or critical evaluation of management of a financial institution in connection with regulatory review) of applications seeking to acquire other entities or otherwise expand the institution's activities.

                           --------------------------
                           FORWARD LOOKING STATEMENTS

Portions of this annual report contain forward-looking statements within the meaning of ThePrivate Securities LitigationReform Act of 1995. Such statements are not historical facts and include expressions about the Company's confidence, policies, and strategies, the Year 2000 issue, adequacy of capital levels, and liquidity. Such forward-looking statements involve certain risks and uncertainties, including general economic conditions, competition in the geographic and business areas in which theCompany and its affiliates operate, inflation, fluctuations in interest rates, legislation, and governmental regulation. These risks and uncertainties are described in MOREdetail in the Company's Form 10-K, under the heading "RiskFactors". Actual results may differ materially from such forward-looking statements, and the Company assumes no obligation to update forward-looking statements at any time.

                        ---------------------------------
                        RECENT STOCK PRICES AND DIVIDENDS

The Company's stock is quoted on the OTC Bulletin Board(OTCBB) under the symbol TABS and is traded infrequently. Price information listed on the OTCBB is based upon the participation of market makers for the Company's stock. The following table indicates cash dividends paid per share for each quarter of 1998, 1997 and 1996 and the ranges of representative sales prices for the stated periods.

                                     1998                                 1997                            1996
                           ---------------------                  -------------------              ------------------
                         Price Range                            Price Range                    Price Range
                         ------------         Dividends         ---------         Dividends    ---------        Dividends
                          High   Low             Paid           High   Low          Paid       High   Low          Paid
--------------------------------------------------------------------------------------------------------------------------
First Quarter            $50.00-45.50            $ .20         $26.00-25.00        $.15        $22.50-22.00       $.125
Second Quarter            51.50-50.00              .20          33.75-27.25         .15         23.00-22.00        .125
Third Quarter             53.25-51.00              .20          40.00-40.00         .15         25.00-23.50        .125
Fourth Quarter            54.50-53.00              .35          44.50-40.00         .40         25.00-24.50        .325
                                                  ----                              ---                            ----
                                                 $ .95                             $.85                           $ .70
                                                  ====                              ===                            ====

                             SELECTED FINANCIAL DATA

The following table sets forth certain selected financial data for the five years ended December 31, 1998 and is qualified in its entirety by the detailed information and financial statements, including notes thereto, included elsewhere or incorporated by reference in this annual report. This data should be read in conjunction with the financial statements and related notes thereto, included elsewhere in this annual report and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                    Years Ended December 31,
                                                                 1998          1997           1996          1995          1994
----------------------------------------------------------------------------------------------------------------------------------
                                                                            ($ in thousands, except per share data)
SUMMARY OF OPERATING RESULTS:
  Total interest income                                        $21,048        $19,672        $19,019       $17,435       $15,452
  Total interest expense                                         9,463          8,596          8,448         8,207         7,178
                                                               -------        -------        -------       -------       -------
  Net interest income                                           11,585         11,076         10,571         9,228         8,274
  Provision for credit losses                                      240            225            955           540           525
                                                               -------        -------        -------       -------       -------
  Net interest income after provision for credit losses         11,345         10,851          9,616         8,688         7,749
  Noninterest income                                               787            713            574           617           633
  Noninterest expense                                            5,971          5,828          5,219         5,083         4,887
                                                               -------        -------        -------       -------       -------
  Income before income taxes                                     6,161          5,736          4,971         4,222         3,495
  Provision for income taxes                                     2,146          2,062          1,751         1,538         1,232
                                                               -------        -------        -------       -------       -------
    NET INCOME                                                 $ 4,015        $ 3,674        $ 3,220       $ 2,684       $ 2,263
                                                               =======        =======        =======       =======       =======

PER SHARE DATA:
  Diluted Net income                                             $3.33          $3.06          $2.72         $2.27         $1.93
  Dividends paid                                                   .95            .85            .70          .625           .50
  Book value at end of period                                    28.76          26.04          23.54         21.32         18.86
  Weighted average common shares(1)                          1,207,028      1,199,130      1,185,410     1,180,154     1,175,958

OTHER DATA (AT YEAR END):
  Total assets                                                $302,254       $267,029       $253,184      $234,406      $231,700
  Total deposits                                               249,929        224,914        215,101       195,447       193,364
  Total loans, net of unearned income
    and allowance for credit losses                            191,781        182,756        168,972       160,207       141,358
  Total stockholders' equity                                    34,284         30,972         27,920        25,193        22,204

RETURN ON EQUITY AND ASSETS:
  Return on average total assets                                 1.44%          1.44%          1.30%         1.17%          .99%
  Return on average stockholders' equity                        12.22%         12.52%         12.14%        11.25%        10.32%
  Average stockholders' equity to average total assets          11.77%         11.48%         10.72%        10.37%         9.59%

(1) The weighted average common shares includes the effect of dilution of stock options outstanding at period end.

                           CONSOLIDATED BALANCE SHEETS
                           December 31, 1998 and 1997

                                                                                              1998            1997
-------------------------------------------------------------------------------------------------------------------------
ASSETS
     Cash and due from banks (Notes 1 and 3)                                               $ 8,003,809     $ 8,108,370
     Federal funds sold                                                                     12,402,615       8,056,873
     Investment securities: (Notes 1 and 4)
          Available for sale--at fair value                                                 69,500,252      37,329,801
          Held to maturity--at amortized cost - fair value of
               $13,962,764 (1998) and $24,256,659 (1997)                                    13,870,709      24,148,612
     Loans, less allowance for credit losses (1998) $2,582,433
          (1997) $2,537,920 (Notes 1 and 5)                                                191,780,928     182,755,512
     Premises and equipment (Notes 1 and 6)                                                  2,976,637       3,144,436
     Accrued interest receivable on loans and investment securities                          2,169,505       1,948,608
     Deferred income taxes (Notes 1 and 12)                                                    342,440         455,070
     Other real estate (Note 1)                                                                163,765         113,579
     Other assets (Note 7)                                                                   1,043,083         968,278
                                                                                          ------------       ---------

          Total assets                                                                    $302,253,743    $267,029,139
                                                                                          ============       =========

LIABILITIES
     Deposits: (Notes 4 and 8)
          Noninterest-bearing demand                                                      $ 25,483,195    $ 23,695,553
          NOW and Super NOW                                                                 50,206,909      51,159,113
          Certificates of deposit, $100,000 or more                                         45,733,348      25,762,804
          Other time and savings                                                           128,505,823     124,296,189
                                                                                          ------------       ---------
                                                                                           249,929,275     224,913,659

     Securities sold under agreements to repurchase (Notes 1 and 4)                         17,111,375      10,263,528
     Accrued interest payable on deposits                                                      483,148         388,199
     Other liabilities (Note 9)                                                                446,215         492,139
                                                                                          ------------       ---------

          Total liabilities                                                                267,970,013     236,057,525
                                                                                          ------------       ---------

COMMITMENTS (Notes 6, 9 and 16)

STOCKHOLDERS' EQUITY (Notes 10 and 13)
     Common stock, par value $.01, authorized 25,000,000 shares;
          issued and outstanding (1998) 1,192,202 shares;
          (1997) 1,189,610 shares                                                               11,922          11,896
     Surplus                                                                                12,663,141      12,548,111
     Retained earnings                                                                      21,163,696      18,280,376
     Accumulated other comprehensive income (Notes 1 and 4)                                    444,971         131,231
                                                                                          ------------       ---------

               Total stockholders' equity                                                   34,283,730      30,971,614
                                                                                          ------------       ---------

               Total liabilities and stockholders' equity                                 $302,253,743    $267,029,139
                                                                                          ============       =========

The notes to consolidated financial statements are an integral part of these statements.

                        CONSOLIDATED STATEMENTS OF INCOME
              For the Years Ended December 31, 1998, 1997 and 1996

                                                                  1998               1997           1996
--------------------------------------------------------------------------------------------------------------
INTEREST INCOME
     Loans, including fees (Notes 1 and 5)                     $16,571,485      $15,659,584     $15,215,968
     Interest and dividends on investment securities
          Taxable                                                3,564,032        3,189,376       3,085,546
          Tax-exempt                                               219,038          292,467         253,733
     Federal funds sold                                            693,272          530,721         463,549
                                                                ----------         --------        --------

               Total interest income                            21,047,827       19,672,148      19,018,796
                                                                ----------         --------        --------

INTEREST EXPENSE
     NOW and Super NOW accounts                                  1,468,201        1,333,672       1,249,532
     Certificates of deposit, $100,000 or more                   1,936,399        1,463,450       1,388,908
     Other time and savings                                      5,455,539        5,334,401       5,271,092
     Securities sold under agreements to repurchase                602,534          464,496         538,199
                                                                ----------         --------        --------

               Total interest expense                            9,462,673        8,596,019       8,447,731
                                                                ----------         --------        --------

NET INTEREST INCOME                                             11,585,154       11,076,129      10,571,065

PROVISION FOR CREDIT LOSSES (Notes 1 and 5)                        240,000          225,000         955,000
                                                                ----------         --------        --------

NET INTEREST INCOME AFTER PROVISION
          FOR CREDIT LOSSES                                     11,345,154       10,851,129       9,616,065

NONINTEREST INCOME
     Service charges on deposit accounts                           623,698          536,801         504,746
     Other service charges, commissions and fees                   151,266          120,700          77,072
     Gain (loss) on sale of securities (Note 4)                     (9,692)           5,519         (22,732)
     Other operating income, net (Note 7)                           21,599           50,342          15,127
                                                                ----------         --------        --------
                                                                   786,871          713,362         574,213
                                                                ----------         --------        --------

NONINTEREST EXPENSES
     Salaries and wages                                          2,559,543        2,490,013       2,313,247
     Employee benefits (Notes 9, 10 and 11)                        861,862          891,674         798,330
     Occupancy expense (Note 6)                                    394,101          396,753         332,039
     Furniture and equipment expense                               306,890          285,208         280,133
     Data processing                                               331,979          320,430         272,899
     Other operating expenses                                    1,516,655        1,444,346       1,222,129
                                                                ----------         --------        --------
                                                                 5,971,030        5,828,424       5,218,777
                                                                ----------         --------        --------

INCOME BEFORE INCOME TAXES                                       6,160,995        5,736,067       4,971,501
Federal and State income taxes (Note 12)                         2,146,309        2,062,055       1,751,184
                                                                ----------         --------        --------

NET INCOME                                                      $ 4,014,686     $ 3,674,012     $ 3,220,317
                                                                ==========         ========        ========

Basic earnings per common share (Notes 1 and 18)                    $ 3.37           $ 3.09          $ 2.72
                                                                ==========         ========        ========

Diluted earnings per common share                                   $ 3.33           $ 3.06          $ 2.72
                                                                ==========         ========        ========


The notes to consolidated financial statements are an integral part of these statements.

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              For the Years Ended December 31, 1998, 1997 and 1996

                                                                                                   Accumulated
                                                                                                     Other           Total
                                                       Common                       Retained       Comprehensive  Stockholders'
                                                        Stock        Surplus        Earnings          Income         Equity
------------------------------------------------------------------------------------------------------------------------------
Balances, January 1, 1996                              $11,818      $12,330,752    $13,224,629     $(373,744)    $25,193,455
    Comprehensive income:
    Net income                                           --              --          3,220,317           --        3,220,317
    Other comprehensive income, net of tax:
      Unrealized gain on available for
        sale securities, net of reclassification
        adjustment of $(20,943)                          --              --              --          230,331         230,331
                                                                                                                 -----------

    Total comprehensive income                                                                                     3,450,648

                                                                                                                 -----------

    4,092 shares issued under 401(k) plan                   40           96,744          --              --           96,784
    Exercise of stock options                                4            7,796          --              --            7,800
    Cash dividends paid, $.70 per share                  --              --           (828,682)          --         (828,682)
                                                       -------      -----------    -----------   -----------     -----------

Balances, December 31, 1996                             11,862       12,435,292     15,616,264     (143,413)      27,920,005

    Comprehensive income:
    Net income                                           --             --           3,674,012           --        3,674,012
    Other comprehensive income, net of tax:
      Unrealized gain on available for
        sale securities, net of reclassification
        adjustment of $17,120                            --             --               --          274,644         274,644
                                                                                                                 -----------

    Total comprehensive income                           --             --               --              --        3,948,656
                                                                                                                 -----------

    2,968 shares issued under 401(k) plan                   30          105,023          --              --          105,053
    Exercise of stock options                                4            7,796          --              --            7,800
    Cash dividends paid, $.85 per share                  --             --          (1,009,900)          --       (1,009,900)
                                                       -------      -----------    -----------   -----------      ----------

Balances, December 31, 1997                             11,896       12,548,111     18,280,376       131,231      30,971,614

    Comprehensive income:
    Net income                                            --             --          4,014,686                     4,014,686
    Other comprehensive income, net of tax:
      Unrealized gain on available for
        sale securities, net of reclassification
        adjustment of $(14,775)                           --             --              --          313,740         313,740
                                                                                                                 -----------

    Total comprehensive income                            --             --              --              --        4,328,426
                                                                                                                 -----------

    2,017 shares issued under 401(k) plan                   20          101,761          --              --          101,781
    Exercise of stock options                                6           13,269                          --           13,275
    Cash dividends paid, $.95 per share                  --              --         (1,131,366)          --       (1,131,366)
                                                       -------      -----------    -----------   -----------     -----------

Balances, December 31, 1998                            $11,922      $12,663,141    $21,163,696      $444,971     $34,283,730
                                                       =======      ===========    ===========   ===========     ===========

The notes to consolidated financial statements are an integral part of these statements.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              For the Years Ended December 31, 1998, 1997 and 1996

                                                                               1998              1997              1996
---------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                            $ 4,014,686       $ 3,674,012     $ 3,220,317
     Adjustments to reconcile net income to net cash
          provided by operating activities:
          Depreciation and amortization                                        501,229           453,830         472,441
          Discount accretion on debt securities                                (65,608)         (119,149)        (88,246)
          Discount accretion on matured debt securities                         61,631            79,100          30,815
          (Gain) loss on sale of securities                                      9,692            (5,519)         22,732
          Provision for credit losses, net                                      44,513          (190,400)        651,005
          Deferred income taxes                                                (84,775)          108,745        ( 92,784)
          (Gain) loss on disposal of premises and equipment                      7,713               (15)          6,482
          Loss on other real estate owned                                       18,124            19,061          13,500
          Net changes in:
               Accrued interest receivable                                    (220,897)         (120,478)        (74,152)
               Other assets                                                    (74,805)         (143,405)       (132,464)
               Accrued interest payable on deposits                             94,949            (4,890)         34,199
               Other liabilities                                               (45,924)           (9,640)         41,836
                                                                           -----------       -----------     -----------

                    Net cash provided by operating activities                4,260,528         3,741,252       4,105,681
                                                                           -----------       -----------     -----------

CASH FLOWS FROM INVESTING ACTIVITIES
     Proceeds from sales of securities available for sale                    9,054,240         5,954,000       4,976,911
     Proceeds from maturities and principal payments
          of securities available for sale                                   3,465,196         5,981,895      10,682,736
     Purchases of securities available for sale                            (42,418,520)      (16,911,099)    (17,056,224)
     Proceeds from maturities and principal payments
          of securities held to maturity                                    14,327,204         8,329,268      10,841,694
     Purchases of securities held to maturity                               (6,023,906)       (1,709,507)    (11,153,089)
     Net increase in loans                                                  (9,291,576)      (14,823,887)    (11,843,709)
     Purchase of loans                                                       --                 (700,000)       (198,000)
     Proceeds from sale of loans                                             --                1,728,508       2,460,604
     Purchase of premises and equipment                                       (151,678)         (251,019)       (582,088)
     Proceeds from sale of other real estate owned                             153,337           308,380       --
     Proceeds from sale of premises and equipment                               19,203            20,000       --
                                                                           -----------       -----------     -----------

                    Net cash used in investing activities                  (30,866,500)      (12,073,461)    (11,871,165)
                                                                           -----------       -----------     -----------

CASH FLOWS FROM FINANCING ACTIVITIES
     Net increase in demand, NOW,
          money market, and savings deposits                                   128,089         8,153,158       9,923,185
     Net increase in certificates of deposit                                24,887,527         1,659,061       9,731,264
     Net increase (decrease) in securities sold
          under agreement to repurchase                                      6,847,847           995,835      (3,678,554)
     Proceeds from issuance of common stock                                    115,056           112,853         104,584
     Dividends paid                                                         (1,131,366)       (1,009,900)       (828,682)
                                                                           -----------       -----------     -----------

                    Net cash provided by financing activities               30,847,153         9,911,007      15,251,797
                                                                           -----------       -----------     -----------

              For the Years Ended December 31, 1998, 1997 and 1996

                                                           1998             1997              1996
-------------------------------------------------------------------------------------------------------
NET INCREASE IN CASH
     AND CASH EQUIVALENTS                                4,241,181        1,578,798         7,486,313

CASH AND CASH EQUIVALENTS AT
     BEGINNING OF YEAR                                  16,165,243       14,586,445         7,100,132
                                                       -----------      -----------       -----------

CASH AND CASH EQUIVALENTS AT
     END OF YEAR                                       $20,406,424      $16,165,243       $14,586,445
                                                       ===========      ===========       ===========

Supplemental cash flows information:

     Interest paid                                     $ 9,372,177      $ 8,600,909       $ 8,413,532
                                                       ===========      ===========       ===========
     Income taxes paid                                 $ 2,248,519      $ 1,956,219       $ 1,830,877
                                                       ===========      ===========       ===========
     Transfers from loans to other real estate           $ 221,647        $ 202,507       $   165,000
                                                       ===========      ===========       ===========

The notes to consolidated financial statements are an integral part of these statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              For the Years Ended December 31, 1998, 1997 and 1996

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements include the accounts of Talbot Bancshares, Inc. (the "Company") and its subsidiary, The Talbot Bank of Easton, Maryland (the "Bank") with all significant intercompany transactions eliminated. The investment in subsidiary is recorded on the Company's books on the basis of it's equity in the net assets of the subsidiary. The accounting and reporting policies of the Company conform to generally accepted accounting principles and to prevailing practices within the banking industry. Certain reclassifications have been made to amounts previously reported to conform with the classifications made in 1998.

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

Loans are considered impaired when it is probable that the Bank will not collect all principal and interest payments according to the loan's contractual terms. The impairment of a loan is measured at the present value of expected future cash flows using the loan's effective interest rate, or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent.

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

Repurchase Agreements

Repurchase agreements are securities sold to the Bank's customers, at the customer's request, under a continuing "roll-over" contract that matures in one business day. The underlying securities sold are U.S. Treasury notes or Federal Agency bonds which are segregated from the Company's other investment securities by the Bank's safekeeping agent.

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

Stock-Based Compensation

Stock-based compensation is recognized using the intrinsic value method. For disclosure purposes, pro forma net income and earnings per share impacts are provided as if the fair value method had been applied.

New Accounting Standards

In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (SFAS 125), which provides new accounting and reporting standards for sales, securitizations, and servicing of receivables and other financial assets and extinguishments of liabilities. SFAS 125 is effective for transactions occurring after December 31, 1996, except for the provisions relating to repurchase agreements, securities lending and other similar transactions and pledged collateral, which were delayed until after December 31, 1997 by SFAS 127, "Deferral of the Effective Date of Certain Provisions of SFAS Statement No. 125, an amendment of SFAS Statement No. 125." Adoption of SFAS 125 as of January 1, 1997 was not material; SFAS 127 was adopted as required in 1998 and did not have a material financial impact on the Company.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In June 1997, Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130), was issued and establishes standards for reporting and displaying comprehensive income and its components. SFAS 130 requires comprehensive income and its components, as recognized under the accounting standards, to be displayed in a financial statement with the same prominence as other financial statements. The Company adopted the standard, as required, beginning in 1998. Adoption of this disclosure requirement did not have a material financial impact on the Company

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS 131), which establishes new standards for reporting information about operating segments in annual and interim financial statements. The standard requires descriptive information about the way that operating segments are determined, the products and services provided by the segments and the nature of differences between reportable years beginning after December 15, 1997. Operating segments are defined under the standard based on the availability and utilization of discrete financial information as well as the necessity for this discrete financial information to meet certain quantitative thresholds. Management believes that it has no reportable components that qualify as an operating segment under SFAS 131 for the year ended December 31, 1998.

In February 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No, 132, "Employers' Disclosures about Pension and Other Postretirement Benefits - an amendment of FASB Statements No. 87, 88 and 106" (SFAS 132). This statement revises employers" disclosures about pension and other postretirement benefit plans, but does not change the measurement or recognition of those plans. It standardizes the disclosure requirements to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis and eliminates certain disclosures that are no longer as useful as they were when Statements 87, 88 and 106 were issued. This statement is effective for fiscal years beginning after December 15, 1997. Restatement of disclosures for previous periods provided for comparative purposes is required unless the information is not readily available, in which case the notes to the financial statements should include all available information and a description of the information not available. These disclosure requirements have been adopted for the year ended December 31, 1998 and had no impact on the Company's financial condition or results of operations.

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Standards No. 133, "Accounting for Derivative Instrument and Hedging Activities" (SFAS 133). The provisions of this statement require that derivative instruments be carried at fair value on the balance sheet. The statement allows derivative instruments to be used to hedge various risks and sets forth specific criteria to be used to determine when hedge accounting can be used. The statement also provides for offsetting changes in fair value or cash flows of both the derivative and the hedged asset or liability to be recognized in earnings in the same period; however, any changes in fair value or cash flow that represent the ineffective portion of a hedge are required to be recognized in earnings and cannot be deferred. For derivative instruments not accounted for as hedges, changes in fair value are required to be recognized in earnings. The provisions of this statement become effective for quarterly and annual reporting beginning January 1, 2000, and allow for early adoption in any quarter after June 1998. The Company will adopt SFAS 133 as required in 2000. It is expected that adoption of this standard will have no material financial impact.

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

Comparative data in the accompanying consolidated financial statements for 1996 are those of the Bank, the sole subsidiary and predecessor of the Company, restated to reflect the exchange of shares.

NOTE 3. CASH AND DUE FROM BANKS

The Federal Reserve requires banks to maintain certain minimum cash balances consisting of vault cash and deposits in the Federal Reserve Bank or in other commercial banks. Such balances averaged approximately $2,954,000 and $2,399,000 during 1998 and 1997, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. INVESTMENT SECURITIES

The amortized cost and estimated fair values of investment securities are as follows:

                                                                                         Gross           Gross         Estimated
                                                                       Amortized      Unrealized      Unrealized         Fair
                                                                         Cost            Gains           Losses          Value
                                                                      ----------      ----------      ----------       ----------
Available for sale securities:
     December 31, 1998:
     U.S. Treasury securities                                        $30,394,816        $733,314      $  --            $31,128,130
     Obligations of U.S. Government agencies
          and corporations                                            33,505,975         135,130           139,820      33,501,285
     Obligations of states and political subdivisions                  1,463,930          12,553                         1,476,483
     Federal Home Loan Bank Stock                                        801,100            --           --                 801,100
     Federal National Mortgage Association Cumulative
      Preferred Stock                                                  2,475,675            --           --               2,475,675
                                                                      ----------      ----------        ----------       ----------
                                                                      68,641,496         880,997           139,820       69,382,673
     Mortgage-backed securities                                          117,694            --                 115          117,579
                                                                      ----------      ----------        ----------       ----------
                                                                     $68,759,190        $880,997          $139,935      $69,500,252
                                                                      ==========      ==========        ==========       ==========

     December 31, 1997:
     U.S. Treasury securities                                       $ 26,082,044       $ 308,276      $ --             $ 26,390,320
     Obligations of U.S. Government agencies
          and corporations                                             6,987,628          34,342             5,620        7,016,350
     Obligations of states and political subdivisions                  1,468,767            --               1,736        1,467,031
     Federal Home Loan Bank Stock                                        791,800            --           --                 791,800
     Federal National Mortgage Association Cumulative
      Preferred Stock                                                  1,057,721            --           --               1,057,721
                                                                      ----------      ----------        ----------       ----------
                                                                      36,387,960         342,618             7,356       36,723,222
     Mortgage-backed securities                                          606,834             439               694          606,579
                                                                      ----------      ----------        ----------       ----------
                                                                      36,994,794       $ 343,057          $  8,050     $ 37,329,801
                                                                      ==========      ==========        ==========       ==========

Held to Maturity securities:
     December 31, 1998:
     U.S. Treasury securities                                        $ 7,029,615        $ 53,225        $--             $ 7,082,840
     Obligations of U.S. Government agencies
          and corporations                                             3,000,000           9,980         --               3,009,980
     Obligations of states and political subdivisions                  2,859,909          22,824                95        2,882,638
                                                                      ----------      ----------        ----------       ----------
                                                                      12,889,524          86,029                95       12,975,458
     Mortgage-backed securities                                          981,185           6,996               875          987,306
                                                                      ----------      ----------        ----------       ----------
                                                                     $13,870,709        $ 93,025             $ 970      $13,962,764
                                                                      ==========      ==========        ==========       ==========

     December 31, 1997:
     U.S. Treasury securities                                        $ 9,974,130        $ 55,880       $ --            $ 10,030,010
     Obligations of U.S. Government agencies
           and corporations                                            7,022,192          21,593            13,193        7,030,592
     Obligations of states and political subdivisions                  4,950,894          38,621             7,038        4,982,477
                                                                      ----------      ----------        ----------       ----------
                                                                      21,947,216         116,094            20,231       22,043,079
     Mortgage-backed securities                                        2,201,396          15,251             3,067        2,213,580
                                                                      ----------      ----------        ----------       ----------
                                                                    $ 24,148,612       $ 131,345          $ 23,298     $ 24,256,659
                                                                      ==========      ==========        ==========       ==========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The amortized cost and estimated fair values of investment securities by contractual maturity at December 31, 1998 are as follows:

                                                         Available for Sale                      Held to Maturity
                                                      ------------------------             --------------------------
                                                                       Estimated                              Estimated
                                                    Amortized             Fair              Amortized           Fair
                                                       Cost              Value                 Cost             Value
                                                    ----------         ----------          ----------         ----------
Due in one year or less                            $ 8,742,510        $ 8,788,582         $ 6,849,136        $ 6,898,276
Due after one year through five years               45,368,551         46,016,445           5,756,020          5,793,390
Due after five years through ten years              11,356,308         11,403,440             872,406            878,882
Due after ten years                                     15,046             15,010             393,147            392,216
                                                    ----------         ----------          ----------         ----------
                                                    65,482,415         66,223,477          13,870,709         13,962,764
Investments in equity securities                     3,276,775          3,276,775                  --                 --
                                                    ----------         ----------          ----------         ----------
                                                   $68,759,190        $69,500,252         $13,870,709        $13,962,764
                                                    ==========         ==========          ==========         ==========


The Company has pledged certain securities as collateral for obligations to federal, state and local government agencies as follows:

                                                     December 31, 1998                         December 31, 1997
                                                --------------------------                --------------------------
                                                                    Estimated                              Estimated
                                            Amortized                 Fair               Amortized            Fair
                                               Cost                   Value                Cost               Value
                                             ----------             ----------           ----------        ----------
Available for sale                          $50,406,743            $51,163,509          $29,575,313       $29,911,985
Held to maturity                             10,997,672             11,071,384           17,475,118        17,544,705
                                             ----------             ----------           ----------        ----------
                                            $61,404,415            $62,234,893          $47,050,431       $47,456,690
                                             ==========             ==========           ==========        ==========

There were no obligations of states and political subdivisions whose carrying value, as to any issuer, exceeded 10% of stockholders' equity at December 31, 1998 or 1997.

NOTE 5. LOANS AND ALLOWANCE FOR CREDIT LOSSES

The Company grants residential mortgage, consumer and commercial loans to customers primarily in Talbot County, Maryland. The principal categories of the loan portfolio at December 31 are summarized as follows:

                                                                                                1998               1997
                                                                                             -----------         ---------
Real estate loans:
     Construction and land development                                                       $ 8,740,083       $ 9,536,900
     Secured by farmland                                                                       4,962,831         3,979,047
     Secured by residential properties                                                        75,241,449        72,730,359
     Secured by nonfarm, nonresidential properties                                            64,618,451        64,568,138
Loans to farmers (loans to finance agricultural production and other loans)                      462,533           310,439
Commercial and industrial loans                                                               31,600,515        26,139,229
Loans to individuals for household, family, and other personal expenditures                    7,074,632         7,215,452
Obligations of States and political subdivisions in the United States, tax-exempt              1,546,268           869,364
All other loans                                                                                   50,782            49,162
                                                                                             -----------         ---------
                                                                                             194,297,544       185,398,090
     Net deferred loan costs (fees)                                                               65,817          (104,658)
                                                                                             -----------         ---------
                                                                                             194,363,361       185,293,432
     Allowance for credit losses                                                              (2,582,433)       (2,537,920)
                                                                                             -----------         ---------
                                                                                            $191,780,928      $182,755,512
                                                                                             ===========         =========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In the normal course of banking business, loans are made to officers and directors and their affiliated interests. These loans are made on substantially the same terms and conditions as those prevailing at the time for comparable transactions with outsiders and are not considered to involve more than the normal risk of collectibility. As of December 31, 1998 and 1997, such loans outstanding, both direct and indirect (including guarantees), to directors, their associates and policy making officers, totaled approximately $4,299,000 and $5,012,000, respectively. During 1998 and 1997, loan additions were approximately $1,407,000 and $3,590,000, and loan deletions were approximately $2,120,000 and $4,669,000, respectively.

The allowance for credit losses at December 31 is summarized as follows:

                                                                1998             1997            1996
                                                              ---------         -------         -------
Balance, beginning of year                                   $2,537,920      $2,728,320      $2,077,315
                                                              ---------         -------         -------
     Recoveries:
          Real estate loans                                      26,543           4,603          11,442
          Installment loans                                      33,456          34,290          48,226
          Commercial and other                                   24,013          20,274          47,568
                                                              ---------         -------         -------
                                                                 84,012          59,167         107,236
                                                              ---------         -------         -------
     Provision                                                  240,000         225,000         955,000
                                                              ---------         -------         -------
     Loans charged-off:
          Real estate loans                                    ( 54,586)       (136,946)       (106,538)
          Installment loans                                     (32,239)        (69,625)        (67,345)
          Commercial and other                                 (192,674)       (267,996)       (237,348)
                                                              ---------         -------         -------
                                                               (279,499)       (474,567)       (411,231)
                                                              ---------         -------         -------

     Balance, end of year                                    $2,582,433      $2,537,920      $2,728,320
                                                              =========         =======         =======

Information with respect to impaired loans and the related valuation allowance as of December 31 is as follows:

                                                                                    1998                           1997
                                                                                  ---------                       -------
     Impaired loans with valuation allowance                                      $ 108,954                     $ 587,315
     Impaired loans with no valuation allowance                                     717,773                       694,721
                                                                                  ---------                       -------
          Total impaired loans                                                    $ 826,727                    $1,282,036
                                                                                  =========                       =======
     Allowance for loan losses related to impaired loans                           $ 78,928                     $ 122,000
     Allowance for loan losses related to other than impaired loans               2,503,505                     2,415,920
                                                                                  ---------                       -------

          Total allowance for loan losses                                        $2,582,433                    $2,537,920
                                                                                  =========                       =======

     Interest income on impaired loans recorded on the cash basis                  $ 22,545                      $ 18,988
                                                                                  =========                       =======

     Average recorded investment in impaired loans for the year                  $1,152,944                    $1,234,686
                                                                                  =========                       =======

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. PREMISES AND EQUIPMENT

A summary of premises and equipment at December 31 is as follows:

                                             1998                1997
                                           ---------           ---------
Land:
     Dover Street                          $ 189,734           $ 189,734
     Tred Avon                                90,000              90,000
     Elliott Road                            172,905             172,905
     Edgar Building                          150,000             150,000
Premises:
     Dover Street                            921,454             911,628
     Tred Avon                               467,949             467,949
     St. Michaels                             70,875              70,875
     Edgar Building                          503,423             502,248
     Elliott Road                            435,532             435,532
     Cambridge                               248,222             213,445
Equipment:
     Dover Street                          1,042,489           1,030,781
     Tred Avon                               290,122             290,219
     St. Michaels                            218,500             217,903
     Elliott Road                            284,626             280,195
     Cambridge                               157,534             141,037
                                         -----------           ---------
                                           5,243,365           5,164,451
Accumulated depreciation                  (2,266,728)         (2,020,015)
                                         -----------           ---------
                                          $2,976,637          $3,144,436
                                         ===========           =========

Depreciation expense totaled $292,561, $274,262 and $272,767 for the years ended December 31, 1998, 1997 and 1996, respectively.

The Bank leases facilities under operating leases. Rental expense for the years ended December 31, 1998, 1997, and 1996 was $49,555, $32,400 and $27,900,
respectively. Future minimum annual rental payments are approximately as follows:

                     1999             $ 77,408
                     2000               82,403
                     2001               52,233
                     2002               15,117
                     2003                6,500
             Thereafter                 33,334

NOTE 7. INVESTMENT IN UNCONSOLIDATED SUBSIDIARY

The company has a 33% ownership interest in Eastern Shore Mortgage Corporation. This investment is carried on the Company's books based on its proportionate share of the net realizable assets of the corporation.

                                                            December 31,
                                                  --------------------------------
                                                1998           1997            1996
                                               -------        ------          ------
     Balance, beginning of year               $173,536       $182,217        $199,916
     Additional paid-in capital                    --             --           15,000
     Equity in loss for the year               (49,723)       ( 8,681)        (32,699)
                                              --------         ------          ------
     Balance, end of year                     $123,813       $173,536        $182,217
                                              ========         ======          ======


The Company had $ 62,000 in outstanding letters of credit to Eastern Shore Mortgage Corporation at December 31, 1998. Interest income on loans to Eastern Shore Mortgage Corporation totaled approximately $38,700, $47,800 and $27,700 for 1998, 1997 and 1996, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. SIGNIFICANT DEPOSITS

The approximate maturities or earliest repricing interval of certificates of deposit of $100,000 or more at December 31 are as follows:

                                     1998                 1997
                                   ----------            --------
Three months or less              $26,702,000         $13,962,000
Three through twelve                6,162,000           3,857,000
Over twelve months                 12,869,000           7,944,000
                                   ----------            --------
                                  $45,733,000         $25,763,000
                                   ==========            ========

NOTE 9. BENEFIT PLANS

401(k) Plan
The Company has a 401(k) Plan into which employees may direct up to 15% of their compensation. Several investment options are available to Plan participants. The Company makes matching contributions to the Plan in the form of its common stock. These matching contributions amount to 100% of the first 3% of participants' compensation and 50% of the next 2% and vest at the rate of 20%, per year from the second to the sixth year of the employees' service. Company contributions included in expense totaled $71,751 (1998), $76,117 (1997) and $69,915 (1996).

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

The following table sets forth the Plan's funded status and amounts recognized in the Company's balance sheets at December 31:

                                                                      1998                 1997
                                                                    ---------             -------
Change in benefit obligation
     Benefit obligation at beginning of year                       $1,031,994          $1,042,433
     Interest cost                                                     74,409              69,304
     Actuarial gain                                                    (2,273)             79,221
     Benefits paid                                                    (11,338)           (158,964)
                                                                    ---------             -------
     Benefit obligation at end of year                              1,092,792           1,031,994
                                                                    ---------             -------
Change in plan assets
     Fair value of plan assets at beginning of year                   940,765             934,380
     Actual return on plan assets                                     143,458             140,628
     Employer contribution                                             34,459              24,721
     Benefits paid                                                    (11,338)           (158,964)
                                                                    ---------             -------
     Fair value of plan assets at end of year                       1,107,344             940,765
                                                                    ---------             -------
     Funded status                                                     14,552             (91,229)
     Unrecognized net actuarial loss                                  (21,059)             53,297
     Adjustment for minimum liability                                    --               (53,297)
                                                                    ---------             -------
     Prepaid (accrued) benefit cost                                  $ (6,507)          $ (91,229)
                                                                    =========             =======

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Components of net periodic benefit cost                1998             1997            1996
                                                     --------        ---------         -------
     Service cost                                         --                --             --
     Interest cost                                    $74,409         $ 69,304        $ 73,728
     Expected return on plan assets                   (71,375)         (59,629)        (62,797)
     Amortization of prior service cost                   --                --             --
     Recognized net actuarial loss                        --                --             --
                                                     --------        ---------         -------

     Net periodic benefit cost                        $ 3,034         $  9,675        $ 10,931
                                                     ========        =========         =======


Assumptions used in the determination of pension information consisted of the following:

                                               1998               1997              1996
                                            --------          ---------         ---------
Discount rate                                  7.25%              7.25%             7.50%
Expected return on plan asset                  7.50               7.50              7.50
Rate of compensation increase                   N/A                N/A               N/A

Profit Sharing Plan

Effective January 1, 1995, the Company adopted The Talbot Bank Profit Sharing and Retirement Plan which covers substantially all full-time employees with more than six months of service. The Bank makes discretionary contributions to the Plan based on profits. Contributions included in expense totaled $100,000
(1998), $100,000 (1997) and $80,000 (1996).

NOTE 10. STOCK OPTION PLAN

During 1995, the Company adopted the Employee Stock Option Plan (the "1995 Plan"). Options granted under the 1995 Plan may be either incentive stock options or nonqualified options. The terms of the options granted are at the sole discretion of the Company's Board of Directors, and are not to exceed ten years. The 1995 Plan provides that the Company may grant options for not more than 40,000 shares of common stock to certain key employees of the Company. Options which have been granted are immediately exercisable and were granted at exercise prices not less than the fair market value of the stock at the date of grant.

Following is a summary of changes in shares under option for the 1995 Plan for the years indicated:

                                                                                Year Ended December 31,
                                                        -----------------------------------------------------------------
                                                                      1998                             1997
                                                        ---------------------------------    -----------------------------
                                                         Number           Weighted Average    Number      Weighted Average
                                                        of Shares          Exercise Price    of Shares     Exercise Price
                                                        --------           --------------     ------         -----------
Outstanding at beginning of year                          38,000               $22.08         38,800            22.08
  Granted                                                   --                     --            --               --
  Exercised                                                 (575)              (23.09)          (400)           19.50
  Expired                                                    (25)                  --           (400)             --
                                                          ------               -------         -----            -----
Outstanding at end of year                                37,400               $22.08         38,000           $22.08
                                                          ======                               =====
Weighted average fair value of options
  granted during the year                                                      $--                             $--
                                                                               =======                         =====

The following summarizes information about options outstanding at December 31, 1998:

                                       Options Outstanding and Exercisable
                                 -------------------------------------------
                                         Weighted Average
                                            Remaining          Weighted Average
Range of Exercise Prices      Number       Contract Life         Exercise Price
  --------------------        ------      ---------------       --------------
      19.50 - 25.00           37,400           7.26                  22.08

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model. The Black-Scholes option pricing model was originally developed for use in estimating the fair value of traded options which have different characteristics than the Company's employee stock options. The model is also sensitive to changes in the subjective assumptions which can materially affect the fair value estimate. As a result, management believes that the Black-Scholes model may not necessarily provide a reliable single measure of the fair value of employee stock options. No options were granted during 1998 or 1997.

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

                                       1998            1997         1996
                                     ---------       -------       -------
Net income                          $4,014,686      $3,674,012   $3,069,348
Diluted earnings per share              3.33           3.06          2.59


NOTE 11. DEFERRED COMPENSATION

During 1996, the Company adopted a supplemental deferred compensation plan to provide retirement benefits to its President and Chief Executive Officer. The plan calls for fixed annual payments of $20,000 to be credited to the participant's account. The participant is 100% vested in amounts credited to his account. Contributions to the plan were $20,000 in 1998, 1997 and 1996.

NOTE 12. INCOME TAXES

Income taxes included in the balance sheets as of December 31 are as follows:

                                                    1998                1997
                                                  --------             -------
Federal income taxes currently payable            $135,092           $ 126,198
State income taxes currently receivable            (20,997)            (68,476)
Deferred income tax benefits                       342,440             455,070


Components of income tax expense for each of the three years ended December 31 are as follows:

                                                      1998                1997                1996
                                                    ---------            -------             -------
Currently payable:
     Federal                                       $2,020,753         $1,729,786          $1,560,516
     State                                            210,331            223,524             283,452
                                                    ---------            -------             -------
                                                    2,231,084          1,953,310           1,843,968
                                                    ---------            -------             -------
Deferred income taxes (benefits):
     Federal                                          (69,414)            89,035             (75,966)
     State                                            (15,361)            19,710             (16,818)
                                                    ---------            -------             -------
                                                      (84,775)           108,745            ( 92,784)
                                                    ---------            -------             -------
                                                   $2,146,309         $2,062,055          $1,751,184
                                                    =========            =======             =======

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A reconciliation of tax computed at the statutory federal tax rates of 34% to the actual tax expense for the three years ended December 31 follows:

                                                                  1998             1997             1997
                                                              ----------          -------          -------
Tax at federal statutory rate                                     34.0%            34.0%            34.0%
     Tax effect of:
          Tax-exempt income                                       (1.5)            (1.6)            (2.8)
          Non-deductible expenses                                   .1               .1               .5
          Other                                                     .1               .6           --
          State income taxes, net of federal benefit               2.1              2.8              3.5
                                                              ----------          -------          -------
     Income tax expense                                           34.8%            35.9%            35.2%
                                                              ==========          =======          =======

The sources of deferred income taxes (benefits) and the tax effects of each for the years ended December 31 are as follows:

                                             1998                1997             1996
                                         -------------     -------------     --------------
Depreciation                                  $(13,832)         $ 17,322           $ 15,288
Provision for credit losses                    (92,684)           59,755           (250,788)
Income on loans                                 21,671            17,555            106,673
Pension expense                                 32,720         --                 --
Other                                          (32,650)           14,113             36,043
                                         -------------     -------------     --------------
                                              $(84,775)         $108,745           $(92,784)
                                         =============     =============     ==============

Significant components of the Company's deferred tax assets and liabilities as of December 31 are as follows:

                                                                        1998                 1997
                                                                ----------------     ---------------
Deferred tax assets:
     Allowance for credit losses                                        $686,386            $593,702
     Loan interest                                                        15,488              28,867
     Provision for loss on other real estate                              49,340              45,478
     Pension expense                                                       2,513              35,233
     Loan fees                                                            32,122              40,414
     Deferred compensation                                                49,560              37,218
                                                                ----------------     ---------------
          Total deferred tax assets                                      835,409             780,912
                                                                ----------------     ---------------

Deferred tax liabilities:
     Depreciation                                                        161,745             175,577
     Other                                                                51,275              67,697
     Unrealized gains on available for sale securities                   279,949              82,568
                                                                ----------------     ---------------
          Total deferred tax liabilities                                 492,969             325,842
                                                                ----------------     ---------------
          Net deferred tax assets                                       $342,440            $455,070
                                                                ================     ===============


NOTE 13. REGULATORY CAPITAL REQUIREMENTS

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators, that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes as of December 31, 1998, that the Company meets all capital adequacy requirements to which it is subject.

As of December 31, 1998, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

A comparison of the Company's capital as of December 31, 1998 and 1997 with the minimum requirements is presented below:

                                                                                                             To Be Well
                                                                                                          Capitalized Under
                                                                                 For Capital              Prompt Corrective
                                                           Actual             Adequacy Purposes           Action Provisions
                                                      ----------------         ----------------            ----------------
                                                     Amount       Ratio       Amount        Ratio      Amount            Ratio
                                                    --------      -----      --------       -----     ---------          -----
As of December 31, 1998:
     Total Capital (to Risk Weighted Assets):
          Company                                  $36,244,000    18.86%   $15,377,000       8.00%   $19,221,000         10.00%
          The Talbot Bank                           36,009,000    18.74     15,375,000       8.00     19,219,000         10.00
     Tier 1 Capital (to Risk Weighted Assets):
          Company                                   33,839,000    17.60      7,688,000       4.00     11,533,000          6.00
          The Talbot Bank                           33,604,000    17.49      7,687,000       4.00     11,531,000          6.00
     Tier 1 Capital (to Average Assets):
          Company                                   33,839,000    11.18     12,109,000       4.00     15,136,000          5.00
          The Talbot Bank                           33,604,000    11.10     12,108,000       4.00     15,135,000          5.00

                                                                                                             To Be Well
                                                                                                          Capitalized Under
                                                                                 For Capital              Prompt Corrective
                                                           Actual             Adequacy Purposes           Action Provisions
                                                      ----------------         ----------------            ----------------
                                                     Amount       Ratio       Amount        Ratio      Amount            Ratio
                                                    --------      -----      --------       -----     ---------          -----
As of December 31, 1997:
     Total Capital (to Risk Weighted Assets)
          Company                                  $33,094,000    18.39%   $14,399,000       8.00%   $17,999,000         10.00%
          The Talbot Bank                           32,962,000    18.32     14,397,000       8.00     17,997,000         10.00
     Tier 1 Capital (to Risk Weighted Assets)
          Company                                   30,841,000    17.13      7,200,000       4.00     10,800,000          6.00
          The Talbot Bank                           30,709,000    11.53      7,200,000       4.00     10,798,000          6.00
     Tier 1 Capital (to Average Assets)
          Company                                   30,841,000    11.58     10,650,000       4.00     13,314,000          5.00
          The Talbot Bank                           30,709,000    11.53     10,650,000       4.00     13,313,000          5.00


Bank and holding company regulations, as well as Maryland law, impose certain restrictions on dividend payments by the Bank, as well as restricting extensions of credit and transfers of assets between the Bank and the Company. At December 31, 1998, the Bank could have paid dividends to its parent company amounting to approximately $7,900.000. There were no loans outstanding between the Bank and the Company at December 31, 1998 and 1997.

NOTE 14. LINE OF CREDIT

The Bank has a $10,000,000 unsecured federal funds line of credit which is available on a short-term basis. In addition, the bank has credit availability of $40,000,000 from the Federal Home Loan Bank of Atlanta.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

     Cash and Cash Equivalents
     For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

     Investment Securities
     For all investments in debt securities, fair values are based on quoted market prices. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

     Loan Receivables
     The fair value of categories of fixed rate loans, such as commercial loans, residential mortgage, and other consumer loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Other loans, including variable rates loans, are adjusted for differences in loan characteristics.

     Financial Liabilities
     The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities. These estimates do not take into consideration the value of core deposit intangibles. The fair value of securities sold under agreements to repurchase is estimated using the rates offered for similar borrowings.

     Commitments to Extend Credit and Standby Letters of Credit
     The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties.

The estimated fair values of the Bank's financial instruments, excluding goodwill, as of December 31 are as follows:

                                                                               1998                               1997
                                                                   ----------------------------      ----------------------------
                                                                                      Estimated                       Estimated
                                                                    Carrying             Fair         Carrying            Fair
                                                                     Amount             Value          Amount            Value
                                                                  -----------       -----------       ---------         ---------
Financial assets:
     Cash and cash equivalents                                   $ 20,406,424      $ 20,406,000    $ 16,165,243      $ 16,165,000
     Investment securities                                         83,370,961        83,463,000      61,478,413        61,586,000
     Loans     194,363,361                                        192,000,000       185,293,432     182,819,000
Less: allowance for loan losses                                    (2,582,433)           --          (2,537,920)             --
                                                                  -----------       -----------       ---------         ---------
                                                                 $295,558,313      $295,869,000    $260,399,168      $260,570,000
                                                                  ===========       ===========       =========         =========

Financial liabilities:
     Deposits  $249,929,275                                      $247,638,000      $224,913,659    $224,863,000
     Securities sold under agreements to repurchase                17,111,375        17,111,000      10,263,528        10,264,000
                                                                  -----------       -----------       ---------         ---------

                                                                 $267,040,650      $264,749,000    $235,177,187      $235,127,000
                                                                  ===========       ===========       =========         =========

Unrecognized financial instruments:
     Commitments to extend credit                                $ 44,189,000      $ 44,189,000    $ 48,301,000      $ 48,301,000
     Standby letters of credit                                      2,754,000         2,754,000       5,497,000         5,497,000
                                                                  -----------       -----------       ---------         ---------

                                                                 $ 46,943,000      $ 46,943,000    $ 53,798,000      $ 53,798,000
                                                                  ===========       ===========       =========         =========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

Commitments outstanding as of December 31 are as follows:

                                              1998                  1997
                                            ----------             --------
Commitments to extend credit               $44,189,000          $48,301,000
Letters of credit                            2,754,000            5,497,000
                                            ----------             --------

                                           $46,943,000          $53,798,000
                                            ==========             ========


NOTE 17. PARENT COMPANY FINANCIAL INFORMATION

Condensed financial information for Talbot Bancshares, Inc. (Parent Company
Only) is as follows:


                            Condensed Balance Sheets
                           December 31, 1998 and 1997

               `                                                          1998                 1997
                                                                        ----------            --------
     Assets
          Cash                                                            $ 31,058            $ 30,532
          Securities purchased under agreement to resell                   176,378              75,528
          Investment in subsidiary                                      34,048,994          30,839,566
          Other assets                                                      27,300              25,988
                                                                        ----------            --------
     Total assets                                                      $34,283,730         $30,971,614
                                                                        ==========            ========

     Liabilities                                                             --                 --

     Stockholders' equity
          Common stock                                                    $ 11,922            $ 11,896
          Surplus                                                       12,663,141          12,548,111
          Retained earnings                                             21,163,696          18,280,376
          Accumulated other comprehensive income                           444,971             131,231
                                                                        ----------            --------
          Total stockholders' equity                                    34,283,730          30,971,614
                                                                        ----------            --------

     Total liabilities and stockholders' equity                        $34,283,730         $30,971,614
                                                                        ==========            ========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         Condensed Statements of Income
                 For the years ended December 31, 1998 and 1997

                                                                                                  1998                1997
                                                                                               ----------           --------
     Dividends from subsidiary                                                                 $1,131,365          $ 891,283
     Interest income                                                                                4,453              1,104
                                                                                               ----------           --------
                                                                                                1,135,818            892,387

     Operating expenses                                                                            23,425             12,986
                                                                                               ----------           --------
     Income before income tax benefit and
       equity in undistributed income of subsidiary                                             1,112,393            879,401

     Income tax benefit                                                                             6,605              3,055
                                                                                               ----------           --------
     Income before equity in undistributed income of subsidiary                                 1,118,998            882,456

     Equity in undistributed income of subsidiary                                               2,895,688          2,791,556
                                                                                               ----------           --------
     Net income                                                                                $4,014,686         $3,674,012
                                                                                               ==========           ========


                       Condensed Statements of Cash Flows
                 For the years ended December 31, 1998 and 1997

                                                                            1998              1997
                                                                         -----------        ---------
     Cash flows from operating activities:
          Net income                                                     $ 4,014,686      $ 3,674,012
          Adjustments to reconcile net income to cash provided
               by operating activities:
               Equity in undistributed income of subsidiary               (2,895,688)      (2,791,556)
               Net increase in other assets                                   (1,312)         (25,988)
                                                                         -----------        ---------
                     Net cash provided by operating activities             1,117,686          856,468
                                                                         -----------        ---------
     Cash flows from investing activities:
          Purchase of securities order agreement to resell                  (100,850)         (75,528)
                                                                         -----------        ---------
               Net cash used by investing activities                        (100,850)         (75,528)
                                                                         -----------        ---------

     Cash flows from financing activities:
          Proceeds from issuance of common stock                             115,056           81,497
          Dividends paid                                                  (1,131,366)        (831,905)
                                                                         -----------        ---------
               Net cash used by financing activities                      (1,016,310)        (750,408)
                                                                         -----------        ---------

     Net increase in cash and cash equivalents                                   526           30,532
     Cash and cash equivalents at beginning of year                           30,532          --
                                                                         -----------        ---------
     Cash and cash equivalents at end of year                               $ 31,058         $ 30,532
                                                                         ===========        =========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18.  EARNINGS PER COMMON SHARE

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

                                                                            1998             1997               1996
                                                                         ---------          -------           -------
Basic:
Net income (applicable to common stock)                                 $4,014,686       $3,674,012        $3,220,317
Average common shares outstanding                                        1,190,705        1,187,814         1,183,252
Basic earnings per share                                                     $3.37            $3.09             $2.72

Diluted:
Net income (applicable to common stock)                                 $4,014,686       $3,674,012        $3,220,317
Average common shares outstanding                                        1,190,705        1,187,814         1,183,252
Diluted effect of stock options                                             16,323           11,316             2,158
                                                                         ---------          -------           -------
Average common shares outstanding - diluted                              1,207,028        1,199,130         1,185,410
Diluted earnings per share                                                  $ 3.33           $ 3.06            $ 2.72

[STEGMAN & COMPANY LOGO]


                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Talbot Bancshares, Inc.
Easton, Maryland

We have audited the accompanying consolidated balance sheets of Talbot Bancshares, Inc. as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Talbot Bancshares, Inc. as of December 31, 1998 and 1997, and the consolidated results of its operations and cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.


                                       /s/ Stegman & Company


Baltimore, Maryland
January 15, 1999

                               BOARD OF DIRECTORS

                             TALBOT BANCSHARES, INC.
                       THE TALBOT BANK OF EASTON, MARYLAND

                             HERBERT L. ANDREW, III
                                     Farmer

                               BLENDA W. ARMISTEAD
                                    Investor

                              LLOYD L. BEATTY, JR.
                           Certified Public Accountant
                         Beatty, Satchell & Company, LLC
                         President, Darby Advisors, Inc.

                                DONALD D. CASSON
                 Certified Public Accountant &Real Estate Broker

                                GARY L. FAIRBANK
                             Owner, Fairbank Tackle

                                  RONALD N. FOX
                                    Investor

                              RICHARD C. GRANVILLE
                    President, Celeste Industries Corporation



                               JEROME M. MCCONNELL
                     Vice President, Talbot Bancshares, Inc.
                    Executive Vice President, The Talbot Bank

                                 SHARI L. MCCORD
                     Owner, Chesapeake Travel Services, Inc.

                                WILLIAM H. MYERS
                              Chairman of the Board
                                     Farmer

                                 DAVID L. PYLES
                                    Investor

                              CHRISTOPHER F. SPURRY
                      President, Spurry & Associates, Inc.

                              W. MOORHEAD VERMILYE
                       President, Talbot Bancshares, Inc.
                       President and CEO, The Talbot Bank

               -------------------------------------------------
                                    OFFICERS

                             TALBOT BANCSHARES, INC.

     W. Moorhead Vermilye                                       President
     Jerome M. McConnell                                   Vice President
     Susan E. Leaverton                               Secretary/Treasurer

                       THE TALBOT BANK OF EASTON, MARYLAND

     W. Moorhead Vermilye                                 President & CEO
     Jerome M. McConnell                         Executive Vice President
     G. Rodney Taylor                               Senior Vice President
     Susan E. Leaverton                            Vice President Finance
     Robert J. Meade                       Vice President Human Resources
     Bruce M. Burkhardt                         Vice President Operations
     Linda S. Cheezum                              Vice President Lending
     Robyn K. Gannon                          Vice President New Accounts
     Mildred C. Bullock                        Vice President Bookkeeping
     Nancy B. Chance                             Assistant Vice President
     Deborah L. Danenmann                        Assistant Vice President
     Valerie C. Pelkey                           Assistant Vice President
     Laura P. Heikes                             Assistant Vice President
     Dawn D. Henckel                             Assistant Vice President
     Wanda W. Hutchison                          Assistant Vice President
     J. Michael Lawrence                         Assistant Vice President
     Jennifer W. Lister                          Assistant Vice President
     Bonnie R. Meade                             Assistant Vice President
     W. David Morse                              Assistant Vice President
     Robin B. O'Brien                            Assistant Vice President
     Donald E. Morris                          Commercial Banking Officer
     Charles J. Selby                            Assistant Vice President
     Parker K. Spurry                            Assistant Vice President

                             DESCRIPTION OF BUSINESS

Talbot Bancshares, Inc. (the "Company") is a bank holding company formed in 1997 and is based in Easton, Maryland. The Talbot Bank of Easton, Maryland (the "Bank") is a commercial bank whose service areas are Talbot and Dorchester Counties in Maryland. The Bank is the sole subsidiary of the Company. The Bank commenced operations in 1885 and is chartered under the laws of the State of Maryland. The Bank has three locations in Easton, one in St. Michaels and one in Cambridge. As of December 31, 1998 the Company had total assets of $302 million, total loans of $194 million and total deposits of $250 million.

Services provided to businesses include commercial checking, savings and related depository services. The Bank offers all forms of commercial lending, including lines of credit, term loans, accounts receivable financing, commercial and construction real estate, and other forms of secured financing.

Services provided to individuals include checking accounts, various savings programs, mortgage loans, home improvement loans, installment and other personal loans, credit cards, personal lines of credit, automobile and other consumer financing, safe deposit services, debit cards, 24 hour automated teller machines, telephone banking and PCbanking.

               -------------------------------------------------
                                   EMPLOYEES

Nancy L. Bartlett            Amy L. Hutchison             N. Melissa Riggins
Barbara A. Bell              Suzanne S. Jefferson         Jacqueline D. Ruark
Lori A. Cain                 Tunisia C. Johns             Christie D. Rush
Carol J. C. Callahan         Linda N. Jones               Maryilyn Russell
J. Kellee Cooper             Patricia A. Jones            Kay Schaar-Wagenblatt
Elizabeth H. Dise            Beatrice T. Juliano          Kristin Shaw
Stacey L. Dulin              Sandra A. Kenton             Misty M. Simms
Laura L. Edwards             Stephanie D. Layton          Terri M.Tarr
Dale E. Fike                 Kathryn V. Lister            Paula I. Taylor
Penny A. Fontana             George H. Lord, Jr.          Samuel J. Townsend
Beverly A. Fort              LaVonne D. Medford           Nancy J. Urbanczk
Pamela E. Fox                Stephanie L. Miller          Margaret B. Voshell
Bonnie J. Freburger          Cortney L. Moore             Daphne L. Wagner
Jay B. Geib                  Donna L. Neal                Laurie J. Walters
Michaele Ann Graves          Cynthia S. Parks             Deborah C. Watson
Robin L. Haddaway            Donna D. Parks               Karen L. Whitby
Kelly L. Haga-Hill           Dawn A. Patrick              Kendall B. Williams
Terry L. Hudson              Yvonne W. Quimby             Sandra G. Wilson
Rose M. Hurst                Rose R. Rice                 Brenda L. Wooden

                              TALBOT BANK LOCATIONS

                                   Main Office
                              18 East Dover Street
                                Easton, MD 21601

                             Tred Avon Square Branch
                                210 Marlboro Road
                                Easton, MD 21601

                               Elliott Road Branch
                                8275 Elliott Road
                                Easton, MD 21601

                               St. Michaels Branch
                              1013 S. Talbot Street
                             St. Michaels, MD 21663

                                Cambridge Branch
                             2745 Dorchester Square
                               Cambridge, MD 21613


                                  ATM LOCATIONS

                           Memorial Hospital at Easton
                            219 S. Washington Street
                                Easton, MD 21601

                                 Sailwinds Amoco
                               511 Maryland Avenue
                               Cambridge, MD 21613

                                   Talbottown
                            218 N. Washington Street
                                 Easton, MD21601

                            Chesapeake Bay Outfitters
                              100 N. Talbot Street
                              St. Michaels, MD21663

Phone (410) 822-1400   Fax (410) 820-7180
E-Mail: talbotbank@interconnection.com
Website: http://talbot-bank.com