Form 10-K, Exhibit 13
period 1999-12-31
TALBOT BANCSHARES INC
filed 2000-03-30
CIK 1043056

                            [LOGO] TALBOT
                                   BANKSHARES
                                   ----------
                                         INC.




                                                             1999
                                                             ANNUAL
                                                             REPORT

--------------------------------------------------------------------------------
                              FINANCIAL HIGHLIGHTS

                                                                                             Percent
                                                                                            Increase
Years ended December 31,                                             1999        1998      (Decrease)
----------------------------------------------------------------------------------------------------------
                                                             (dollars in thousands, except per share data)
For the Year
Interest income                                                   $ 22,377     $ 21,048         6.3%
Interest expense                                                     9,891        9,463         4.5%
Net interest income                                                 12,486       11,585         7.8%
Net income                                                           4,520        4,015        12.6%
Cash dividends                                                       1,371        1,131        21.2%
----------------------------------------------------------------------------------------------------------

Average
Total assets                                                      $309,126     $279,177        10.7%
Total deposits                                                     255,270      230,944        10.5%
Total loans                                                        207,786      189,606         9.6%
Stockholders' equity                                                35,248       32,857         7.3%
----------------------------------------------------------------------------------------------------------

At Year End
Total assets                                                      $327,069     $302,254         8.2%
Total deposits                                                     273,948      249,929         9.6%
Total loans, net of unearned income                                218,776      194,363        12.6%
Stockholders' equity                                                35,882       34,284         4.7%
----------------------------------------------------------------------------------------------------------

Per Share
Basic net income                                                     $3.79        $3.37        12.5%
Diluted net income                                                    3.72         3.33        11.7%
Cash dividends                                                        1.15          .95        21.1%
Book value at year-end                                               30.07        28.76         4.6%
----------------------------------------------------------------------------------------------------------



TABLE OF CONTENTS
--------------------------------------------------------------------------------

FINANCIAL HIGHLIGHTS                                                     PAGE  1
LETTER TO SHAREHOLDERS                                                   PAGE  2
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS                       PAGE  3
SELECTED FINANCIAL DATA                                                  PAGE 15
CONSOLIDATED FINANCIAL STATEMENTS                                        PAGE 16
INDEPENDENT AUDITORS' REPORT                                             PAGE 36
DIRECTORS AND OFFICERS                                                   PAGE 37
DESCRIPTION OF BUSINESS AND EMPLOYEES                                    PAGE 38

[LOGO]--------------------------------------------------------------------------
                             LETTER TO SHAREHOLDERS

Dear Shareholder,

I am pleased to present the enclosed audited financial statements for Talbot Bancshares, Inc. This year we mark the sixth consecutive year of earnings growth for the Company. Net income was $4,519,962 or $3.72 per share compared to $4,014,686 or $3.33 per share for 1998. This represents an increase in net income of 12.6% for the year. Return on average stockholders' equity and return on average assets both increased totalling 12.82% and 1.46%, respectively. Return on average stockholders' equity and return on average assets were 12.22% and 1.44%, respectively for 1998.

Growth in assets in 1999 was driven by loan growth. Total assets of the Company were $327,069,267, an 8.2% increase over 1998. Loans totalled $218,776,099 at
December 31, 1999, an increase of $24,412,738 or 12.6% for the year when compared to 1998. This growth was funded primarily by a 9.6% increase in deposits. Total deposits were $273,948,351 at December 31, 1999.

Net interest income, the driving force behind earnings growth, increased $900,596 or 7.8% for 1999. Although the Company's net interest margin declined 14 basis points during the year, increased volume of earning assets and a decline in rates paid for interest bearing liabilities contributed to increased net interest income. The net interest margin, on a tax equivalent basis, for 1999 was 4.25% compared to 4.37% in 1998. Another positive factor contributing to increased earnings in 1999 was growth in noninterest income of $198,014. This increase is the result of service charge policy changes, implemented in mid year 1998, which were in effect for the full year as well as a decline in losses from an unconsolidated subsidiary which is in the process of liquidation.

Many efforts expended in 1999 relating to the final preparation for the century date rollover were successful as the Company experienced no customer service interruptions or reporting errors on January 1, 2000. The operations staff of the Company are commended on the successful completion of this enormous task. The Company began evaluating internet banking solutions in late 1999 and entered into an agreement with a vendor to provide this service in 2000. We anticipate the internet banking system will be available to customers in the second quarter of 2000.

The Board of Directors was pleased to increase the cash dividends paid on common stock in 1999 by 21% over 1998. Cash dividends for 1999 totalled $1.15 per share compared to $.95 per share for 1998. Capital ratios remain well above regulatory minimums with total risk based capital of 17.78% and the leverage capital ratio of 11.47%.

We look forward to the opportunities and challenges that the new millennium presents to the banking industry. Technology and regulatory reform will provide many opportunities for us to expand services in the next several years. Alternative delivery systems, such as internet banking, are already being implemented. We also recognize the need to expand nontraditional banking services, such as investment services and sales of insurance products, to generate additional income for the Company. We continue to look for opportunities to enhance shareholder value.

Thank you for your continued support of The Talbot Bank and Talbot Bancshares, Inc.

                                                     /s/ W. Moorhead Vermilye
                                                     ---------------------------
                                                     W. MOORHEAD VERMILYE
                                                     President

--------------------------------------------------------------------------------
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

Talbot Bancshares, Inc. (the "Company") is a one-bank holding company which was formed on May 1, 1997. The Company is based in Easton, Maryland and is the sole shareholder of The Talbot Bank of Easton, Maryland (the "Bank"). The Bank commenced operations in 1885 and is a Maryland chartered commercial bank providing general commercial banking services in Talbot and Dorchester Counties in Maryland. The Bank provides a full range of financial services to individuals, businesses and other organizations at five conveniently located branches and nine Automated Teller Machines ("ATM's"). Deposits are insured by the Federal Deposit Insurance Corporation (the "FDIC").

Services provided to businesses include commercial checking, savings and related depository services. The Bank offers all forms of commercial lending including lines of credit, term loans, accounts receivable financing, commercial and construction real estate, and other forms of secured financing.

Services provided to individuals include checking accounts, various savings programs, mortgage loans, home improvement loans, installment and other personal loans, credit cards, personal lines of credit, automobile and other consumer financing, safe deposit services, debit cards, 24 hour ATM's, telephone banking and PC Banking.

FORWARD LOOKING STATEMENTS

Portions of this Annual Report contain forward looking statements within the meaning of The Private Securities Litigation and Reform Act of 1995. Such statements are not historical facts and include expressions about the Company's confidence, policies, and strategies, the adequacy of capital levels and liquidity. Such forward-looking statements involve certain risks and uncertainties, including general economic conditions, competition in the geographic and business areas in which the Company and its affiliates operate, inflation, fluctuations in interest rates, legislation, and governmental regulation. These risks and uncertainties are described in more detail in the Company's Form 10-K, under the heading "Risk Factors". Actual results may differ materially from such forward-looking statements, and the Company assumes no obligation to update forward-looking statements at any time.

OVERVIEW

Net income increased for the sixth consecutive year, totalling $4.52 million at December 31, 1999. This represents a 12.6% increase over the $4.02 million net income for 1998. On a per share basis, fully diluted net income was $3.72 compared to $3.33 for 1998. Return on average assets and return on shareholders' equity for 1999 were 1.46% and 12.82%, respectively.

Total assets of the Company increased 8.2% in 1999 totalling $327 million. Total asset growth was comprised primarily of growth in loans and federal funds sold. This growth was funded by increased deposits and a decline in investment securities. Total loans increased $24.4 million or 12.6%, totalling $218.8 million at December 31, 1999. Total deposits increased $24 million or 9.6%, totalling $273.9 million at December 31, 1999.


                              ---------------------
                              RESULTS OF OPERATIONS
NET INTEREST INCOME

Net interest income remains the most significant component of the Company's earnings. It is the excess of interest and fees earned on loans, federal funds sold, and investment securities, over interest paid to depositors and interest paid on short term borrowings. The increase in net interest income is the result of changes in the volume and mix of earning assets and interest bearing funding sources, as well as the changes in market interest rates. Net interest income for 1999 was $12,486,000 compared to $11,585,000 for 1998 and $11,076,000 for
1997. This represents an increase of 7.8% and 4.6% for 1999 and 1998, respectively.

[LOGO]--------------------------------------------------------------------------
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following table sets forth the major components of net interest income, on a tax equivalent basis, as of December 31, 1999, 1998 and 1997.

-------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                     1999                             1998                              1997
-------------------------------------------------------------------------------------------------------------------------------
                              Average              Yield/       Average              Yield/      Average              Yield/
                              Balance   Interest   Rate(1)      Balance   Interest   Rate(1)     Balance   Interest   Rate(1)
-------------------------------------------------------------------------------------------------------------------------------
Earning Assets
 Investment securities:
 Taxable                     $ 74,476   $ 4,307     5.78%      $ 60,352    $ 3,564    5.91%      $ 53,900    $ 3,189    5.92%
 Non-taxable                    3,639       234     6.42          5,321        332    6.24          7,287        443    6.08
 Loans(2)(3)                  207,786    17,411     8.38        189,606     16,596    8.75        174,865     15,681    8.97
 Federal funds sold            10,836       549     5.06         12,899        693    5.37          9,590        531    5.54
                             --------   -------     ----       --------    -------    ----       --------    -------    ----
 Total earning assets         296,737    22,501     7.58%       268,178     21,185    7.90%       245,642     19,844    8.08%
                                        -------                            -------                           -------

Non-interest earning assets    12,389                            10,999                            10,008
                             --------                          --------                          --------
Total assets                 $309,126                          $279,177                          $255,650
                             ========                          ========                          ========

Interest bearing liabilities:
 Demand                      $ 49,718   $ 1,272     2.56%      $ 46,865    $ 1,468     3.13%      $ 42,945    $ 1,334   3.11%
 Savings                       66,104     1,960     2.97         62,578      1,918     3.06         62,908      1,939   3.08
 Time                         113,974     5,982     5.25         99,617      5,474     5.50         88,326      4,859   5.50
                             --------   -------     ----       --------    -------     ----       --------    -------   ----
 Interest bearing deposits    229,796     9,214     4.01        209,060      8,860     4.24        194,179      8,132   4.19
 Borrowings                    17,482       677     3.87         14,559        603     4.14         10,862        464   4.29
                             --------   -------     ----       --------    -------     ----       --------    -------   ----
 Total interest bearing
   liabilities                247,278     9,891     4.00%       223,619      9,463     4.23%       205,041      8,596   4.19%
                                        -------                            -------                            -------

Non-interest bearing           26,600                            22,701                             21,260
  liabilities                  35,248                            32,857                             29,349
                             --------                          --------                           --------
Stockholders' equity

Total liabilities and
  stockholders' equity       $309,126                          $279,177                           $255,650
                             ========                          ========                           ========

Net interest spread                     $12,610     3.58%                  $11,722    3.67%                  $11,248    3.89%
                                        =======                            =======                           =======
Net interest margin                                 4.25%                             4.37%                             4.58%


(1) All amounts are reported on a fully taxable equivalent basis computed using the statutory federal income tax rate, exclusive of the alternative minimum tax rate, of 34% and nondeductible interest expense.
(2) Average loan balances include nonaccrual loans.
(3) Interest income on loans includes amortized loan fees, net of costs, for each category and yields are stated to include all.

 Net interest income on a tax equivalent basis increased $888,000 or 7.6% in 1999. The increase is attributable to growth in the average balance of interest earning assets of approximately $28.6 million or 10.6%. Growth in average loans was $18.2 million or 9.6% during 1999 when compared to 1998. The average balance of investment securities increased $12.4 million or 18.9%. As a percentage of total average earning assets loans and investment securities totalled 70% and 26.3%, respectively, for 1999 compared to 70.7% and 24.5%, respectively for 1998.

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

                                                    1999 over(under) 1998               1998 over(under) 1997
                                               ------------------------------     -------------------------------
                                                               Caused By                           Caused By
                                                Total     -------------------       Total        ----------------
(dollars in thousands)                         Variance     Rate      Volume       Variance     Rate       Volume
-----------------------------------------------------------------------------------------------------------------
Interest income from earning assets:
   Federal funds sold                           $(144)     $ (40)    $ (104)         $162     $  (15)       $177
   Taxable investment securities                  743        (73)       816           375         (6)        381
   Non-taxable investment securities              (98)        10       (108)         (111)        11        (122)
   Loans                                          815       (733)     1,548           915       (376)      1,291
-----------------------------------------------------------------------------------------------------------------
Total interest income                           1,316       (836)     2,152         1,341       (386)      1,727
-----------------------------------------------------------------------------------------------------------------
Interest expense on deposits
 and borrowed funds:
   Interest bearing demand                       (196)      (235)        39           134        (35)        169
   Savings deposits                                61        (62)       123           (40)       (12)        (28)
   Time deposits                                  489       (216)       705           634         (9)        643
   Securities sold under
     agreements to repurchase                      55        (43)        98           137        (13)        150
   Short term borrowings                           19        --          19             2       --             2
-----------------------------------------------------------------------------------------------------------------
Total interest expense                            428       (556)       984           867        (69)        936
-----------------------------------------------------------------------------------------------------------------
Net interest income                              $888      $(280)    $1,168          $474      $(317)       $791
-----------------------------------------------------------------------------------------------------------------

INTEREST INCOME

Although interest income increased during the year, the net interest margin declined from 4.37% for 1998 to 4.25% for 1999. This decline was caused by declining yields on earning assets. The average yield on earning assets for 1999 was 7.58% compared to 7.90% for 1998 and 8.08% for 1997. The average loan yield declined 37 basis points from 8.75% to 8.38% in 1999. Despite lower yields, increased volume of loans contributed to an increase in interest income of $1,548,000. Similarly, increased volume of taxable investment securities contributed to an increase in net interest income of $816,000.

INTEREST EXPENSE

The average rate paid on interest bearing liabilities declined 23 basis points from 4.23% to 4.00% for 1999. Rates paid for interest bearing liabilities declined in all categories during 1999, however, volume increases caused an overall increase in interest expense of $428,000.

The most significant volume increase was in time deposits. The average balance of Certificates of Deposit $100,000 or more, increased $10,259,000 or 28.3%. This growth is primarily attributable to a municipal customer of the Bank. The average balance of other time deposits increased $4,098,000 or 6.5% and money management savings accounts increased $4,233,000 or 8.6% during 1999. The average balance of securities sold under agreements to repurchase increased $2,552,000 or 17.6%, contributing an additional $98,000 to interest expense.

PROVISION AND ALLOWANCE FOR CREDIT LOSSES

The Company has established an allowance for credit losses, which is increased by provisions charged against earnings and recoveries of previously charged off loans. The allowance is decreased by current period charge-off of uncollectible loans. Management evaluates the adequacy of the allowance for credit losses on a quarterly basis. The provision for credit losses is adjusted to bring the allowance for credit losses within an appropriate range of balances which is considered adequate to absorb potential losses within the loan portfolio. The provision for credit losses was $240,000 for both 1999 and 1998 and $225,000 for 1997. In 1996, the Company increased the provision for credit losses due to concerns over local economic trends, continuing high levels of net losses charged-off and nonperforming loans, and the rapid growth of the loan portfolio. Improved credit quality

[LOGO]--------------------------------------------------------------------------
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

and stable economic conditions in 1997 enabled the Company to reduce the provision for credit losses to $225,000, Net loans charged-off and nonperforming loans both declined in 1998 and 1999 which allowed management to further stabilize the provision for credit losses. Past due loans at December 31, 1999 increased when compared to 1998, however, they consisted primarily of well secured loans.

The evaluation of the adequacy of the allowance for credit losses is based upon a risk rating system of individual loans as well as collective evaluation of smaller balance homogenous loans based on factors such as past credit loss experience, local economic trends, and other factors which may impact collectibility such as the Year 2000. Review of the loan portfolio is performed by the Company's staff. In addition, bank supervisory authorities and independent consultants periodically review the loan portfolio. The allowance for credit losses as a percentage of average loans was 1.32% at December 31, 1999 compared to 1.36% at December 31, 1998 and 1.45% at December 31, 1997. The allowance for credit losses of $2,743,000 at December 31, 1999 is considered by management to be sufficient to address the credit risk in the portfolio.

The following table sets forth a summary of the Company's loan loss experience for the years ended December 31.

(Dollars in thousands)                           1999            1998          1997           1996           1995
------------------------------------------------------------------------------------------------------------------
Balance, beginning of year                     $  2,582       $  2,538      $  2,728       $  2,077       $  1,868
                                               --------       --------      --------       --------       --------
   Loans charged-off:
     Real estate loans                             (118)           (55)         (137)          (107)          (120)
     Installment loans                              (30)           (32)          (69)           (67)           (58)
     Commercial and other                           (52)          (193)         (268)          (237)          (236)
                                               --------       --------      --------       --------       --------
                                                   (200)          (280)         (474)          (411)          (414)
                                               --------       --------      --------       --------       --------
   Recoveries:
     Real estate loans                               50             27             5             11              5
     Installment loans                               18             33            34             48             34
     Commercial and other                            53             24            20             48             44
                                               --------       --------      --------       --------       --------
                                                    121             84            59            107             83
                                               --------       --------      --------       --------       --------
Net losses charged off                              (79)          (196)         (415)          (304)          (331)
Provision                                           240            240           225            955            540
                                               --------       --------      --------       --------       --------
Balance, end of year                           $  2,743       $  2,582      $  2,538       $  2,728       $  2,077
                                               --------       --------      --------       --------       --------
   Average loans outstanding                   $207,786       $189,606      $174,865       $168,607       $151,292
                                               ========       ========      ========       ========       ========
   Percentage of net charge-offs to average
     loans outstanding during the year              .03%           .10%          .24%           .18%           .22%
   Percentage of allowance for loan losses
     at year-end to average loans                  1.32%          1.36%         1.45%          1.62%          1.37%

Total non-accrual loans of the Company decreased and represented .35% of total loans, net of unearned income at December 31, 1999 compared to .43% one year earlier.

--------------------------------------------------------------------------------
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following table summarizes the past due and non-performing assets of the Company as of December 31.

(Dollars in thousands)                                1999            1998          1997           1996           1995
--------------------------------------------------------------------------------------------------------------------------
Non-performing assets:
  Non-accrual loans                                    $  773          $ 827        $1,282         $1,551         $2,539
  Other real estate and other assets owned                 74            164           114            299            147
                                                       ------         ------        ------         ------         ------
Total non-performing assets                               847            991         1,396          1,850          2,686
Past due loans                                          1,146            671         1,422            654            356
                                                       ------         ------        ------         ------         ------
    Total non-performing assets and past due loans     $1,993         $1,662        $2,818         $2,504         $3,042
                                                       ======         ======        ======         ======         ======
Non-accrual loans to total loans,
  net of unearned income, at period end                   .35%          .43%          .69%            .90%          1.56%
Non-accrual loans and past due loans,
  to total loans, net of unearned income, at period end   .88%          .77%         1.46%           1.28%          1.78%

NONINTEREST INCOME

Noninterest income increased $198,000 or 25.2% in 1999 compared to an increase of $74,000 or 10.3% in 1998. Sources of growth in noninterest income for the year were increases in direct services charges assessed on deposit accounts ($136,000), gain on sale of securities ($22,000) and a decline in the losses from the Company's unconsolidated subsidiary, Eastern Shore Mortgage Corporation. Increased service charge income is the result of a full year of service charge increases which were implemented in mid year 1998. The Company does not expect any further losses from Eastern Shore Mortgage Corporation which is in the process of liquidation.

                                                  Years Ended                        Change from Prior Year
                                          ---------------------------     ------------------------------------------
                                                                                1999/98                1998/97
                                                                          -------------------    -------------------
                                         1999       1998       1997       Amount     Percent     Amount    Percent
--------------------------------------------------------------------------------------------------------------------
Service charges on deposit
  accounts                             $761,330  $623,698   $536,801     $137,632       22.1%   $86,897        16.2%
Other service charges and fees          169,302   151,266    120,700       18,036       11.9%    30,566        25.3%
Gain (loss) on sale of securities        12,171    (9,692)     5,519       21,863      225.6%   (15,211)     (275.6)
Loss from unconsolidated subsidiary     (23,813)  (49,723)    (8,681)      25,910       52.1%   (41,042)     (472.8)
Other noninterest income                 65,895    71,322     59,023       (5,427)      (7.6)%   12,299        20.8%
--------------------------------------------------------------------------------------------------------------------
Total                                  $984,885  $786,871   $713,362     $198,014       25.2%   $73,509        10.3%
--------------------------------------------------------------------------------------------------------------------

NONINTEREST EXPENSES

Total noninterest expense increased $330,000 or 5.5% in 1999 compared to an increase of $143,000 or 2.4% in 1998. Increased personnel and data processing costs associated with the growth of the Company, and increased occupancy expenses are the primary causes of the increase. The Company had 84 full-time equivalent employees at December 31, 1999 compared to 81 at December 31, 1998 and 78 at December 31, 1997. Salaries and benefits cost increased $40,000 in 1998. This increase would have been approximately $125,000 or 3.7%, had it not been for a decrease in pension expense of $85,000 relating to the Company's liability under its frozen defined benefit plan. Data processing costs increased due to an increased customer base as well as costs associated with new products and services offered to customers and those utilized internally. Occupancy expense increases were the result of increased lease expense associated with two branch locations and three new ATM locations, increased repair and maintenance expenses, and increased depreciation expense associated with leasehold improvements.

[LOGO]--------------------------------------------------------------------------
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                                  Years Ended                       Change from Prior Year
                                        -----------------------------     -----------------------------------------
                                                                                1999/98               1998/97
                                                                          -------------------    ------------------
                                        1999        1998      1997        Amount     Percent     Amount    Percent
-------------------------------------------------------------------------------------------------------------------
Salaries and Employee benefits    $3,604,873  $3,421,405  $3,381,687    $183,468      5.4%    $ 39,718        1.2%
Occupancy expense                    450,249     394,101     396,753      56,148     14.2%      (2,652)      (0.7)%
Furniture and equipment expense      330,478     306,890     285,208      23,588      7.7%      21,682        7.6%
Data processing                      382,172     331,979     320,430      50,193     15.1%      11,549        3.6%
Other operating expenses           1,533,544   1,516,655   1,444,346      16,889      1.1%      72,309        5.0%
-------------------------------------------------------------------------------------------------------------------
Total                             $6,301,316  $5,971,030  $5,828,424    $330,286      5.5%    $142,606        2.4%
-------------------------------------------------------------------------------------------------------------------

INCOME TAXES

Income tax expense was $2.4 million for 1999 compared to $2.1 million for 1998 and $2 million for 1997. The effective tax rates on earnings were 34.8%, 34.8% and 35.9%, respectively. The decline in the Company's overall effective tax rate in 1998 is primarily attributable to lower state income taxes resulting from a change in the taxation of interest on U.S. Government and certain U.S. Government Agency securities and Bank Qualified Maryland municipal securities.

Deferred tax assets and liabilities are recognized based on the differences between financial statement and tax bases of assets and liabilities measured using current tax rates. If it is likely that deferred tax assets will not be fully realized a valuation allowance is provided against deferred tax assets. Management feels that no such valuation allowance is necessary at December 31, 1999 and 1998. Deferred tax expense is measured by the change in net deferred tax assets or liabilities for the period.

                          -----------------------------
                          REVIEW OF FINANCIAL CONDITION

Asset and liability composition, asset quality, capital resources, liquidity, market risk and interest sensitivity are all factors which are used to measure the Company's financial condition.

ASSETS

Total assets increased 8.2% to $327,069,000 at December 31, 1999 compared to an increase of 13.2% for 1998. Average total assets increased 10.7% for 1999 compared to an increase of 9.2% for 1998. The loan portfolio represents 70% of earning assets and is the primary source of income for the Company. Funding for loans is primarily provided by core deposits and short term borrowings. Total deposits increased 9.6% to $273,948,000 at December 31, 1999 compared to an 11.1% increase for 1998.

The following table sets forth the average balance of the components of average earning assets as a percentage of total average earning assets as of December 31:

                                            1999             1998            1997            1996            1995
                                            ------          ------          ------          ------          ------
Investment Securities                        26.33%          24.49%          24.91%          25.50%          29.03%
Loans                                        70.02           70.70           71.18           70.86           68.33
Federal funds sold                            3.65            4.81            3.91            3.64            2.64
                                            ------          ------          ------          ------          ------
                                            100.00%         100.00%         100.00%         100.00%         100.00%
                                            ======          ======          ======          ======          ======

INVESTMENT SECURITIES

The investment portfolio is structured to provide liquidity for the Company and also plays an important role in the overall management of interest rate risk. The securities in the investment portfolio are classified as either held to maturity or available for sale. Investment securities held to maturity are stated at cost adjusted for amortization of premiums and accretion of discounts. The Company has the intent and ability to hold such securities until maturity. Investment securities available for sale are stated at estimated fair value based on quoted market prices. They represent securities

--------------------------------------------------------------------------------

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

which may be sold as part of the Company's asset/liability strategy or which may be sold in response to changing interest rates. Net unrealized holding gains and losses on these securities are reported as a separate component of stockholders' equity, net of related income taxes. At December 31, 1999 the Company had classified 89% of the portfolio as available for sale and 11% as held to maturity compared to 83% and 17% one year ago. The percentage of securities designated as available for sale has continued to increase since 1996 to support the anticipated growth and liquidity needs of the Company.

The average balance of the investment portfolio increased $12,442,000 or 18.9% for 1999 as a result of strong deposit growth for the year. The increase in the average balance of investment securities for 1998 was $4,486,000. Reinvestment of maturities in the investment portfolio and new investments resulting from growth were concentrated in U.S. Government Agency bonds whose earnings are exempt from state income tax. These bonds yield higher returns without affecting the overall safety and liquidity of the portfolio. The Company does not generally invest in structured notes or other derivative securities.

The following table sets forth the maturities and weighted average yields of the investment portfolio based upon the earliest possible repricing date as of December 31, 1999.

                                    1 Year or Less          1-5 Years           5-10 Years         Over 10 Years
                           ------------------------ ---------------------------------------------------------------
                                  Book      Average     Book      Average     Book     Average    Book     Average
(Dollars in thousands)            Value      Yield      Value      Yield      Value     Yield     Value     Yield
-------------------------------------------------------------------------------------------------------------------
Held to Maturity:
U.S. Treasury securities and
  obligations of U.S. government
  agencies                        $ 5,001    5.95%      $ 1,000   5.75%     $   --        --%
Obligations of states and
  political subdivisions(1)           318    6.72           382   5.45         951      7.30
Mortgage backed securities            650    5.53            --     --          --        --
                                  -------    ----       -------   ----      ------      ----
   Total Held to Maturity         $ 5,969    5.95%      $ 1,382   5.67%        951      7.30%
                                  =======    ====       =======   ====      ======      ====

Available for Sale:
U.S. Treasury securities and
  obligations of U.S. government
  agencies                        $29,624    5.84%      $24,212   5.80%      7,048      5.45%    $ --        --%
Obligations of states and
  political subdivisions(1)           425    6.12           406   6.40         --        --        --        --
Equity Securities                    --       --           --       --         --        --       3,173      --
                                  -------    ----       -------   ----      ------      ----     ------     ---
   Total Available for Sale       $30,049    5.84%      $24,618   5.80%     $7,048      5.45%    $3,173      --
                                  =======    ====       =======   ====      ======      ====     ======     ===

(1) Yields adjusted to reflect a tax equivalent basis assuming a federal tax rate of 34%.

LOANS

Average loans increased 9.6% in 1999 compared to 8.4% growth experienced in 1998. Total loans, net of unearned income totalled $218,776,000 on December 31, 1999 an increase of $24,413,000 or 12.6% when compared to 1998.

The most significant component of loan growth in 1999 was commercial loans. Commercial loans increased 37.8% or $14,617,000 totalling $53,241,000 at December 31, 1999. A strong local economy was the primary reason for the healthy lending environment in 1999. Real estate construction loans increased $2,628,000 or 30%, totalling $11,368,000 and real estate mortgage loans increased $6,228,000 or 4.5%, totalling $146,152,000 for the year. Consumer loans also increased in 1999 after two years of decline. They totalled $8,015,000, an increase of $940,000 or 13.3%. 1998 loan growth was concentrated in commercial loans. Refinancing activity resulting from lower long term interest rates made it difficult to grow the loan portfolio in 1998.

[LOGO]--------------------------------------------------------------------------
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The table below sets forth the composition of the loan portfolio at December 31.


(Dollars in thousands)                                  1999          1998         1997         1996          1995
-------------------------------------------------------------------------------------------------------------------
Commercial, financial and agricultural                $ 53,241     $ 38,624     $ 31,348     $ 32,662      $ 28,054
Real Estate--Construction                               11,368        8,740        9,537        6,808         6,631
Real Estate--Mortgage                                  146,152      139,924      137,193      122,723       118,798
Consumer                                                 8,015        7,075        7,215        9,508         8,801
                                                      --------     --------     --------     --------      --------
  Total Loans                                         $218,776     $194,363     $185,293     $171,701      $162,284
                                                      ========     ========     ========     ========      ========

FEDERAL FUNDS SOLD

The Company invests excess cash balances in overnight investments, or federal funds sold, with its correspondent banks. Federal funds sold are maintained at a level necessary to meet the immediate liquidity needs of the Company. The average balance of federal funds sold decreased $2,063,000 to $10,836,000 during 1999 representing a 16% decrease when compared to 1998. In 1998, the average balance of federal funds sold increased $3,309,000 to $12,899,000 an increase of 34.5% over 1997.

DEPOSITS

The Company utilizes core deposits to fund its earning assets. At December 31, 1999 and 1998 deposits provided funding for 86% of average earning assets. Average deposits increased 10.5% in 1999 and 7.8% in 1998. The average rate paid on interest bearing deposits decreased 23 basis points to 4.00% for 1999 compared to 4.23% for 1998. During 1999, the rates paid for deposits declined in all categories. In 1998, there was a slight increase in the overall rate paid for interest bearing deposits due to growth in time deposits which have the highest overall rate. The average balances of certificates of deposit $100,000 or more increased $10,259,000 or 28% in 1999, $8,384,000 or 30% in 1998 and
$1,606,000 or 6.1% in 1997. The growth from 1997 through 1999 was primarily attributable to growth in deposits of counties and municipalities in the Company's market area. Other certificates of deposit increased $4,098,000 or 6.5% in 1999. An additional $6,443,000 of deposit growth was achieved increased balances of transaction accounts as well as $4,233,000 growth in money management accounts. A decline in traditional savings account balances occurred in 1999 as depositors shifted money into investment vehicles with higher returns.

The Company does not accept brokered deposits, nor does it rely on purchased deposits as a funding source for loans.

The following table sets forth the average balances of deposits and the percentage of each category to total deposits for the years ended December 31.

(Dollars in thousands)                                                  Average Balances
------------------------------------------------------------------------------------------------------------------
                                                   1999                       1998                     1997
------------------------------------------------------------------------------------------------------------------
Non interest-bearing demand               $ 25,474         9.98%     $ 21,884        9.48%    $ 20,119       9.39%
Interest-bearing deposits
 NOW and SuperNOW                           49,718        19.48%       46,865       20.29%      42,945      20.04%
 Savings                                    12,633         4.95%       13,340        5.78%      12,931       6.03%
 Money Management                           53,471        20.94%       49,238       21.32%      49,977      23.32%
 CD's and other Time deposits
  less than $100,000                        67,513        26.45%       63,415       27.46%      60,508      28.24%
 CD's $100,000 or more                      46,461        18.20%       36,202       15.67%      27,818      12.98%
                                          --------       -----       --------      -----      --------     ------
                                          $255,270       100.00%     $230,944      100.00%    $214,298     100.00%
                                          ========       ======      ========      ======     ========     ======

--------------------------------------------------------------------------------
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following table sets forth the maturity ranges of certificates of deposit with balances of $100,000 or more on December 31, 1999 (in thousands):

            Three months or less                          $42,151
            Three through twelve months                     7,574
            Over twelve months                              8,599
                                                          -------
                                                          $58,324
                                                          =======

SHORT TERM BORROWINGS

Short term borrowings consist primarily of securities sold under agreement to repurchase. These short term obligations are issued in conjunction with cash management services for deposit customers. The average balance of these borrowings increased $2,923,000 or 20% in 1999 and $3,607,000 or 33.7% in 1998.
From time to time in order to meet short term liquidity needs the Company may borrow from a correspondent bank under a federal funds line of credit arrangement. The average borrowings under the federal funds purchased line of credit were $409,000 and $38,000 for 1999 and 1998, respectively. There were no borrowings under this arrangement during 1997.

The following table sets forth the Company's position with respect to short term borrowings:

                                                         1999                    1998                  1997
                                                   -----------------      -----------------     -----------------
                                                            Interest               Interest              Interest
(Dollars in thousands)                             Balance    Rate         Balance   Rate        Balance   Rate
-----------------------------------------------------------------------------------------------------------------
Federal funds purchased and securities sold
under agreements to repurchase:
 Outstanding at year end                           $16,343   4.03%         $17,111   3.99%       $10,264   4.41%
 Average outstanding for the year                   17,482   3.87           14,559   4.14         10,862   4.29
 Maximum outstanding at any month end               21,906    --            19,879    --          14,301    --

The Company does not have any long term debt.

LIQUIDITY

Liquidity describes the ability of the Company to meet financial obligations that arise during the normal course of business. Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of customers and to fund current and planned expenditures. Liquidity is derived through increased customer deposits, maturities in the investment portfolio, loan repayments and income from earning assets. To the extent that deposits are not adequate to fund customer loan demand, liquidity needs can be met in the short-term funds markets. The Company has an arrangement with a correspondent bank whereby it has a $10,000,000 line of credit available to meet any short-term needs (30 days) which may not otherwise be funded by its large portfolio of readily marketable investments that can be converted to cash. The bank is also a member of the Federal Home Loan Bank of Atlanta which provides another source of liquidity.

At December 31, 1999, the Company's loan to deposit ratio was 80%. Investment securities available for sale totalling $64,888,000 were available for the management of liquidity and interest rate risk. Cash and cash equivalents at December 31, 1999 were $30,250,000, up $9,843,000 from one year ago. Management is not aware of any demands, commitments, events or uncertainties which will materially affect the Company's ability to maintain liquidity at satisfactory levels.

[LOGO]--------------------------------------------------------------------------
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

MARKET RISK AND INTEREST RATE SENSITIVITY

Market risk is the risk of loss arising from adverse changes in the fair value of financial instruments due to changes in interest rates, exchange rates or equity pricing. The Company's principal market risk is interest rate risk which arises from its lending, investing and deposit taking activities. The Company's profitability is dependent on the Bank's net interest income. Interest rate risk can significantly affect net interest income to the degree that interest bearing liabilities mature or reprice at different intervals than interest earning assets. The Asset/Liability Committee of the Board of Directors (the "ALCO") oversees the management of interest rate risk. The ALCO's primary purpose is to manage the exposure of net interest margins to unexpected changes due to interest rate fluctuations. These efforts affect the loan pricing and deposit rate policies of the Company as well as the asset mix, volume guidelines, and liquidity and capital planning.

The Company does not utilize derivative financial or commodity instruments, or hedging strategies in its management of interest rate risk. Since the Company is not exposed to market risk from trading activities, does not utilize hedging strategies or off-balance sheet management strategies, the ALCO relies primarily on "gap" analysis as its primary tool in managing interest rate risk. Gap analysis summarizes the amount of interest sensitive assets and liabilities which will reprice over various time intervals. The difference between the volume of assets and liabilities repricing in each interval is the interest sensitivity "gap". "Positive gap" occurs when more assets reprice in a given time interval, while "negative gap" occurs when more liabilities reprice. As of December 31, 1999, the Company had a positive gap position within the one year repricing interval. Loans, federal funds sold, time deposits and short-term borrowings are classified based upon contractual maturities if fixed rate or earliest repricing date if variable rate. Investment securities are classified by contractual maturities or, if they have call provisions, by the most likely repricing date. Management has classified money management, savings and NOW accounts primarily in the over 1 year interval because they have not historically repriced in accordance with general changes in interest rates. The following table summarizes the Company's interest sensitivity at December 31, 1999.

                                                                        3 Months    Total    Over 1 Year
                                                           3 Months     Through     Within    and not
(Dollars in thousands)                         Immediate   or Less      12 Months  One Year  Classified     Total
-----------------------------------------------------------------------------------------------------------------
EARNING ASSETS:
   Loans - net of unearned income              $35,312      $24,205    $36,471    $ 95,988    $122,788    $218,776
   Investment securities                         --           8,090      7,295      15,385      57,805      73,190
   Federal Funds Sold                           24,714        --          --        24,714       --         24,714
------------------------------------------------------------------------------------------------------------------
     TOTAL EARNING ASSETS                       60,026       32,295     43,766     136,087     180,593     316,680
------------------------------------------------------------------------------------------------------------------

INTEREST-BEARING LIABILITIES:
   Money management, Savings and NOW's           --           --        11,579      11,579     105,121     116,700
   Certificates of deposit $100,000 and over     --          42,151      7,574      49,725       8,599      58,324
   All other time deposits                       --          12,400     14,513      26,913      40,320      67,233
   Short-term borrowings                        16,343        --          --        16,343       --         16,343
------------------------------------------------------------------------------------------------------------------
     TOTAL INTEREST-BEARING LIABILITIES         16,343       54,551     33,666     104,560     154,040     258,600
------------------------------------------------------------------------------------------------------------------
NET NON-INTEREST BEARING LIABILITIES AND
   AND OTHER FUNDING SOURCES                     --            --         --        --          58,080      58,080
------------------------------------------------------------------------------------------------------------------
INTEREST SENSITIVITY GAP
   ASSET SENSITIVE (LIABILITY SENSITIVE)       $43,683     $(22,256)   $10,100    $ 31,527    $(31,527)   $     --
------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

In addition to gap analysis, the Company utilizes a simulation model to quantify the effect a hypothetical immediate plus or minus 200 basis point change in rates would have on net interest income and the fair value of capital. The model takes into consideration the effect of call features of investments as well as prepayments of loans in periods of declining rates. When actual changes in interest rates occur the changes in interest earning assets and interest bearing liabilities may differ from the assumptions used in the model. As of December 31, 1999 the model produced the following sensitivity profile for net interest income and the fair value of capital:

                                                                           Immediate Change in Rates
                                                          -------------------------------------------------------
                                                          +200 Basis Points    -200 Basis Points     Policy Limit
-----------------------------------------------------------------------------------------------------------------
% Change in Net Interest Income                                 15.0%               (17.9)%               + 25%
                                                                                                          -
% Change in Fair Value of Capital                                2.5%                (7.0)%               + 15%
                                                                                                          -

CAPITAL RESOURCES AND ADEQUACY

The Company continues to maintain capital at levels in excess of those required by the federal banking agencies. Total stockholders' equity was $35,882,000 at December 31, 1999, 4.7% higher than the previous year. Average stockholders' equity was $35,248,000 for 1999, an increase of 7.3% compared to 1998. The increase in stockholders' equity is primarily due to earnings of the Company for the year of $4.5 million, reduced by dividends paid on common stock of $1.4 million and a decrease in other accumulated comprehensive income, consisting solely of unrealized losses from the Company's investment securities available for sale, of $1.6 million.

The Company records unrealized holding gains(losses), net of tax, on investment securities available-for-sale as a separate component of stockholders' equity. As of December 31, 1999, the portion of the Bank's investment portfolio designated as "available-for-sale" had unrealized holding losses, net of tax, of $1,166,000, compared to net unrealized holding gains, net of tax, of $455,000 at December 31, 1998.

The following table compares the Company's capital ratios to the regulatory requirements as of December 31.

                                                                                                        Regulatory
(Dollars in thousands)                                               1999                1998          Requirements
----------------------------------------------------------------------------------------------------------------------
Tier 1 capital                                                     $ 36,744            $ 33,839
Tier 2 capital                                                        2,743               2,405
----------------------------------------------------------------------------------------------------------------------
Total capital, less deductions                                     $ 39,487            $ 36,244
Risk-adjusted assets                                                222,122            $192,214
Risk-based capital ratios:
   Tier 1                                                            16.54%              17.60%             4.0%
   Total capital                                                     17.78%              18.86%             8.0%
----------------------------------------------------------------------------------------------------------------------

Total capital                                                      $ 36,744            $ 33,839
Total adjusted assets                                              $320,280            $302,724
Leverage capital ratio                                                11.47%              11.18%            4.0%
----------------------------------------------------------------------------------------------------------------------

Management knows of no trends or demands, commitments, events or uncertainties which may materially affect capital.

[LOGO]--------------------------------------------------------------------------
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


RECENT STOCK PRICES AND DIVIDENDS

The Company's stock is quoted on the OTC Bulletin Board(OTCBB) under the symbol TABS and is traded infrequently. Price information listed on the OTCBB is based upon the participation of market makers for the Company's stock. The following table indicates cash dividends paid per share for each quarter of 1999, 1998 and 1997 and the ranges of representative sales prices for the stated periods, based on actual transfers recorded by the transfer agent.

                                        1999                            1998                       1997
                               -------------------------      ------------------------     ----------------------
                               Price Range                    Price Range                  Price Range
                               -----------     Dividends      -----------    Dividends     -----------  Dividends
                              High     Low       Paid         High   Low       Paid        High   Low     Paid
-----------------------------------------------------------------------------------------------------------------
First Quarter                $ 55.00-52.75      $ .25      $ 50.00-45.50     $ .20      $ 26.00-25.00      $.15
Second Quarter                 55.00-55.00        .25        51.50-50.00       .20        33.75-27.25       .15
Third Quarter                  58.00-55.00        .25        53.25-51.00       .20        40.00-40.00       .15
Fourth Quarter                 60.00-55.00        .40        54.50-53.00       .35        40.50-40.00       .40
                                                -----                        -----                         ----
                                                $1.15                        $ .95                         $.85
                                                =====                        =====                         ====

--------------------------------------------------------------------------------
                            SELECTED FINANCIAL DATA


The following table sets forth certain selected financial data for the five years ended December 31, 1999 and is qualified in its entirety by the detailed information and financial statements, including notes thereto, included elsewhere or incorporated by reference in this annual report. This data should be read in conjunction with the financial statements and related notes thereto, included elsewhere in this annual report and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                      Years Ended December 31,
                                                                  1999           1998           1997          1996          1995
----------------------------------------------------------------------------------------------------------------------------------
                                                                              ($ in thousands, except per share data)
SUMMARY OF OPERATING RESULTS:
   Total interest income                                        $22,377        $21,048        $19,672       $19,019      $17,435
   Total interest expense                                         9,891          9,463          8,596         8,448        8,207
                                                             ----------        -------        -------       -------      -------
   Net interest income                                           12,486         11,585         11,076        10,571        9,228
   Provision for credit losses                                      240            240            225           955          540
                                                             ----------        -------        -------       -------      -------
   Net interest income after provision for credit losses         12,246         11,345         10,851         9,616        8,688
   Noninterest income                                               985            787            713           574          617
   Noninterest expense                                            6,302          5,971          5,828         5,219        5,083
                                                             ----------        -------        -------       -------      -------
   Income before income taxes                                     6,929          6,161          5,736         4,971        4,222
   Provision for income taxes                                     2,409          2,146          2,062         1,751        1,538
                                                             ----------        -------        -------       -------      -------
     NET INCOME                                              $    4,520        $ 4,015        $ 3,674       $ 3,220      $ 2,684
                                                             ==========        =======        =======       =======      =======
PER SHARE DATA:
   Diluted Net income                                             $3.72          $3.33          $3.06         $2.72        $2.27
   Dividends paid                                                  1.15            .95            .85           .70         .625
   Book value at end of period                                    30.07          28.76          26.04         23.54        21.32
   Weighted average common shares(1)                          1,214,898      1,207,028      1,199,130     1,185,410    1,180,154

OTHER DATA (AT YEAR END):
   Total assets                                                $327,069       $302,254       $267,029      $253,184     $234,406
   Total deposits                                               273,948        249,929        224,914       215,101      195,447
   Total loans, net of unearned income
     and allowance for credit losses                            216,033        191,781        182,756       168,972      160,207
   Total stockholders' equity                                    35,882         34,284         30,972        27,920       25,193

RETURN ON EQUITY AND ASSETS:
   Return on average total assets                                 1.46%          1.44%          1.44%         1.30%        1.17%
   Return on average stockholders' equity                        12.82%         12.22%         12.52%        12.14%       11.25%
   Dividend payout ratio                                         30.34%         28.18%         27.48%        25.73%       27.46%
   Average stockholders' equity to average total assets          11.40%         11.77%         11.48%        10.72%       10.37%

(1) The weighted average common shares includes the effect of dilution of stock options outstanding at period end.

[LOGO]--------------------------------------------------------------------------
                           CONSOLIDATED BALANCE SHEETS
                           December 31, 1999 and 1998

                                                                                           1999           1998
----------------------------------------------------------------------------------------------------------------------
ASSETS
   Cash and due from banks (Notes 1 and 2)                                             $  5,535,294  $  8,003,809
   Federal funds sold                                                                    24,714,372    12,402,615
   Investment securities:  (Notes 1, 3 and 8)
     Available for sale - at fair value                                                  64,887,961    69,500,252
     Held to maturity - at amortized cost - fair value of
        $8,161,653 (1999) and $13,962,764 (1998)                                          8,301,833    13,870,709
   Loans, less allowance for credit losses (1999) $2,742,984
     (1998) $2,582,433 (Notes 1 and 4)                                                  216,033,115   191,780,928
   Premises and equipment (Notes 1 and 5)                                                 2,977,982     2,976,637
   Accrued interest receivable on loans and investment securities                         2,121,616     2,169,505
   Deferred income taxes (Notes 1 and 12)                                                 1,430,702       342,440
   Other real estate (Note 1)                                                                74,116       163,765
   Other assets (Notes 6 and 9)                                                             992,276     1,043,083
                                                                                       ------------  ------------
     Total assets                                                                      $327,069,267  $302,253,743
                                                                                       ============  ============
LIABILITIES
   Deposits: (Notes 3 and 7)
     Noninterest-bearing demand                                                        $ 31,691,459  $ 25,483,195
     NOW and Super NOW                                                                   50,103,825    50,206,909
     Certificates of deposit, $100,000 or more                                           58,324,287    45,733,348
     Other time and savings                                                             133,828,780   128,505,823
                                                                                       ------------  ------------
                                                                                        273,948,351   249,929,275

   Short term borrowings(Notes 1, 3 and 8)                                               16,343,413    17,111,375
   Accrued interest payable on deposits and borrowings                                      474,006       483,148
   Other liabilities (Note 9)                                                               421,340       446,215
                                                                                       ------------  ------------
     Total liabilities                                                                  291,187,110   267,970,013
                                                                                       ------------  ------------
COMMITMENTS (Notes 5, 9 and 16)

STOCKHOLDERS' EQUITY (Notes 10 and 13)
   Common stock, par value $.01, authorized 25,000,000 shares;
     issued and outstanding (1999) 1,193,308 shares;
     (1998)  1,192,202 shares                                                                11,933        11,922
   Surplus                                                                               12,724,287    12,663,141
   Retained earnings                                                                     24,312,342    21,163,696
   Accumulated other comprehensive income (loss) (Notes 1 and 3)                         (1,166,405)      444,971
                                                                                       ------------  ------------
     Total stockholders' equity                                                          35,882,157    34,283,730
                                                                                       ------------  ------------
     Total liabilities and stockholders' equity                                        $327,069,267  $302,253,743
                                                                                       ============  ============

The notes to consolidated financial statements are an integral part of these statements.

--------------------------------------------------------------------------------
                        CONSOLIDATED STATEMENTS OF INCOME
              For the Years Ended December 31, 1999, 1998 and 1997

                                                                            1999            1998           1997
-------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
   Loans, including fees (Notes 1 and 4)                                 $17,366,724    $16,571,485   $15,659,584
   Interest and dividends on investment securities
     Taxable                                                               4,307,242      3,564,032     3,189,376
     Tax-exempt                                                              154,139        219,038       292,467
   Federal funds sold                                                        548,672        693,272       530,721
                                                                         -----------    -----------   -----------
        Total interest income                                             22,376,777     21,047,827    19,672,148
                                                                         -----------    -----------   -----------
INTEREST EXPENSE
   NOW and Super NOW accounts                                              1,272,386      1,468,201     1,333,672
   Certificates of deposit, $100,000 or more                               2,324,481      1,936,399     1,463,450
   Other time and savings                                                  5,616,962      5,455,539     5,334,401
   Securities sold under agreements to repurchase                            677,198        602,534       464,496
                                                                         -----------    -----------   -----------
        Total interest expense                                             9,891,027      9,462,673     8,596,019
                                                                         -----------    -----------   -----------

NET INTEREST INCOME                                                       12,485,750     11,585,154    11,076,129

PROVISION FOR CREDIT LOSSES (Notes 1 and 4)                                  240,000        240,000       225,000
                                                                         -----------    -----------   -----------

NET INTEREST INCOME AFTER PROVISION
     FOR CREDIT LOSSES                                                    12,245,750     11,345,154    10,851,129

NONINTEREST INCOME
   Service charges on deposit accounts                                       761,330        623,698       536,801
   Other service charges, commissions and fees                               169,302        151,266       120,700
   Gain (loss) on sale of securities (Note 3)                                 12,171         (9,692)        5,519
   Other operating income, net (Note 6)                                       42,082         21,599        50,342
                                                                         -----------    -----------   -----------
                                                                             984,885        786,871       713,362
                                                                         -----------    -----------   -----------

NONINTEREST EXPENSES
   Salaries and wages                                                      2,671,492      2,559,543     2,490,013
   Employee benefits (Notes 9, 10 and 11)                                    933,381        861,862       891,674
   Occupancy expense (Note 5)                                                450,249        394,101       396,753
   Furniture and equipment expense                                           330,478        306,890       285,208
   Data processing                                                           382,172        331,979       320,430
   Other operating expenses                                                1,533,544      1,516,655     1,444,346
                                                                         -----------    -----------   -----------
                                                                           6,301,316      5,971,030     5,828,424
                                                                         -----------    -----------   -----------

INCOME BEFORE INCOME TAXES                                                 6,929,319      6,160,995     5,736,067

Federal and State income taxes (Note 12)                                   2,409,357      2,146,309     2,062,055
                                                                         -----------    -----------   -----------

NET INCOME                                                               $ 4,519,962    $ 4,014,686   $ 3,674,012
                                                                         ===========    ===========   ===========

Basic earnings per common share (Notes 1 and  18)                             $ 3.79         $ 3.37        $ 3.09
                                                                              ======         ======        ======
Diluted earnings per common share                                             $ 3.72         $ 3.33        $ 3.06
                                                                              ======         ======        ======

The notes to consolidated financial statements are an integral part of these statements.

[LOGO]--------------------------------------------------------------------------
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              For the Years Ended December 31, 1999, 1998 and 1997

                                                                                               Accumulated
                                                                                                  Other          Total
                                                   Common                         Retained    Comprehensive    Stockholders'
                                                   Stock           Surplus        Earnings      Income           Equity
----------------------------------------------------------------------------------------------------------------------------
Balances, January 1, 1997                        $  11,862     $ 12,435,292   $ 15,616,264     $ (143,413)    $27,920,005

   Comprehensive income:
   Net income                                      --             --             3,674,012       --             3,674,012
   Other comprehensive income, net of tax:
     Unrealized gain on available for
        sale securities, net of reclassification
        adjustment of $(17,120)                    --             --              --              274,644         274,644
                                                                                                              -----------

   Total comprehensive income                                                                                   3,948,656
                                                                                                              -----------
   2,968 shares issued under 401(k) plan               30          105,023       --              --               105,053
   Exercise of stock options                            4            7,796       --              --                 7,800
   Cash dividends paid, $.85 per share              --              --         (1,009,900)       --            (1,009,900)
                                                 --------      -----------    -----------   -------------     -----------

   Balances, December 31, 1997                     11,896       12,548,111     18,280,376         131,231      30,971,614

   Comprehensive income:
   Net income                                      --              --           4,014,686        --             4,014,686
   Other comprehensive income, net of tax:
     Unrealized gain on available for
     sale securities, net of reclassification
     adjustment of $20,943                         --              --            --               313,740         313,740
                                                                                                              -----------

   Total comprehensive income                      --              --            --              --             4,328,426
                                                                                                              -----------
   2,017 shares issued under 401(k) plan               20          101,761       --              --               101,781
   Exercise of stock options                            6           13,269       --              --                13,275
   Cash dividends paid, $.95 per share             --              --          (1,131,366)       --            (1,131,366)
                                                 --------      -----------    -----------   -------------     -----------

Balances, December 31, 1998                        11,922       12,663,141     21,163,696         444,971      34,283,730

   Comprehensive income:
   Net income                                       --              --          4,519,962                       4,519,962
   Other comprehensive income, net of tax:
     Unrealized loss on available for
        sale securities, net of reclassification
        adjustment of $(101,010)                    --              --           --            (1,611,376)     (1,611,376)
                                                                                                              -----------

   Total comprehensive income                       --               --           --             --             2,908,586
                                                                                                              -----------
   2,130 shares issued under 401(k) plan               21          119,269        --             --               119,290
   Exercise of stock options                        --                 605                       --                   605
   Stock repurchased and retired                      (10)         (58,728)       --             --               (58,738)
   Cash dividends paid, $1.15 per share             --               --        (1,371,316)       --            (1,371,316)
                                                 --------      -----------    -----------   -------------     -----------

Balances, December 31, 1999                      $ 11,933      $12,724,287    $24,312,342   $  (1,166,405)    $35,882,157
                                                 ========      ===========    ===========   =============     ===========

The notes to consolidated financial statements are an integral part of these statements.

--------------------------------------------------------------------------------
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              For the Years Ended December 31, 1999, 1998 and 1997

                                                                             1999           1998         1997
-------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                              $  4,519,962   $  4,014,686  $  3,674,012
   Adjustments to reconcile net income to net cash
     provided by operating activities:
   Depreciation and amortization                                             610,523        501,229       453,830
   Discount accretion on debt securities                                    (132,444)       (65,608)     (119,149)
   Discount accretion on matured debt securities                              79,976         61,631        79,100
   (Gain) loss on sale of securities                                         (12,171)         9,692        (5,519)
   Provision for credit losses, net                                          160,551         44,513      (190,400)
   Deferred income taxes                                                     (74,654)       (84,775)      108,745
   (Gain) loss on disposal of premises and equipment                          18,692          7,713           (15)
   Loss on other real estate owned                                             7,614         18,124        19,061
   Net changes in:
     Accrued interest receivable                                              47,889       (220,897)     (120,478)
     Other assets                                                             50,807        (74,805)     (143,405)
     Accrued interest payable on deposits and borrowings                      (9,142)        94,949        (4,890)
     Other liabilities                                                       (24,875)       (45,924)       (9,640)
                                                                         -----------    -----------   -----------

        Net cash provided by operating activities                          5,242,728      4,260,528     3,741,252
                                                                         -----------    -----------   -----------

CASH FLOWS FROM INVESTING ACTIVITIES
   Proceeds from sales of securities available for sale                    7,073,600      9,054,240     5,954,000
   Proceeds from maturities and principal payments
     of securities available for sale                                     22,204,101      3,465,196     5,981,895
   Purchases of securities available for sale                            (26,492,239)   (42,418,520)  (16,911,099)
   Proceeds from maturities and principal payments
     of securities held to maturity                                       15,892,131     14,327,204     8,329,268
   Purchases of securities held to maturity                              (11,346,647)    (6,023,906)   (1,709,507)
   Net increase in loans                                                 (23,943,575)    (9,291,576)  (14,823,887)
   Purchase of loans                                                      (1,400,000)          -         (700,000)
   Proceeds from sale of loan                                                880,837           -        1,728,508
   Purchase of premises and equipment                                       (341,134)      (151,678)     (251,019)
   Proceeds from sale of other real estate owned                             132,035        153,337       308,380
   Proceeds from sale of premises and equipment                                  450         19,203        20,000
                                                                         -----------    -----------   -----------

        Net cash used in investing activities                            (17,340,441)   (30,866,500)  (12,073,461)
                                                                         -----------    -----------   -----------

CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase in demand, NOW,
     money market, and savings deposits                                   10,946,664        128,089     8,153,158
   Net increase in certificates of deposit                                13,072,412     24,887,527     1,659,061
   Net increase (decrease) in securities sold
     under agreement to repurchase                                          (767,962)     6,847,847       995,835
   Proceeds from issuance of common stock                                    119,895        115,056       112,853
   Repurchase of common stock                                                (58,738)
   Dividends paid                                                         (1,371,316)    (1,131,366)   (1,009,900)
                                                                         -----------    -----------   -----------

        Net cash provided by financing activities                         21,940,955     30,847,153     9,911,007
                                                                         -----------    -----------   -----------

[LOGO]--------------------------------------------------------------------------

              For the Years Ended December 31, 1999, 1998 and 1997

                                                                            1999            1998           1997
----------------------------------------------------------------------------------------------------------------------
NET INCREASE IN CASH
   AND CASH EQUIVALENTS                                                    9,843,242      4,241,181     1,578,798

CASH AND CASH EQUIVALENTS AT
   BEGINNING OF YEAR                                                      20,406,424     16,165,243    14,586,445
                                                                         -----------    -----------   -----------

CASH AND CASH EQUIVALENTS AT
   END OF YEAR                                                           $30,249,666    $20,406,424   $16,165,243
                                                                         ===========    ===========   ===========

Supplemental cash flows information:
   Interest paid                                                         $ 9,900,169    $ 9,372,177   $ 8,600,909
                                                                         ===========    ===========   ===========

   Income taxes paid                                                     $ 2,538,154    $ 2,248,519   $ 1,956,219
                                                                         ===========    ===========   ===========

   Transfers from loans to other real estate                                $ 50,000      $ 221,647     $ 202,507
                                                                         ===========    ===========   ===========

The notes to consolidated financial statements are an integral part of these statements.

--------------------------------------------------------------------------------
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              For the Years Ended December 31, 1999, 1998 and 1997

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements include the accounts of Talbot Bancshares, Inc. (the "Company") and its subsidiary, The Talbot Bank of Easton, Maryland (the "Bank") with all significant intercompany transactions eliminated. The investment in subsidiary is recorded on the Company's books on the basis of its equity in the net assets of the subsidiary. The accounting and reporting policies of the Company conform to generally accepted accounting principles and to prevailing practices within the banking industry. Certain reclassifications have been made to amounts previously reported to conform with the classifications made in 1999.

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

Investment Securities Available for Sale
Investment securities available for sale are stated at estimated fair value based on quoted market prices. They represent those securities which management may sell as part of its asset/liability strategy or which may be sold in response to changing interest rates, changes in prepayment risk or other similar factors. The cost of securities sold is determined by the specific identification method. Net unrealized holding gains and losses on these securities are reported as accumulated other comprehensive income, a separate component of stockholders' equity, net of related income taxes.

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

Impaired loans do not include groups of smaller balance homogeneous loans such as residential mortgage and consumer installment loans that are evaluated collectively for impairment. Reserves for probable credit losses related to these loans are based upon historical loss ratios and are included in the allowance for credit losses.

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

[LOGO]--------------------------------------------------------------------------
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


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

Other Real Estate
Other real estate represents assets acquired in satisfaction of loans either by foreclosure or deeds taken in lieu of foreclosure. Properties acquired are recorded at the lower of cost or fair value less estimated selling costs at the time of acquisition with any deficiency charged to the allowance for credit losses. Thereafter, costs incurred to operate or carry the properties as well as reductions in value as determined by periodic appraisals are charged to operating expense. Gains and losses resulting from the final disposition of the properties are included in noninterest expense.

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

Stock-Based Compensation
Stock-based compensation is recognized using the intrinsic value method. For disclosure purposes, pro forma net income and earnings per share effects are provided as if the fair value method had been applied.

New Accounting Standards
Statement of Financial Accounting Standards No. 133 ("SFAS No. 133"), Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133, requires derivative instruments be carried at fair value on the balance sheet. The statement continues to allow derivative instruments to be used to hedge various risks and sets forth specific criteria to be used to determine when hedge accounting can be used. The statement also provides for offsetting changes in fair value or cash flows of both the derivative and the hedged asset or liability to be recognized in earnings in the same period; however, any changes in fair value or cash flow that represent the ineffective portion of a hedge are required to be recognized in earnings and cannot be deferred. For derivative instruments not accounted for as hedges, changes in fair value are required to be recognized in earnings.

The Company plans to adopt the provisions of this statement, as amended, for its quarterly and annual reporting beginning January 1, 2001, the statement's effective date. The impact of adopting the provisions of this statement on the Company's financial position, results of operations and cash flows subsequent to the effective date is not currently estimable and will depend on the financial position of the Company and the nature and purpose of any derivative instruments in use at that time.

NOTE 2. CASH AND DUE FROM BANKS

The Federal Reserve requires banks to maintain certain minimum cash balances consisting of vault cash and deposits in the Federal Reserve Bank or in other commercial banks. Such balances averaged approximately $3,758,000 and $2,954,000 during 1999 and 1998, respectively.

--------------------------------------------------------------------------------
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 3. INVESTMENT SECURITIES

The amortized cost and estimated fair values of investment securities are as follows:

                                                                           Gross         Gross         Estimated
                                                            Amortized    Unrealized    Unrealized        Fair
                                                              Cost         Gains         Losses         Value
                                                           ----------    ---------   ------------      ----------
Available for sale securities:
   December 31, 1999:
   U.S. Treasury securities                               $22,427,930      $31,294     $  189,184     $22,270,040
   Obligations of U.S. Government agencies
     and corporations                                      39,858,184          940      1,244,893      38,614,231
   Obligations of states and political subdivisions           834,320         --            3,343         830,977
   Federal Home Loan Bank Stock                               906,700         --           --             906,700
   Federal Home Loan Mortgage Corporation Cumulative
     Preferred Stock                                        2,480,513         --          494,500       1,986,013
   Other Equity Securities                                    280,000         --           --             280,000
                                                          ------------   ---------     ----------     -----------
                                                          $66,787,647    $  32,234     $1,931,920     $64,887,961
                                                          ===========    =========     ==========     ===========

   December 31, 1998:
   U.S. Treasury securities                               $30,394,816    $ 733,314     $   --         $31,128,130
   Obligations of U.S. Government agencies
     and corporations                                      33,505,975      135,130        139,820      33,501,285
   Obligations of states and political subdivisions         1,463,930       12,553         --           1,476,483
   Federal Home Loan Bank Stock                               801,100         --           --             801,100
   Federal National Mortgage Association Cumulative
     Preferred Stock                                        2,475,675         --           --           2,475,673
                                                          ------------   ---------     ----------     -----------
                                                           68,641,496      880,997        139,820      69,382,673
   Mortgage-backed securities                                 117,694         --              115         117,579
                                                          ------------   ---------     ----------     -----------
                                                          $68,759,190    $ 880,997     $  139,935     $69,500,252
                                                          ===========    =========     ==========     ===========

Held to Maturity securities:
   December 31, 1999:
   U.S. Treasury securities                               $ 2,001,083    $     177     $   --         $ 2,001,260
   Obligations of U.S. Government agencies
     and corporations                                       4,000,000      --              93,640       3,906,360
   Obligations of states and political subdivisions         1,650,917          898         40,984       1,610,831
                                                          ------------   ---------     ----------     -----------
                                                            7,652,000        1,075        134,624       7,518,451
   Mortgage-backed securities                                 649,833          231          6,862         643,202
                                                          ------------   ---------     ----------     -----------
                                                          $ 8,301,833    $   1,306     $  141,486     $ 8,161,653
                                                          ===========    =========     ==========     ===========
   December 31, 1998:
   U.S. Treasury securities                               $ 7,029,615    $  53,225     $   --         $ 7,082,840
   Obligations of U.S. Government agencies
     and corporations                                       3,000,000        9,980         --           3,009,980
   Obligations of states and political subdivisions         2,859,909       22,824             95       2,882,638
                                                          ------------   ---------     ----------     -----------
                                                           12,889,524       86,029             95      12,975,458
   Mortgage-backed securities                                 981,185        6,996            875         987,306
                                                          ------------   ---------     ----------     -----------
                                                          $13,870,709    $  93,025     $      970     $13,962,764
                                                          ===========    =========     ==========     ===========

[LOGO]--------------------------------------------------------------------------
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The amortized cost and estimated fair values of investment securities by earliest possible repricing date at December 31, 1999 are as follows:

                                                              Available for Sale            Held to Maturity
                                                            ------------------------   --------------------------
                                                                           Estimated                    Estimated
                                                            Amortized        Fair         Amortized       Fair
                                                              Cost           Value          Cost          Value
                                                           ----------     ----------     ----------    ----------
Due in one year or less                                   $30,702,021    $30,049,268     $5,968,868    $5,880,502
Due after one year through five years                      25,067,059     24,617,530      1,381,713     1,358,009
Due after five years through ten years                      7,351,354      7,048,450        951,252       923,142
                                                          -----------    -----------     ----------    ----------
                                                           63,120,434     61,715,248      8,301,833     8,161,653
Investments in equity securities                            3,667,213      3,172,713         --               --
                                                          -----------    -----------     ----------    ----------
                                                          $66,787,647    $64,887,961     $8,301,833    $8,161,653
                                                          ===========    ===========     ==========    ==========

The Company has pledged certain securities as collateral for obligations to federal, state and local government agencies as follows:

                                                                December 31, 1999            December 31, 1998
                                                           ---------------------------   ------------------------
                                                                            Estimated                   Estimated
                                                           Amortized          Fair         Amortized      Fair
                                                             Cost             Value          Cost         Value
                                                           ----------       ----------   ----------    ----------
Available for sale                                        $62,120,433      $60,715,248  $50,406,743   $51,163,509
Held to maturity                                            7,241,448        7,118,510   10,997,672    11,071,384
                                                          -----------      -----------  -----------   -----------
                                                          $69,361,881      $67,833,758  $61,404,415   $62,234,893
                                                          ===========      ===========  ===========   ===========

There were no obligations of states and political subdivisions whose carrying value, as to any issuer, exceeded 10% of stockholders' equity at December 31, 1999 or 1998.

NOTE 4. LOANS AND ALLOWANCE FOR CREDIT LOSSES

The Company grants residential mortgage, consumer and commercial loans to customers primarily in Talbot County, Maryland. The principal categories of the loan portfolio at December 31 are summarized as follows:

                                                                                           1999          1998
                                                                                       ------------  ------------
Real estate loans:
   Construction and land development                                                   $ 11,368,045  $  8,740,083
   Secured by farmland                                                                    8,606,777     4,962,831
   Secured by residential properties                                                     80,927,334    75,241,449
   Secured by nonfarm, nonresidential properties                                         65,209,493    64,618,451
Loans to farmers (loans to finance agricultural production and other loans)                 280,045       462,533
Commercial and industrial loans                                                          42,846,083    31,600,515
Loans to individuals for household, family, and other personal expenditures               7,793,386     7,074,632
Obligations of States and political subdivisions in the United States, tax-exempt         1,469,657     1,546,268
All other loans                                                                             210,645        50,782
                                                                                       ------------  ------------
                                                                                        218,711,465   194,297,544
     Net deferred loan costs                                                                 64,634        65,817
                                                                                       ------------  ------------
                                                                                        218,776,099   194,363,361
     Allowance for credit losses                                                         (2,742,984)   (2,582,433)
                                                                                       ------------  ------------
                                                                                       $216,033,115  $191,780,928
                                                                                       ============  ============

--------------------------------------------------------------------------------
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


In the normal course of banking business, loans are made to officers and directors and their affiliated interests. These loans are made on substantially the same terms and conditions as those prevailing at the time for comparable transactions with outsiders and are not considered to involve more than the normal risk of collectibility. As of December 31, 1999 and 1998, such loans outstanding, both direct and indirect (including guarantees), to directors, their associates and policy making officers, totaled approximately $5,857,000 and $4,299,000, respectively. During 1999 and 1998, loan additions were approximately $3,345,000 and $1,407,000, and loan repayments were approximately $1,787,000 and $2,120,000, respectively.

The allowance for credit losses at December 31 is summarized as follows:

                                                                             1999           1998          1997
                                                                          ----------     ----------    ----------
Balance, beginning of year                                                $2,582,433     $2,537,920    $2,728,320
                                                                          ----------     ----------    ----------
   Recoveries:
     Real estate loans                                                        49,556         26,543         4,603
     Installment loans                                                        18,497         33,456        34,290
     Commercial and other                                                     52,551         24,013        20,274
                                                                          ----------     ----------    ----------
                                                                             120,604         84,012        59,167
                                                                          ----------     ----------    ----------
Provision                                                                    240,000        240,000       225,000
                                                                          ----------     ----------    ----------
Loans charged-off:
   Real estate loans                                                        (117,805)       (54,586)     (136,946)
   Installment loans                                                         (30,561)       (32,239)      (69,625)
   Commercial and other                                                      (51,687)      (192,674)     (267,996)
                                                                          ----------     ----------    ----------
                                                                            (200,053)      (279,499)     (474,567)
                                                                          ----------     ----------    ----------

Balance, end of year                                                      $2,742,984     $2,582,433    $2,537,920
                                                                          ==========     ==========    ==========

Information with respect to impaired loans and the related valuation allowance as of December 31 is as follows:

                                                                                            1999            1998
                                                                                         ----------    ----------
Impaired loans with valuation allowance                                                  $    --       $  108,954
Impaired loans with no valuation allowance                                                  773,114       717,773
                                                                                         ----------       -------
  Total impaired loans                                                                   $  773,114    $  826,727
                                                                                         ==========    ==========
Allowance for loan losses related to impaired loans                                      $    --       $   78,928
Allowance for loan losses related to other than impaired loans                            2,742,984     2,503,505
                                                                                         ----------    ----------
  Total allowance for loan losses                                                        $2,742,984    $2,582,433
                                                                                         ==========    ==========
Interest income on impaired loans recorded on the cash basis                             $   31,962    $   22,545
                                                                                         ==========    ==========
Average recorded investment in impaired loans for the year                               $  877,398    $1,152,944
                                                                                         ==========    ==========

[LOGO]--------------------------------------------------------------------------
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. PREMISES AND EQUIPMENT

A summary of premises and equipment at December 31 is as follows:

                                                            1999           1998
                                                         -----------   -----------
Land:
   Dover Street                                            $ 189,734     $ 189,734
   Tred Avon                                                  90,000        90,000
   Elliott Road                                              172,905       172,905
   Edgar Building                                            150,000       150,000
Premises:
   Dover Street                                              927,949       921,454
   Tred Avon                                                 467,949       467,949
   St. Michaels                                               91,626        70,875
   Edgar Building                                            503,423       503,423
   Elliott Road                                              435,532       435,532
   Cambridge                                                 275,939       248,222
Equipment:
   Dover Street                                            1,058,938     1,042,489
   Tred Avon                                                 285,462       290,122
   St. Michaels                                              255,509       218,500
   Elliott Road                                              278,574       284,626
   Cambridge                                                 227,930       157,534
                                                         -----------   -----------
                                                           5,411,470     5,243,365
Accumulated depreciation                                  (2,433,488)   (2,266,728)
                                                         -----------   -----------
                                                         $ 2,977,982   $ 2,976,637
                                                         ===========   ===========

Depreciation expense totaled $320,647, $292,561 and $274,262 for the years ended December 31, 1999, 1998 and 1997, respectively.

The Bank leases facilities under operating leases. Rental expense for the years ended December 31, 1999, 1998, and 1997 was $89,373, $49,555 and $32,400,
respectively. Future minimum annual rental payments are approximately as follows:

                            2000         $92,000
                            2001          58,000
                            2002          15,000
                            2003           6,500
                            2004           5,000
                            Thereafter    28,000

NOTE 6. INVESTMENT IN UNCONSOLIDATED SUBSIDIARY

The Company had a 33% ownership interest in Eastern Shore Mortgage Corporation (the "Corporation"). This investment was carried on the Company's books based on its proportionate share of the net realizable assets of the Corporation. As of December 31, 1999, the Corporation is in the process of liquidation and the Company does not expect to receive any further distributions.

                                                  December 31,
                                     --------------------------------------
                                       1999            1998          1997
                                     ---------       --------      --------
Balance, beginning of year           $ 123,813       $173,536      $182,217
Equity Distribution                   (100,000)         --            --
Equity in loss for the year            (23,813)       (49,723)       (8,681)
                                     ---------       --------      --------
Balance, end of year                 $  --           $123,813      $173,536
                                     =========       ========      ========

--------------------------------------------------------------------------------
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company had $62,000 in outstanding letters of credit to Eastern Shore Mortgage Corporation at December 31, 1998. Interest income on loans to Eastern Shore Mortgage Corporation totaled approximately $38,700 and $47,800 for 1998 and 1997, respectively. There was no interest income earned in 1999.

NOTE 7. SIGNIFICANT DEPOSITS

The approximate maturities or earliest repricing interval of certificates of deposit of $100,000 or more at December 31 are as follows:

                                       1999                  1998
                                   -----------           -----------
Three months or less               $42,151,000           $26,702,000
Three through twelve months          7,574,000             6,162,000
Over twelve months                   8,599,000            12,869,000
                                   -----------           -----------
                                   $58,324,000           $45,733,000
                                   ===========           ===========


NOTE 8. SHORT TERM BORROWINGS

Short term borrowings, at December 31, 1999, consisted of securities sold under agreements to repurchase. These short term obligations represent securities sold to customers, at the customers' request, under a "roll-over" contract that matures in one business day. The underlying securities sold are U.S. Treasury Notes or Federal agency securities which are segregated in the company's custodial accounts from other investment securities. From time to time in order to meet short term liquidity needs the Company may borrow from a correspondent bank under a federal funds line of credit arrangement. The following table summarizes certain information for short-term borrowings:

                                                      1999            1998
                                                   -----------     -----------
Average amount outstanding during the year         $17,481,711     $14,558,849
Weighted average interest rate during the year            3.87%           4.11%
Amount outstanding at year end                      16,343,413      17,111,375
Weighted average rate at year end                         4.03%           3.99%
Maximum amount at any month end                     21,905,911      19,879,370

NOTE 9. BENEFIT PLANS

401(k) Plan
The Company has a 401(k) Plan into which employees may direct up to 15% of their compensation. Several investment options are available to Plan participants. The Company makes matching contributions to the Plan in the form of its common stock. These matching contributions amount to 100% of the first 3% of participants' compensation and 50% of the next 2% and vest at the rate of 20%, per year from the second to the sixth year of the employees' service. Company contributions included in expense totaled $98,944 (1999), $71,751 (1998) and $76,117 (1997).

Defined Benefit Pension Plan
Effective January 1, 1995, the Company froze its defined benefit pension plan so that no future benefits will accrue after that date. The Plan covered substantially all full-time employees with more than six months of service. Projected benefits are based on the participants' compensation, years of service and age at retirement and vest at the rate of 20% per year from the participants' second to sixth year of service. The Company's policy has been to fund the actuarially determined minimum annual required amount.

[LOGO]--------------------------------------------------------------------------
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table sets forth the Plan's funded status and amounts recognized in the Company's balance sheets at December 31:

                                                                                            1999          1998
                                                                                         ----------    ----------
Change in benefit obligation
   Benefit obligation at beginning of year                                               $1,092,792    $1,031,994
   Interest cost                                                                             76,186        74,409
   Actuarial gain                                                                            (3,506)       (2,273)
   Benefits paid                                                                            (93,010)      (11,338)
                                                                                         ----------    ----------
   Benefit obligation at end of year                                                      1,072,462     1,092,792
                                                                                         ----------    ----------

Change in plan assets
   Fair value of plan assets at beginning of year                                         1,107,344       940,765
   Actual return on plan assets                                                             211,820       143,458
   Employer contribution                                                                     --            34,459
   Benefits paid                                                                           (100,577)      (11,338)
                                                                                         ----------    ----------
   Fair value of plan assets at end of year                                               1,218,587     1,107,344
                                                                                         ----------    ----------

   Funded status                                                                            146,125        14,552
   Unrecognized net actuarial loss                                                         (144,717)      (21,059)
   Adjustment for minimum liability                                                          --             --
                                                                                         ----------    ----------
   Prepaid (accrued) benefit cost                                                        $    1,408    $   (6,507)
                                                                                         ==========    ==========
Components of net periodic benefit cost                                       1999           1998           1997
                                                                            --------      ---------       -------
   Service cost                                                                 --             --            --
   Interest cost                                                            $ 76,186       $ 74,409      $ 69,304
   Expected return on plan assets                                            (80,850)       (71,375)      (59,629)
   Amortization of prior service cost                                           --             --            --
   Recognized net actuarial loss                                                --             --            --
                                                                            --------       --------      --------
   Net periodic benefit cost                                                $ (4,664)      $  3,034      $  9,675
                                                                            ========       ========      ========

Assumptions used in the determination of pension information consisted of the following:

                                                  1999           1998          1997
                                                --------      ---------     ---------
Discount rate                                       7.25%          7.25%         7.25%
Expected return on plan assets                      7.50           7.50          7.50
Rate of compensation increase                        N/A            N/A           N/A


Profit Sharing Plan
Effective January 1, 1995, the Bank adopted The Talbot Bank Profit Sharing and Retirement Plan which covers substantially all full-time employees with more than six months of service. The Bank makes discretionary contributions to the Plan based on profits. Contributions included in expense totaled $112,000
(1999), $100,000 (1998) and $100,000 (1997).

--------------------------------------------------------------------------------
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. STOCK OPTION PLAN

During 1999, the Company adopted a 1999 Stock Option Plan (the "1999 Plan"). Options granted under the 1999 Plan may be either incentive stock options or nonqualified stock options. The terms of the options granted are at the sole discretion of the Company's Board of Directors, and are for a term not to exceed ten years. Options that have been granted are immediately exercisable and are granted at an exercise price not less than the fair market value at the date of grant. The 1999 Plan allows for up to 85,000 options for common stock be granted to certain key employees of the Company. The Company also has a plan adopted in 1995 with similar provisions to the 1999 Plan whereby options for not more than 40,000 shares of common stock may be granted.

Following is a summary of changes in shares under option for both Plans for the years indicated:

                                                                          Year Ended December 31,
                                                      -------------------------------------------------------------
                                                                    1999                            1998
                                                      ------------------------------    ---------------------------
                                                        Number      Weighted Average     Number    Weighted Average
                                                       of Shares     Exercise Price     of Shares   Exercise Price
                                                       ---------    ----------------    ---------  ----------------
Outstanding at beginning of year                         37,400           $22.08         38,000           $22.08
   Granted                                                9,400            55.00            --               --
   Exercised                                                (31)          (19.50)          (575)          (23.09)
   Expired                                                 --               --              (25)             --
                                                         ------           ------         ------           ------
Outstanding at end of year                               46,769           $28.73         37,400           $22.08
                                                         ======                          ======
Weighted average fair value of options
   granted during the year                                                $26.53                          $  --
                                                                          ======                          ======

The following summarizes information about options outstanding at December 31, 1999:

                                     Options Outstanding and Exercisable
                                     -----------------------------------
                                                        Weighted Average
                                                           Remaining
            Exercise Price               Number           Contract Life
            --------------               ------         ---------------
               19.50                     19,569               5.61
               25.00                     17,800               6.95
               55.00                      9,400               9.93


The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants during the year ended December 31, 1999. No options were granted during 1998.

              Dividend yield                     2.0%
              Expected volatility               10.0%
              Risk free interest                 6.55%
              Expected lives (in years)         10

[LOGO]--------------------------------------------------------------------------
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "ACCOUNTING FOR STOCK-BASED COMPENSATION" (SFAS
123), but applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its Plan. No compensation expense related to the Plan was recorded during the year ended December 31, 1999. If the Company had elected to recognize compensation cost based on fair value at the grant dates for awards under the Plan consistent with the method prescribed by SFAS 123, net income and earnings per share would have been changed to the pro forma amounts as follows for the years ended December 31:

                                                         1999
                                                      ----------
                      Net income:
                         As reported                  $4,519,962
                         Pro forma                     4,270,554
                      Basic net income per share:
                         As reported                        3.79
                         Pro forma                          3.58
                      Diluted earnings per share
                      As reported                           3.72
                      Pro forma                             3.52

The pro forma amounts are not representative of the effects on reported net income for future years.

NOTE 11. DEFERRED COMPENSATION

During 1996, the Company adopted a supplemental deferred compensation plan to provide retirement benefits to its President and Chief Executive Officer. The plan calls for fixed annual payments of $20,000 to be credited to the participant's account. The participant is 100% vested in amounts credited to his account. Contributions to the plan were $20,000 in 1999, 1998 and 1997.

NOTE 12. INCOME TAXES

Income taxes included in the balance sheets as of December 31 are as follows:

                                                       1999          1998
                                                     --------       -------
Federal income taxes currently payable             $   64,121      $135,092
State income taxes currently receivable                 8,047        20,997
Deferred income tax benefits                        1,430,702       342,440

Components of income tax expense for each of the three years ended December 31 are as follows:

                                                  1999           1998           1997
                                                ---------        -------       -------
Currently payable:
 Federal                                       $2,279,504     $2,020,753    $1,729,786
 State                                            204,507        210,331       223,524
                                               ----------     ----------    ----------
                                                2,484,011      2,231,084     1,953,310
                                               ----------     ----------    ----------

Deferred income taxes (benefits):
 Federal                                          (61,123)       (69,414)       89,035
 State                                            (13,531)       (15,361)       19,710
                                               ----------     ----------    ----------
                                                  (74,654)       (84,775)      108,745
                                               ----------     ----------    ----------
                                               $2,409,357     $2,146,309    $2,062,055
                                               ==========     ==========    ==========

--------------------------------------------------------------------------------
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A reconciliation of tax computed at the statutory federal tax rates of 34% to the actual tax expense for the three years ended December 31 follows:

                                                         1999          1998           1997
                                                         ----          ----           ----
Tax at federal statutory rate                           34.0%          34.0%         34.0%
   Tax effect of:
     Tax-exempt income                                  (1.1)          (1.5)         (1.6)
     Non-deductible expenses                             --              .1            .1
     Other                                                .1             .1            .6
     State income taxes, net of federal benefit          1.8            2.1           2.8
                                                        ----           ----          ----
Income tax expense                                      34.8%          34.8%         35.9%
                                                        ====           ====          ====

The sources of deferred income taxes (benefits) and the tax effects of each for the years ended December 31 are as follows:

                                          1999           1998           1997
                                        --------       --------      --------
Depreciation                            $(18,070)      $(13,832)    $  17,322
Provision for credit losses              (92,688)       (92,684)       59,755
Income on loans                            6,974         21,671        17,555
Pension expense                           (1,491)        32,720          --
Other                                     30,621        (32,650)       14,113
                                        --------       --------      --------
                                        $(74,654)      $(84,775)     $108,745
                                        ========       ========      ========

Significant components of the Company's deferred tax assets and liabilities as of December 31 are as follows:

                                                                  1999           1998
                                                               ----------      --------
Deferred tax assets:
   Allowance for credit losses                                 $  779,074      $686,386
   Loan interest                                                    8,494        15,488
   Provision for loss on other real estate                         39,252        49,340
   Pension expense                                                 --             2,513
   Loan fees                                                       32,140        32,122
   Deferred compensation                                           54,109        49,560
   Unrealized losses on available for sale securities             733,658          --
                                                               ----------      --------
     Total deferred tax assets                                  1,646,727       835,409
                                                               ----------      --------

Deferred tax liabilities:
   Depreciation                                                   143,676       161,745
   Pension expense                                                    544          --
   Other                                                           71,805        51,275
   Unrealized gains on available for sale securities               --           279,949
                                                               ----------      --------
     Total deferred tax liabilities                               216,025       492,969
                                                               ----------      --------
     Net deferred tax assets                                   $1,430,702      $342,440
                                                               ==========      ========

[LOGO]--------------------------------------------------------------------------
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13. REGULATORY CAPITAL REQUIREMENTS

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators, that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes as of December 31, 1999, that the Company meets all capital adequacy requirements to which it is subject.

As of December 31, 1999, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

A comparison of the Company's capital as of December 31, 1999 and 1998 with the minimum requirements is presented below:

                                                                                                     To Be Well
                                                                                                 Capitalized Under
                                                                         For Capital             Prompt Corrective
                                                   Actual              Adequacy Purposes         Action Provisions
                                              -----------------        -------------------      --------------------
                                              Amount      Ratio         Amount       Ratio         Amount      Ratio
                                             --------     -----        --------      -----      -----------    -----
As of December 31, 1999:
   Total Capital (to Risk Weighted Assets):
     Company                                $39,487,000   17.78%       $17,770,000    8.00%
     The Talbot Bank                         38,948,000   17.57         17,731,000    8.00        $22,164,000   10.00%
   Tier 1 Capital (to Risk Weighted Assets):
     Company                                 36,744,000   16.54          8,866,000    4.00
     The Talbot Bank                         36,205,000   16.34          8,866,000    4.00         13,298,000    6.00
   Tier 1 Capital (to Average Assets):
     Company                                 36,744,000   11.47         12,811,000    4.00
     The Talbot Bank                         36,205,000   11.30         12,811,000    4.00         16,014,000    5.00

                                                                                                    To Be Well
                                                                                                Capitalized Under
                                                                         For Capital            Prompt Corrective
                                                   Actual              Adequacy Purposes        Action Provisions
                                               ----------------         ----------------          ----------------
                                              Amount      Ratio         Amount     Ratio         Amount      Ratio
                                             --------     -----        --------    -----        ---------    -----
As of December 31, 1998:
 Total Capital (to Risk Weighted Assets)
  Company                                  $36,244,000     18.86%     $15,377,000    8.00%
 The Talbot Bank                            36,009,000     18.74       15,375,000    8.00      $19,219,000    10.00%
 Tier 1 Capital (to Risk Weighted Assets)
  Company                                   33,839,000     17.60        7,688,000    4.00
 The Talbot Bank                            33,604,000     17.49        7,687,000    4.00       11,531,000     6.00
 Tier 1 Capital (to Average Assets)
  Company                                   33,839,000     11.18       12,109,000    4.00
 The Talbot Bank                            33,604,000     11.10       12,108,000    4.00       15,135,000     5.00

--------------------------------------------------------------------------------
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Bank and holding company regulations, as well as Maryland law, impose certain restrictions on divided payments by the Bank, as well as restricting extensions of credit and transfers of assets between the Bank and the Company. At December 31, 1999, the Bank could have paid dividends to its parent company from undivided profits and, with the prior consent and approval of the Bank Commissioner, from surplus in excess of $5,937,740 after providing for expenses, losses, interest and taxes accrued or due. There were no loans outstanding between the Bank and the Company at December 31,1999 and 1998.

NOTE 14. LINE OF CREDIT

The Bank has a $10,000,000 unsecured federal funds line of credit expiring September 30, 2000, which is available on a short-term basis. In addition, the Bank has credit availability of approximately $49,000,000 from the Federal Home Loan Bank of Atlanta. The Company has pledged, under blanket lien, all qualifying residential loans as collateral under the borrowing agreement with the Federal Home Loan Bank.

NOTE 15. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

   Cash and Cash Equivalents
   -------------------------
     For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

   Investment  Securities
   ----------------------
     For all investments in debt securities, fair values are based on quoted market prices. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

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

[LOGO]--------------------------------------------------------------------------
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The estimated fair values of the Bank's financial instruments, excluding goodwill, as of December 31 are as follows:

                                                                  1999                              1998
                                                       -----------------------------     ------------------------
                                                                          Estimated                     Estimated
                                                         Carrying           Fair           Carrying        Fair
                                                          Amount           Value            Amount        Value
                                                       -----------       -----------      ---------     ---------
Financial assets:
   Cash and cash equivalents                          $ 30,249,666      $ 30,250,000   $ 20,406,424  $ 20,406,000
   Investment securities                                73,189,794        71,875,000     83,370,961    83,463,000
   Loans                                               218,776,099       215,275,000    194,363,361   192,000,000
Less: allowance for loan losses                         (2,742,984)        --            (2,582,433)       --
                                                      ------------      ------------   ------------  ------------
                                                      $319,472,575      $317,400,000   $295,558,313  $295,869,000
                                                      ============      ============   ============  ============

Financial liabilities:
   Deposits                                           $273,948,351      $260,341,000   $249,929,275  $247,638,000
   Securities sold under agreements to repurchase       16,343,413        16,343,000     17,111,375    17,111,000
                                                      ------------      ------------   ------------  ------------
                                                      $290,291,764      $276,684,000   $267,040,650  $264,749,000
                                                      ============      ============   ============  ============

Unrecognized financial instruments:
   Commitments to extend credit                       $ 51,534,000      $ 51,534,000   $ 44,189,000  $ 44,189,000
   Standby letters of credit                             3,133,000         3,133,000      2,754,000     2,754,000
                                                      ------------      ------------   ------------  ------------
                                                      $ 54,667,000      $ 54,667,000   $ 46,943,000  $ 46,943,000
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

Commitments outstanding as of December 31 are as follows:

                                                     1999            1998
                                                   ----------       --------
Commitments to extend credit                      $51,534,000    $44,189,000
Letters of credit                                   3,133,000      2,754,000
                                                  -----------    -----------
                                                  $54,667,000    $46,943,000
                                                  ===========    ===========

--------------------------------------------------------------------------------
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 17. PARENT COMPANY FINANCIAL INFORMATION

Condensed financial information for Talbot Bancshares, Inc. (Parent Company
Only) is as follows:

                            Condensed Balance Sheets
                           December 31, 1999 and 1998

                                                                1999            1998
                                                              ----------       --------
   Assets
     Cash                                                    $    36,537    $    31,058
     Securities purchased under agreement to resell               18,140        176,378
     Investment in subsidiary                                 35,533,101     34,048,994
     Investment in equity securities                             280,000          --
     Other assets                                                 14,379         27,300
                                                             -----------    ----------
   Total assets                                              $35,882,157    $34,283,730
                                                             ===========    ===========

   Liabilities                                                     --             --

   Stockholders' equity
     Common stock                                            $    11,933    $    11,922
     Surplus                                                  12,724,287     12,663,141
     Retained earnings                                        24,312,342     21,163,696
     Accumulated other comprehensive income                   (1,166,405)       444,971
                                                             -----------    ----------
     Total stockholders' equity                               35,882,157     34,283,730
                                                             -----------    ----------
Total liabilities and stockholders' equity                   $35,882,157    $34,283,730
                                                             ===========    ===========


                         Condensed Statements of Income
              For the years ended December 31, 1999, 1998 and 1997

                                                               1999           1998            1997
                                                            ----------     ----------       --------
Dividends from subsidiary                                   $1,456,317     $1,131,365      $ 891,283
Interest income                                                  1,074          4,453          1,104
                                                            ----------     ----------     ----------
                                                             1,457,391      1,135,818        892,387
Operating expenses                                              47,290         23,425         12,986
                                                            ----------     ----------     ----------
Income before income tax benefit and
  equity in undistributed income of subsidiary               1,410,101      1,112,393        879,401

Income tax benefit                                              14,379          6,605          3,055
                                                            ----------     ----------     ----------
Income before equity in undistributed income of subsidiary   1,424,480      1,118,998        882,456

Equity in undistributed income of subsidiary                 3,095,482      2,895,688      2,791,556
                                                            ----------     ----------     ----------
Net income                                                  $4,519,962     $4,014,686     $3,674,012
                                                            ==========     ==========     ==========

[LOGO]--------------------------------------------------------------------------
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       Condensed Statements of Cash Flows
              For the years ended December 31, 1999, 1998 and 1997

                                                              1999          1998            1997
                                                           ----------     ----------       --------
Cash flows from operating activities:
   Net income                                             $ 4,519,962    $ 4,014,686    $ 3,674,012
   Adjustments to reconcile net income to cash provided
     by operating activities:
     Equity in undistributed income of subsidiary          (3,095,482)    (2,895,688)    (2,791,556)
     Net increase (decrease) in other assets                   12,920         (1,312)       (25,988)
                                                          -----------    -----------    -----------
        Net cash provided by operating activities           1,437,400      1,117,686        856,468
                                                          -----------    -----------    -----------

Cash flows from investing activities:
   Sale (purchase) of securities order agreement to resell    158,238       (100,850)       (75,528)
   Purchase of other equity securities                       (280,000)         --            --
                                                          -----------    -----------    -----------
        Net cash used by investing activities                (121,762)      (100,850)       (75,528)
                                                          -----------    -----------    -----------

Cash flows from financing activities:
   Proceeds from issuance of common stock                     119,895        115,056         81,497
   Purchase of common stock                                   (58,738)         --            --
   Dividends paid                                          (1,371,316)    (1,131,366)      (831,905)
                                                          -----------    -----------    -----------
        Net cash used by financing activities              (1,310,159)    (1,016,310)      (750,408)
                                                          -----------    -----------    -----------

Net increase in cash and cash equivalents                       5,479            526         30,532
Cash and cash equivalents at beginning of year                 31,058         30,532         --
                                                          -----------    -----------    -----------
Cash and cash equivalents at end of year                  $    36,537    $    31,058    $    30,532
                                                          ===========    ===========    ===========

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

                                                       1999           1998          1997
                                                    ----------     ----------    ----------
Basic:
Net income (applicable to common stock)             $4,519,962     $4,014,686    $3,674,012
Average common shares outstanding                    1,192,457      1,190,705     1,187,814
Basic earnings per share                                 $3.79          $3.37         $3.09

Diluted:
Net income (applicable to common stock)             $4,519,962     $4,014,686    $3,674,012
Average common shares outstanding                    1,192,457      1,190,705     1,187,814
Diluted effect of stock options                         22,441         16,323        11,316
                                                    ----------     ----------    ----------
Average common shares outstanding - diluted          1,214,898      1,207,028     1,199,130
Diluted earnings per share
                                                         $3.72          $3.33         $3.06

--------------------------------------------------------------------------------
[STEGMAN & COMPANY LOGO]


                          INDEPENDENT AUDITORS' REPORT



The Board of Directors and Stockholders
Talbot Bancshares, Inc.
Easton, Maryland


We have audited the accompanying consolidated balance sheets of Talbot Bancshares, Inc. as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Talbot Bancshares, Inc. as of December 31, 1999 and 1998, and the consolidated results of its operations and cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.


                                                           /s/ Stegman & Company


Baltimore, Maryland
January 21, 2000

[LOGO]--------------------------------------------------------------------------
                              BOARD OF DIRECTORS

                            TALBOT BANCSHARES, INC.
                      THE TALBOT BANK OF EASTON, MARYLAND

             HERBERT L. ANDREW, III                                     JEROME M. MCCONNELL
                     Farmer                                   Vice President, Talbot Bancshares, Inc.
                                                             Executive Vice President, The Talbot Bank
               BLENDA W. ARMISTEAD
                    Investor                                              SHARI L. MCCORD
                                                              Owner, Chesapeake Travel Services, Inc.
              LLOYD L. BEATTY, JR.
           Certified Public Accountant                                   WILLIAM H. MYERS
         President, Darby Advisors, Inc.                              Chairman of the Board
                                                                               Farmer
                DONALD D. CASSON
 Certified Public Accountant &Real Estate Broker                          DAVID L. PYLES
                                                                             Investor
                GARY L. FAIRBANK
             Owner, Fairbank Tackle                                    CHRISTOPHER F. SPURRY
                                                               President, Spurry & Associates, Inc.
                  RONALD N. FOX
                    Investor                                           W. MOORHEAD VERMILYE
                                                                President, Talbot Bancshares, Inc.
              RICHARD C. GRANVILLE                              President and CEO, The Talbot Bank
                    Investor

--------------------------------------------------------------------------------
                                    OFFICERS

                             TALBOT BANCSHARES, INC.

          W. Moorhead Vermilye                                 President
          Jerome M. McConnell                             Vice President
          Susan E. Leaverton                         Secretary/Treasurer

                       THE TALBOT BANK OF EASTON, MARYLAND

          W. Moorhead Vermilye                           President & CEO
          Jerome M. McConnell                   Executive Vice President
          G. Rodney Taylor                         Senior Vice President
          Susan E. Leaverton                      Vice President Finance
          Robert J. Meade                 Vice President Human Resources
          Mildred C. Bullock                  Vice President Bookkeeping
          Bruce M. Burkhardt                   Vice President Operations
          Linda S. Cheezum                        Vice President Lending
          Robyn K. Gannon                    Vice President New Accounts
          W. David Morse                                  Vice President
          Nancy B. Chance                       Assistant Vice President
          Deborah L. Danenmann                  Assistant Vice President
          Laura P. Heikes                       Assistant Vice President
          Dawn D. Henckel                       Assistant Vice President
          Wanda W. Hutchison                    Assistant Vice President
          J. Michael Lawrence                   Assistant Vice President
          Jennifer W. Lister                    Assistant Vice President
          Bonnie R. Meade                       Assistant Vice President
          Donald E. Morris                    Commercial Banking Officer
          Robin B. O'Brien                      Assistant Vice President
          Donna D. Parks                        Assistant Vice President
          Valerie C. Pelkey                     Assistant Vice President
          Charles J. Selby                      Assistant Vice President
          Parker K. Spurry                      Assistant Vice President

--------------------------------------------------------------------------------
                              TALBOTBANK EMPLOYEES


Nancy L. Bartlett              Amy L. Hutchison            N. Melissa Riggins
Barbara A. Bell                Suzanne S. Jefferson        Jacqueline D. Ruark
Lori A. Cain                   Tunisia C. Johns            Maryilyn P. Russell
Carol J. C. Callahan           Christy D. Jones            Celeste M. Sanborn
Susie M. Collins               Linda N. Jones              Kay Schaar-Wagenblatt
J. Kellee Cooper               Patricia A. Jones           Kristin E. Shaw
Elizabeth H. Dise              Beatrice T. Juliano         Misty M. Simms
Donna L. Elburn                Sandra A. Kenton            Terri M.Tarr
Diana S. Evans                 Blaire W. Knode             Paula I. Taylor
Andrew M. Ewing                Stephanie D. Layton         Kelly A. Tebbenkamp
Laura L. Edwards               Kathryn V. Lister           Samuel J. Townsend
Dale E. Fike                   George H. Lord, Jr.         Nancy J. Urbanczk
Pamela E. Fox                  LaVonne D. Medford          Margaret B. Voshell
Bonnie J. Freburger            Stephanie L. Miller         Daphne L. Wagner
Jay B. Geib                    Cortney L. Moore            Deborah C. Watson
Jennifer A. Gowe               Donna L. Neal               Kendall B. Williams
Michaele Ann Graves            Cynthia S. Parks            Sandra G. Wilson
Sarah L. Griffith              Dawn A. Patrick             Brenda L. Wooden
Robin L. Haddaway              Lauren Pokrywka
Rose M. Hurst                  Melissa K. Potts

[LOGO]--------------------------------------------------------------------------
                                     NOTES

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

                                Cambridge Branch
                             2745 Dorchester Square
                              Cambridge, MD 21613


                                 ATM LOCATIONS

                          Memorial Hospital at Easton
                            219 S. Washington Street
                                Easton, MD 21601

                                Sailwinds Amoco
                              511 Maryland Avenue
                              Cambridge, MD 21613

                                   Talbottown
                            218 N. Washington Street
                                Easton, MD 21601

                           Chesapeake Bay Outfitters
                              100 N. Talbot Street
                             St. Michaels, MD 21663


Phone (410) 822-1400  Fax (410) 820-4238
E-Mail: info@talbot-bank.com
Website: http://talbot-bank.com